                                  EXHIBIT 2.6

                         PRIVATE PLACEMENT MEMORANDUM

                                 USTRAILS INC.

                            IS OFFERING TO EXCHANGE
                        PER $1,000 OF PRINCIPAL AMOUNT
                                    OF ITS

  12% SECURED NOTES DUE 1998 AND ADDITIONAL SERIES 12% SECURED NOTES
                                   DUE 1998

                                 $400 IN CASH
                      (INCLUDING $40.59 PREPAID INTEREST)
$492 IN PRINCIPAL AMOUNT OF SENIOR SUBORDINATED PAY-IN-KIND NOTES DUE 2003,
                                      AND
45 SHARES COMMON STOCK, PAR VALUE $.01 PER SHARE, OF USTRAILS INC.
            PLUS $60 ACCRUED INTEREST THROUGH JULY 15, 1996 IN CASH

- -------------------------------------------------------------------------------
THIS MEMORANDUM IS BEING SUBMITTED TO CERTAIN HOLDERS OF USTRAILS INC. 12% SECURED NOTES DUE 1998 AND ADDITIONAL SERIES 12% SECURED NOTES DUE 1998
BELIEVED TO BE ACCREDITED INVESTORS AS DEFINED IN REGULATION D PROMULGATED
UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WHO WERE CONTACTED DIRECTLY
OR THROUGH THEIR REPRESENTATIVES BY OR ON BEHALF OF USTRAILS INC. ON OR
BEFORE JUNE 3, 1996.  THIS MEMORANDUM IS ONLY FOR THE USE OF SUCH HOLDERS
AND THEIR REPRESENTATIVES.
- -------------------------------------------------------------------------------

     USTrails Inc., a Nevada corporation (the "Company"), is offering certain holders of its 12% Secured Notes Due 1998 (the "Initial Series Notes") and Additional Series 12% Secured Notes Due 1998 (the "Additional Series Notes" and collectively with the Initial Series Notes, the "Secured Notes") the opportunity to exchange, on the terms and conditions set forth in this Private Placement Memorandum (this "Memorandum") and the enclosed Letter of Transmittal (the "Letter of Transmittal") in a private offering (the "Exchange Offer"), all of their Secured Notes for the following consideration (the "Exchange Consideration"), in each case per $1,000 in principal amount: $400 in cash (including $40.59 prepaid interest), $492 in principal amount of Senior Subordinated Pay-In-Kind Notes due 2003 (the "Senior Subordinated PIK Notes") and 45 shares of the common stock, par value $.01 per share, of the Company (the "Common Stock"). In addition, accrued interest of $60 per $1,000 in principal amount through July 15, 1996 on the Secured Notes will be paid in cash.

                                                  (cover continued on next page)

                          ___________________________

     NEITHER THE EXCHANGE OFFER NOR THE RESTRUCTURING TRANSACTION HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES AUTHORITY OR ANY OTHER REGULATORY AUTHORITY, NOR HAS THE COMMISSION OR ANY SUCH AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF THE EXCHANGE OFFER OR THE RESTRUCTURING TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

June 28, 1996

     The Exchange Offer is being made in connection with the Company's proposed restructuring of the outstanding debt represented by the Secured Notes (the "Restructuring Transaction"). The Company has made an offer to purchase for cash (the "Tender Offer") up to $20,161,000 in aggregate principal amount of Secured Notes for $780 (the "Purchase Price") plus $60 accrued interest, per $1,000 in principal amount, on the terms and conditions described in the Offer to Purchase dated June 5, 1996, as supplemented by the Supplement to Offer to Purchase dated June 21, 1996 (as supplemented, the "Offer to Purchase"). Secured Noteholders participating in the Exchange Offer (the "Exchanging Noteholders") will be required as a condition of the exchange to agree not to tender their Secured Notes pursuant to the Tender Offer but only to exchange them pursuant to the Exchange Offer.

     This Offer is being made in connection with the Company's proposed restructuring of the outstanding debt represented by the Secured Notes. If the Company's attempt to restructure is unsuccessful, the Company may seek relief under the United States Bankruptcy Code or attempt to operate at significantly reduced levels, either of which the Company believes will materially adversely affect its ongoing operations and asset recoveries.

     Consummation of this Exchange Offer will be conditioned upon, among other things, (i) the exchange by Exchanging Noteholders of Secured Notes representing at least $81,300,000 (approximately 80.1%) in aggregate principal amount of Secured Notes pursuant to this Exchange Offer (the "Minimum Exchange Condition"), (ii) there being validly tendered pursuant to the Tender Offer and not withdrawn not less than $13,000,000 (approximately 12.8%) in aggregate principal amount of Secured Notes (the "Minimum Tender Condition"), and (iii) receipt by the Company of senior secured financing on terms acceptable to it that, with the Company's available cash, is sufficient to consummate this Exchange Offer, to purchase the Secured Notes tendered pursuant to the Tender Offer and to redeem all unexchanged or untendered Secured Notes as contemplated by the Restructuring Transaction. This Exchange Offer is also subject to other terms and conditions. See "Certain Conditions of this Exchange Offer."

                          ___________________________

     EACH PERSON RECEIVING THIS MEMORANDUM ACKNOWLEDGES THAT IT HAS BEEN AFFORDED AN OPPORTUNITY TO REQUEST FROM THE COMPANY, TO REVIEW, AND HAS RECEIVED ALL ADDITIONAL INFORMATION CONSIDERED BY IT TO BE NECESSARY TO VERIFY THE ACCURACY AND COMPLETENESS OF THE INFORMATION SET FORTH HEREIN OR INCORPORATED HEREIN BY REFERENCE AND NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION CONCERNING THE EXCHANGE CONSIDERATION OFFERED HEREBY EXCEPT AS CONTAINED IN THIS MEMORANDUM, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

     THIS MEMORANDUM, INCLUDING DOCUMENTS INCORPORATED BY REFERENCE HEREIN, CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS MEMORANDUM AND IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN.

     IN MAKING AN INVESTMENT DECISION, PROSPECTIVE EXCHANGING NOTEHOLDERS MUST RELY ON THEIR OWN EXAMINATION OF THE TERMS OF THIS EXCHANGE OFFER, INCLUDING THE MERITS AND RISKS INVOLVED. THE COMPANY IS NOT MAKING ANY REPRESENTATION TO ANY

PROSPECTIVE EXCHANGING NOTEHOLDER REGARDING THE LEGALITY OF INVESTMENT THEREIN BY SUCH PROSPECTIVE EXCHANGING NOTEHOLDER UNDER APPLICABLE LEGAL INVESTMENT OR SIMILAR LAWS OR REGULATIONS. THE CONTENTS OF THIS MEMORANDUM ARE NOT TO BE CONSTRUED AS LEGAL, BUSINESS OR TAX ADVICE. EACH PROSPECTIVE EXCHANGING NOTEHOLDER SHOULD CONSULT ITS OWN ATTORNEY, BUSINESS ADVISOR AND TAX ADVISOR AS TO LEGAL, BUSINESS AND TAX ADVICE.

     EACH EXCHANGING NOTEHOLDER WILL BE DEEMED TO HAVE MADE CERTAIN ACKNOWLEDGMENTS, REPRESENTATIONS AND AGREEMENTS AS SET FORTH UNDER "NOTICE TO EXCHANGING NOTEHOLDERS." THIS MEMORANDUM IS BEING PROVIDED TO CERTAIN ACCREDITED INVESTORS FOR INFORMATIONAL USE IN CONNECTION WITH THE CONSIDERATION OF THIS EXCHANGE OFFER. ITS USE FOR ANY OTHER PURPOSE IS NOT AUTHORIZED. IT MAY NOT BE COPIED OR REPRODUCED IN WHOLE OR IN PART, NOR MAY IT BE DISTRIBUTED TO ANYONE OTHER THAN THE PROSPECTIVE EXCHANGING NOTEHOLDER TO WHOM IT IS BEING PROVIDED AND SUCH PROSPECTIVE EXCHANGING NOTEHOLDER'S REPRESENTATIVES.

                          ___________________________

     THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM AND IN ACCORDANCE WITH THE ADDITIONAL RESTRICTIONS ON TRANSFER AND RESALE AS SET FORTH UNDER "NOTICE TO EXCHANGING NOTEHOLDERS." EXCHANGING NOTEHOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

                          ___________________________

     THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER SECTION 36-485 OF THE CONNECTICUT UNIFORM SECURITIES ACT AND THEREFORE CANNOT BE RESOLD UNLESS THEY ARE REGISTERED UNDER SUCH ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

                          ___________________________

     THE FLORIDA SECURITIES ACT PROVIDES, WHERE SALES ARE MADE TO FIVE OR MORE PERSONS IN FLORIDA, THAT ANY SALE MADE PURSUANT TO SUBSECTION 517.061(11) OF THE FLORIDA SECURITIES ACT SHALL BE VOIDABLE BY SUCH FLORIDA PURCHASER EITHER WITHIN THREE DAYS AFTER THE FIRST TENDER OF CONSIDERATION IS MADE BY SUCH PURCHASER TO THE ISSUER, AN AGENT OF THE ISSUER, OR AN ESCROW AGENT, OR WITHIN THREE DAYS AFTER THE AVAILABILITY OF THAT PRIVILEGE IS COMMUNICATED TO SUCH PURCHASER, WHICHEVER OCCURS LATER.

                               TABLE OF CONTENTS

                                                                                      PAGE
                                                                                      ----
SUMMARY..............................................................................    1

RISK FACTORS.........................................................................    8

     Value of Exchange Consideration.................................................    8
     Business Plan Uncertainty.......................................................    8
     Net Operating Loss Carryforwards................................................    9
     Transfer Restrictions...........................................................   10
     Significant Leverage............................................................   10
     Member Rights...................................................................   10
     Subordination; Provision of Collateral..........................................   11
     Certain Fraudulent Conveyance, Preference and Bankruptcy Considerations.........   11
     Possible Mandatory Repurchase Offer.............................................   12
     Limitations of Security.........................................................   12
     Debt Restrictions...............................................................   13
     No Market.......................................................................   13
     Concentration of Common Stock and Secured Note Ownership........................   14

BACKGROUND TO EXCHANGE OFFER.........................................................   14

     The Company.....................................................................   14
     History of Financial Troubles/1991 Bankruptcy...................................   15
     Prior Transactions..............................................................   15
     Stabilized Operations but Negative Cash Flow....................................   16
     Current Business Strategy.......................................................   16
     Required Recapitalization or Reorganization.....................................   17
     Events Leading to Restructuring.................................................   17

CURRENT BUSINESS PLAN................................................................   22

     Business Plan Summary...........................................................   22
     Appraisals/Member Rights........................................................   23

TERMS OF THE RESTRUCTURING TRANSACTION...............................................   23

     General.........................................................................   23
     Exchange Offer..................................................................   24
     Tender Offer....................................................................   24
     Redemption......................................................................   24
     Effect on Stockholders..........................................................   25
     Senior Secured Credit Facility..................................................   25

INTERESTS OF MANAGEMENT AND OTHERS...................................................   26

HISTORICAL AND PRO FORMA CAPITALIZATION...............................................  27

SELECTED AND PRO FORMA FINANCIAL DATA.................................................  28

CERTAIN CONDITIONS OF THE EXCHANGE OFFER..............................................  31

THE EXCHANGE OFFER....................................................................  32

     Terms of the Exchange Offer......................................................  32
     Procedure for Delivery of Secured Notes..........................................  33
     Delivery of Exchange Consideration...............................................  34
     Withdrawal Rights................................................................  35
     CIBC Wood Gundy..................................................................  35
     Rauscher Pierce Refsnes, Inc.....................................................  35
     Depositary.......................................................................  35

DESCRIPTION OF THE COMPANY'S BUSINESS.................................................  36

     General..........................................................................  36
     Campground Operations............................................................  36
     Campground Management............................................................  37
     Resort Operations................................................................  37
     Contracts Receivable.............................................................  38
     Financial Information............................................................  38
     Recent Operating Strategy........................................................  39
     Management.......................................................................  40

DESCRIPTION OF SENIOR SUBORDINATED PIK NOTES..........................................  40

     Principal, Maturity and Interest.................................................  41
     Subsidiary Guarantee.............................................................  41
     Ranking..........................................................................  41
     Security.........................................................................  43
     Optional Redemption..............................................................  44
     Change of Control Repurchase Offer...............................................  44
     Redemption and Repurchase Offer Procedure........................................  45
     Certain Covenants................................................................  45
     Payments for Consent.............................................................  50
     Events of Default and Remedies...................................................  50
     Modification of the Senior Subordinated PIK Note Indenture and Collateral
          Documents...................................................................  52
     Requirements for Certain Actions.................................................  53
     Further Assurances...............................................................  53
     Discharge of the Senior Subordinated PIK Note Indenture..........................  53
     Concerning the Trustee...........................................................  54
     Certain Definitions..............................................................  54

DESCRIPTION OF COMMON STOCK                                                              63

     General..........................................................................   63
     Nevada Statutory Restrictions on Business Combinations/Corporate Control.........   64
     Transfer Agent and Registrar.....................................................   64
     Additional Stock Transfer Restrictions...........................................   65
     Contractual Transfer Restrictions................................................   68
     Risk of Ownership Change.........................................................   69
     Enforcement of By-Law Transfer Restrictions and Contractual Transfer
          Restrictions................................................................   69

REGISTRATION RIGHTS AGREEMENT.........................................................   70

THE SECURED NOTES.....................................................................   71

     General..........................................................................   71
     Payment Terms and Trading........................................................   71
     Redemption, Retirement, and Purchase.............................................   71
     Subsidiary Guarantees............................................................   72
     Security Interests...............................................................   72
     Financial Covenants..............................................................   74
     Certain Covenants................................................................   74
     Events of Default................................................................   77
     Different Circumstances of Each Series of Secured Notes..........................   77

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.............................................   77

     Exchange of Secured Notes........................................................   78
     OID With Respect to the Senior Subordinated PIK Notes............................   80
     Consequences as a Result of the Senior Subordinated PIK Notes Being Issued
          with OID....................................................................   81
     Market Discount..................................................................   82
     Consequences of Holding the Common Stock.........................................   83
     Sale, Exchange or Redemption.....................................................   83
     Tax Consequences to the Company..................................................   84
     Application of High Yield Debt Obligation Rules..................................   85
     The Registration Rights Agreement................................................   85
     Backup Withholding...............................................................   86

NOTICE TO EXCHANGING NOTEHOLDERS......................................................   86

LEGAL MATTERS.........................................................................   88

AVAILABLE INFORMATION.................................................................   88

INFORMATION INCORPORATED BY REFERENCE.................................................   88

APPENDIX I--DEFINED TERMS.............................................................   I-1

EXHIBIT A - BUSINESS PLAN............................................................. A-1
EXHIBIT B - OPINION OF RAUSCHER PIERCE REFSNES, INC................................... B-1
EXHIBIT C - SUMMARY OF APPRAISALS..................................................... C-1
EXHIBIT D - CERTAIN STOCK TRANSFER RESTRICTIONS....................................... D-1

ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR
ENDED JUNE 30, 1995 (delivered herewith)

QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER
ENDED MARCH 31, 1996 (delivered herewith)

- --------------------------------------------------------------------------------

                                    SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere herein or incorporated herein by reference.

                                  INTRODUCTION
                                  ------------

PURPOSE OF THIS EXCHANGE OFFER

     The purpose of this Exchange Offer is to enable the Company to consummate the Restructuring Transaction, which will result in the retirement of all of the Secured Notes and a new capital structure for the Company.

     Since emerging from Chapter 11 proceedings in 1991, the Company has not had sufficient earnings to cover its fixed charges, principally the payment obligations under the Secured Notes. To meet its cash flow deficiencies, the Company has relied primarily upon collections from its portfolio of contracts receivable, which is not being replenished materially. The remaining balances of these contracts receivable, the sale of non-core assets and the continuation of the Company's recently achieved operating cash flow are not expected to be sufficient to meet the principal payment obligations due July 15, 1997 and at maturity under the Secured Notes. Moreover, the resources available to the Company may be insufficient both to meet the continuing operating needs of the Company and to make the mandatory sinking fund and interest payments due on July 15, 1996. Additionally, the Company will not be able to comply with the financial covenants of the Secured Note Indenture, which have been waived through June 30, 1996, at the September 30, 1996 measurement date.

     The Restructuring Transaction is intended to permit the Company to build upon its successful operating results in fiscal 1996 by providing a new capital structure which is consistent with, and provides the opportunity to achieve, the Company's business plan, which is attached hereto as Exhibit A (the "Business Plan"). The Business Plan contemplates downsizing the Company to a level appropriate to a stable membership base, the collection of the remaining contracts receivable and the sale of non-core assets. Because the Company's membership base is declining at a significant rate, stabilization will require several years and sales significantly in excess of current levels. Moreover, the timing and amount of asset sales cannot be assured. As a consequence, the actual operating results achieved through implementation of the Business Plan are uncertain and may vary significantly from those contemplated by the Business Plan.

RESTRUCTURING TRANSACTION

     The following table summarizes the consideration to be received by Exchanging Noteholders and by Secured Noteholders tendering pursuant to the Tender Offer ("Tendering Noteholders"), in each case per $1,000 in principal amount of Secured Notes.

     -------------------------------------------------------------------------------
                                                        TENDERING        EXCHANGING
               CONSIDERATION                           NOTEHOLDERS       NOTEHOLDERS
               -------------                           -----------       -----------
     Cash                                                 $780            $400 (1)
     Accrued interest through July 15, 1996 in cash       $ 60            $ 60
                                                          ----            ----
     Total cash                                           $840            $460

     Principal amount of Senior Subordinated PIK Notes                    $492

     Common Stock                                                         45 shares
     ________________
     (1) Includes $40.59 in prepaid interest on the Senior Subordinated PIK
         Notes.
     -------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

     The Restructuring Transaction has been proposed by the Company after discussions with a committee of Secured Noteholders (the "Steering Committee"), Carl Marks Strategic Investments, L.P. (together with its affiliates, "CM Strategic") and CIBC Wood Gundy Securities Corp. ("CIBC Wood Gundy"), which has acted as the financial advisor to both the Company and certain Secured Noteholders.

     A significant potential Exchanging Noteholder has indicated that to meet its internal requirements and participate in the Exchange Offer, a portion of the interest on the Senior Subordinated PIK Notes must be prepaid in cash. In order to meet this need, a portion of the $400 cash component of the Exchange Consideration as approved by the Board of Directors will represent prepaid interest on the newly issued Senior Subordinated PIK Notes. The interest rate on the Senior Subordinated PIK Notes for the initial 18 months they are outstanding will be 17 1/2% per annum, of which 5 1/2% per annum will be prepaid in cash, and the balance of 12% per annum will be payable on scheduled interest payment dates in cash or in kind. See "Description of Senior Subordinated PIK Notes ."

SUMMARY CAPITALIZATION

     The following table summarizes the capital structure of the Company as of June 30, 1996 (i) estimated without consummation of the Restructuring Transaction and (ii) pro forma for the consummation of the Restructuring Transaction, assuming receipt of the Senior Secured Credit Facility and satisfaction of the Minimum Exchange Condition and Minimum Tender Condition.

                                                                    AS OF JUNE 30, 1996
                                                                   (DOLLARS IN THOUSANDS)
                                                           --------------------------------------
                                                               ESTIMATED           PRO FORMA
                                                               ---------           ---------
     Cash                                                      $ 33,526            $  5,125
                                                               --------            --------
     Secured Notes, gross                                       101,461
       Debt discount                                             (7,096)
                                                               ---------
     Secured Notes, net                                          94,365
     Senior Secured Credit Facility                                                  30,000
     Other mortgages                                                940                 940
     Senior Subordinated PIK Notes                                                   40,000
     Deferred gain on exchange to be classified as
       additional subordinated debt under FAS 15                                      2,054

     Total debt                                                $ 95,305            $ 72,994
                                                               --------            --------

     Shares of Common Stock outstanding (1)                   3,702,726           7,361,226

__________________
(1) Does not include warrants to purchase 484,835 and 10,087 shares of Common Stock at $4.24 and $1.62 per share, respectively, and options to purchase 305,000 shares of Common Stock under the Company's stock option plans at various prices.

REQUIRED EXCHANGE AND TENDER

     Consummation of the Restructuring Transaction will require the combined participation of holders of not less than $94.4 million (approximately 92.9%) in aggregate principal amount of the Secured Notes in this Exchange Offer and the Tender Offer.

     The Steering Committee has endorsed the terms of the Restructuring Transaction. As of June 20, 1996, Secured Noteholders, including CM Strategic, SC Fundamental, IAT Reinsurance Syndicate, Ltd., Post Advisory Group, and Third Avenue Fund and other affiliates and associates of Martin J. Whitman, which hold $64.8 million in principal amount of Secured Notes

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

(representing 64% of the Secured Notes outstanding), have advised the Company that they intend to exchange their Secured Notes in the Exchange Offer.

     As of June 20, 1996, $25,000 in principal amount of Secured Notes had been tendered in the Tender Offer. On June 21, 1996 the Company increased the purchase price to Tendering Noteholders to $780 per $1,000 of principal amount, plus accrued interest of $60, from $740 per $1,000 of principal amount. The Company also extended the Tender Offer to expire at 12:00 midnight, Friday July 5, 1996.

EFFECT OF UNSUCCESSFUL RESTRUCTURING

     If the Company's attempt to restructure is unsuccessful, management believes that the resources available to the Company may be insufficient both to meet the continuing operating needs of the Company in accordance with the Business Plan and to make the mandatory sinking fund and interest payments due on July 15, 1996. Under the terms of the Secured Note Indenture, if the Company fails to make a payment of principal or interest or defaults under the financial covenants, it is prohibited from making withdrawals from its cash accounts except for a one-time withdrawal of up to $5 million, which would be insufficient to meet the business needs of the Company during the summer season, the period of highest demand for working capital. Under such circumstances, the Company may seek relief under the United States Bankruptcy Code or attempt to operate at significantly reduced levels and recapitalize or reorganize at a later date. The Company believes that its ongoing operations, particularly collections of contracts receivable and membership dues and sales efforts, will be materially adversely affected by either the commencement of bankruptcy proceedings or continued operations at significantly reduced levels. As a result, there can be no assurance that a bankruptcy reorganization or a later recapitalization or reorganization would not be significantly less favorable to the Secured Noteholders than the proposed Restructuring Transaction.

CONTINUING NEGOTIATIONS

     The Company has proposed terms for a Senior Secured Credit Facility to fund a portion of the cash payments to Secured Noteholders in the Restructuring Transaction and to fund future working capital needs of the Company as described herein. See "Terms of the Restructuring Transaction - Senior Secured Credit Facility." The terms of the Senior Subordinated PIK Notes described herein are consistent with the terms proposed by the Company for the Senior Secured Credit Facility. The Company is continuing to engage in any discussions with certain potential lenders, but has not yet received a commitment for such financing. THEREFORE, THE TERMS OF THE SENIOR SECURED CREDIT FACILITY MAY VARY MATERIALLY FROM THE TERMS DESCRIBED HEREIN AND, AS A RESULT, THE TERMS OF THE SENIOR SUBORDINATED PIK NOTES AS DESCRIBED HEREIN ARE SUBJECT TO MODIFICATION.

                             EXCHANGE CONSIDERATION
                             ----------------------

     Assuming satisfaction of the Minimum Exchange Condition, the Exchange Consideration will consist of cash, Senior Subordinated PIK Notes and Common Stock in the amounts set forth below. See "Terms of the Restructuring Transaction - Exchange Offer," "Description of Senior Subordinated PIK Notes," "Description of Common Stock" and "Registration Rights Agreement."

CASH

Aggregate Payment        $32.5 million (including $3.3 million prepaid
                         interest on the Senior Subordinated PIK Notes), plus accrued interest on the Secured Notes aggregating
                         $4.9 million through July 15, 1996.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

Per $1,000 principal     $400.00 (including $40.59 prepaid interest on the
amount of Secured        Senior Subordinated PIK Notes), plus $60 accrued
Notes exchanged          interest on the Secured Notes, through July 15, 1996.

SENIOR SUBORDINATED PIK NOTES

Issue $40,000,000 principal amount of the Company's Senior Subordinated Pay-In-Kind Notes due 2003.

Per $1,000 principal     $492 principal amount.
amount of Secured
Notes exchanged

Interest 17 1/2% per annum for the initial 18 months and 12% per annum thereafter. Interest at 5 1/2% per annum for the initial 18 months the Senior Subordinated PIK Notes are outstanding will be prepaid on the date of issuance in cash. All remaining interest will be payable in cash or additional Senior Subordinated PIK Notes, at the Company's option, through July 15, 2000 and in cash thereafter. The interest rate is subject to increase under certain circumstances for non-compliance with the Registration Rights Agreement. The Senior Secured Credit Facility may require that interest (other than the prepaid interest) be paid only in kind while such facility is outstanding.

Interest Payment         January 15 and July 15 of each year, commencing January
Dates                    15, 1997.

Subsidiary Guarantee     The Company's obligations under the Senior Subordinated
                         PIK Notes will be unconditionally guaranteed (the
                         "Subsidiary Guarantee"), jointly and severally, by all subsidiaries of the Company (other than an immaterial utility subsidiary), each of which is, directly or indirectly, a wholly-owned subsidiary of the Company, and all future wholly-owned subsidiaries.

Ranking The Senior Subordinated PIK Notes and the Subsidiary Guarantee will be subordinated to the Senior Secured Credit Facility, and will rank pari passu with all existing and future Indebtedness of the Company and its subsidiaries and senior to any Subordinated Indebtedness of the Company and its subsidiaries. The Senior Subordinated PIK Note Indenture will permit the Company and its subsidiaries to incur up to $40 million in principal amount under the Senior Secured Credit Facility and certain additional secured indebtedness. At March 31, 1996, the Company and its subsidiaries had $31.9 million of such secured indebtedness including the Senior Secured Credit Facility, pro forma after giving effect to the Restructuring Transaction.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

Security The Senior Subordinated PIK Notes and the Subsidiary Guarantee will initially be unsecured. Upon repayment in full of the Senior Secured Credit Facility, the Senior Subordinated PIK Notes and the Subsidiary Guarantee will be secured by the same assets as secured the Senior Secured Credit Facility other than cash and cash equivalents and other assets required to secure any refinancing or replacement of a portion of the Senior Secured Credit Facility for working capital purposes. The Senior Secured Credit Facility will be secured by substantially all of the assets of the Company and its subsidiaries other than certain excluded assets. A refinancing or replacement of the Senior Secured Credit Facility for working capital purposes will be limited to $10 million in principal amount.

Optional Redemption      The Senior Subordinated PIK Notes will be redeemable at
                         the option of the Company, in whole or in part, at any time, at 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date. The
                         Company will not be required to make any sinking fund payments on the Senior Subordinated PIK Notes.

Change of Control        In the event that a Change of Control has occurred,
                         each holder of Senior Subordinated PIK Notes will have the right, at such holder's option, subject to the terms and conditions of the Senior Subordinated PIK
                         Note Indenture, to require the Company to repurchase all or any part of such holder's Senior Subordinated
                         PIK Notes at a cash price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date.

Certain Covenants        The Senior Subordinated PIK Note Indenture will
                         restrict, among other things, (i) the incurrence of additional indebtedness, (ii) the incurrence of liens,
                         (iii) the payment of dividends and distributions,
                         (iv) the making of loans and investments,
                         (v) transactions with affiliates, (vi) agreements restricting the ability of certain of the Company's subsidiaries to pay dividends or make other distributions on their capital stock, (vii) the Company's ability to conduct other businesses,
                         (viii) the sale or other disposition of assets, and
                         (ix) certain mergers, consolidations and transfers of all or substantially all of the assets of the Company and its subsidiaries.

COMMON STOCK

Common Stock to be       3,658,500 shares, representing approximately 50% of the
issued                   outstanding Common Stock after giving effect to the
                         Restructuring Transaction (excluding outstanding warrants to purchase 484,835 and 10,087 shares of Common Stock at $4.24 and $1.62 per share, respectively, and options to purchase 305,000 shares of Common Stock under the Company's stock option plans at various prices).

Per $1,000 principal     45 shares.
amount of Secured
Notes exchanged

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

Common Stock             7,361,226 shares (excluding outstanding warrants and
outstanding after the    options as set forth above).
Restructuring
Transaction


REGISTRATION RIGHTS AGREEMENT

     The Registration Rights Agreement will require the Company to file a shelf registration statement covering resales of the Senior Subordinated PIK Notes and the Common Stock by the initial holders thereof and use its good faith efforts to maintain the effectiveness thereof until the initial holders have resold such securities or are able to resell such securities under Rule 144(k) under the Securities Act.


                        THE SECURED NOTES TO BE RETIRED
                        -------------------------------



Issue $101,454,000 principal amount outstanding of the Company's 12% Secured Notes Due 1998 and Additional Series 12% Secured Notes Due 1998. See "The Secured Notes."

Interest Payments        January 15 and July 15.



Rank and Security        The Secured Notes are secured by liens on substantially
                         all of the assets of the Company and its subsidiaries, including: (i) the capital stock of substantially all of the Company's subsidiaries, (ii) 56 campgrounds and the common amenities at one resort owned by the Company's subsidiaries, together with related improvements, and certain trailers, equipment and certain other tangible personal property, (iii) the closed campgrounds and other real estate that the Company's subsidiaries own and are in the process of selling, (iv) the contracts receivable that the Company and its subsidiaries own, (v) all indebtedness owed to the Company by its subsidiaries, together with all related liens, and (vi) substantially all of the cash balances of the Company and its subsidiaries. However, certain assets are excluded from the liens of the Secured Note Indenture, including two of the Company's operating campgrounds, certain leasehold interests, rights and franchises that would become void if mortgaged or pledged, certain vehicles, trailers and movable equipment, certain cash in restricted accounts, and the stock and assets of an immaterial utility subsidiary.

                         The Secured Note Indenture permits the subordination of liens securing the Secured Notes to security interests securing a limited amount of indebtedness under revolving credit and other facilities. The Secured Note Indenture also permits the incurrence of certain other indebtedness that may share the security for and rank pari passu with the Secured Notes.



Guarantees               The Secured Notes are guaranteed by all of the
                         Company's subsidiaries, other than an immaterial utility subsidiary.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

Redemption and           The Company may redeem the Secured Notes at any time,
Retirement               in whole or in part, at 100% of the principal amount
                         thereof plus interest thereon. The Company must redeem
                         $18.6 million in principal amount of the Secured Notes on each of July 15, 1996 and 1997, which amount is subject to reduction in connection with certain purchases and retirements of Secured Notes. Unless the Company obtains a waiver, upon a change of control and certain other events the Company must offer to purchase all of the outstanding Secured Notes at 100% of the principal amount thereof plus accrued and unpaid interest thereon. Subject to certain exceptions, the Company must also use 80% of the proceeds of any Asset
                         Sale (as defined in the Secured Note Indenture) to retire outstanding Secured Notes unless the Company reinvests those proceeds in its core business.

Certain Covenants        The Secured Note Indenture contains covenants that
                         limit or restrict the ability of the Company and its subsidiaries to: (i) grant security interests in their assets, (ii) incur additional indebtedness, (iii) pay cash dividends, (iv) make acquisitions and investments,
                         (v) purchase Secured Notes, (vi) enter into transactions with affiliates and insiders, (vii) issue new securities, and (viii) make loans and other financings. The Secured Note Indenture also requires the Company to maintain certain financial ratios and limits the amount of losses that the Company may incur;
                         however, by reason of an amendment of the Secured Note
                         Indenture, required compliance with such financial covenants was eliminated through June 30, 1996.


                                  RISK FACTORS
                                  ------------

     For a discussion of certain factors that should be considered in connection with a decision to participate in the Exchange Offer, see "Risk Factors."

- --------------------------------------------------------------------------------

                                 RISK FACTORS

     In deciding whether to participate in this Exchange Offer, each prospective Exchanging Noteholder should carefully review the risk factors discussed below, in addition to the other information set forth elsewhere herein and incorporated herein by reference. The headings are not intended to describe fully the risks but are intended to alert prospective Exchanging Noteholders to the general subject matter of the risks described.

VALUE OF EXCHANGE CONSIDERATION

     The Board of Directors approved the Exchange Offer based, in part, upon the conclusion of Rauscher Pierce Refsnes, Inc. ("RPR") that the Exchange Consideration is reasonably equivalent to the Purchase Price in the Tender Offer. A copy of the written report of RPR setting forth such conclusion is attached as Exhibit B. There can be no assurance, however, as to the actual value of the Exchange Consideration. Neither the Company nor RPR evaluated the adequacy of the total consideration to be received by the Secured Noteholders from the point of view of the Secured Noteholders. To the contrary, RPR and the Special Committee of the Board of Directors evaluated the financial fairness of the Restructuring Transaction from the point of view of the Company's stockholders. Additionally, the Board of Directors approved the Exchange Consideration after discussions with the members of the Steering Committee and certain other potential Exchanging Noteholders, including CM Strategic, with the assistance of CIBC Wood Gundy. In such discussions, CIBC Wood Gundy was advising both the Company and the Steering Committee and was not retained to act solely from the perspective of the Secured Noteholders. See "Background to Exchange Offer - Events Leading to Restructuring."

     The Secured Notes are not listed or quoted on a recognized exchange or quotation system and, according to information received by the Company, are infrequently traded. From this information, the Company believes that bid prices for the Secured Notes prior to the announcement of the Restructuring Transaction were in the range of $700 to $740 per $1,000 of principal amount. The Company believes bid prices for the Secured Notes since such announcement, but before announcement of the modification of the Exchange Consideration and the Purchase Price, have been in the range of $750 to $762.50 per $1,000 of principal amount. There can be no assurance that these bids are accurate indications of prices available to willing sellers. The Company believes such prices may not have been effectively available to non-institutional investors because of related transaction costs.

     The Common Stock does not trade every day, and the trading volume is often small. Since July 1, 1994, the highest closing bid quotation per share of Common Stock has been $1.75. On May 31, 1996, prior to the announcement of the Restructuring Transaction, the closing bid quotation per share of Common Stock was $.375. On June 20, 1996, the day before the announcement of the modification of the Exchange Consideration and the Purchase Price, the closing bid quotation per share of Common Stock was $0.50. The foregoing Common Stock bid quotations are as quoted through the NASD OTC Bulletin Board and the National Quotation Bureau's Pink Sheets. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

BUSINESS PLAN UNCERTAINTY

     History of Unprofitable Operations. The Company believes it has stabilized its operations and presently expects to achieve a positive contribution from operations for fiscal 1996. However, since emerging from bankruptcy on December 31, 1991, through fiscal year 1995, the Company has experienced net losses, excluding nonrecurring and extraordinary items, and negative cash flow from operating activities, excluding the principal collections on the contracts receivable portfolio. There can be no assurance that the stabilization that the Company has recently achieved will continue. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report and Quarterly Report incorporated herein by reference.

     Significant Assumptions. The Business Plan assumes that the progress made in fiscal 1996 will continue, and in the case of the Company's sales and marketing program will increase materially. The Company has formulated the Business Plan on the significant assumptions, among others, that the Company significantly increases its sales of memberships similar to those introduced in the spring of 1995 and successfully introduces a new cottage membership, that the current membership base continues to decline at no more than the current rate, that both operating expenses and general and administrative expenses continue to be reduced, that ancillary revenues generated from campground operations increase, that the Company is able to sell certain non-core assets and that there are no limitations on the Company s ability to utilize its net operating loss carryforwards. Many factors will influence whether such assumptions, and the other assumptions and factors affecting the Business Plan that are set forth in this Memorandum and the Annual Report and Quarterly Report incorporated herein by reference, can be met. Many of such factors are beyond the control of the Company. If the assumptions of the Business Plan are not met, the Company s actual results will vary significantly from the Business Plan. See "Exhibit A - Business Plan" herein and "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report and Quarterly Report incorporated herein by reference.

     Campground Operations. There can be no assurance that the Company can achieve increased sales of campground memberships, a material assumption in the Business Plan, or successfully introduce its cottage membership. Continued cost reduction measures may cause member dissatisfaction and thus damage the Company's relationship with its campground members, the collectibility of contracts receivable or dues and the Company's ability to sell new memberships and successfully introduce new products. Periods of economic slowdown or recession may be accompanied by decreased demand for new memberships and decreased use of the Company's campgrounds by existing members, reduction in collections of contracts receivable and the proceeds realized upon disposition of non-core assets and decrease the ability of the Company to successfully introduce new products. See "Exhibit A - Business Plan" herein and "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report and Quarterly Report incorporated herein by reference.

     Disposition of Non-Core Assets. The ability of the Company to realize on the disposition of non-core assets, a material assumption in the Business Plan, will also be affected by several factors, including identifying potential buyers who will pay appraised value for certain properties included for disposition in the Business Plan and successfully addressing the rights of members at other properties proposed to be withdrawn from the campground system and sold. The timing and amounts of these dispositions could vary materially from the Business Plan and adversely affect the Company's cash flows and ability to service its indebtedness. See "Current Business Plan" and "Exhibit A - Business Plan" herein.

NET OPERATING LOSS CARRYFORWARDS

     For federal income tax purposes, immediately after consummation of the Restructuring Transaction, the Company estimates that it will have available for its use net operating loss carryovers ("NOLs") of $50.4 million. The NOLs can generally be used to offset taxable income earned by the Company (and thus reduce the Company's income tax liability) in subsequent years within a 15-year carryover period. Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), provides that when a corporation undergoes an "ownership change," the corporation's use of its NOLs is limited each year to an amount of losses determined by multiplying the fair market value of the corporation's stock immediately before the ownership change by the "long-term tax exempt rate." The Exchange Offer has been structured to avoid a "ownership change" under Section 382 of the Code. The Company expects that the issuance of Common Stock in the Exchange Offer will result in a change in ownership for purposes of Section 382 of less than the 50% change required to cause an "ownership change." If the Company were to experience an ownership change as a result of the Exchange Offer, the Company estimates that it would not be entitled to use any substantial amount of its available NOLs to reduce its taxable income. Such a limitation on the use of the Company's NOLs would materially reduce the Company's after-tax earnings as projected in the Business Plan. See "Description of Common Stock - Additional Stock Transfer Restrictions."

TRANSFER RESTRICTIONS

     It is possible that the change in ownership resulting from the issuance of Common Stock in the Restructuring Transaction, when combined with any future change in ownership resulting from subsequent transfers of Common Stock, could create an "ownership change" under Section 382 of the Code. In order to reduce the risk of an inadvertent ownership change as a result of subsequent transfers, the transfer of Common Stock received by Exchanging Noteholders in the Exchange Offer, as well as any Common Stock owned by the Exchanging Noteholders prior to the consummation of the Exchange Offer, will be restricted for a period of 24 months after consummation of the Restructuring Transaction. The transfer restrictions will prohibit certain transfers that would increase the cumulative change in ownership of the Company for purposes of Section 382 of the Code. Any purported transfer of shares of Common Stock that is not permitted pursuant to the transfer restrictions will be disregarded. See "Description of Common
Stock - Additional Stock Transfer Restrictions."

     Despite the transfer restrictions, it is possible that transfers by stockholders whose shares of Common Stock are not restricted, or even that a series of permitted transfers by stockholders whose shares are subject to transfer restrictions, will result in an "ownership change" of the Company for purposes of Section 382 of the Code, resulting in restricted use of the Company's NOLs and a commensurate increase in the Company's federal income tax liability.

SIGNIFICANT LEVERAGE

     After the Restructuring Transaction, the Company will remain significantly leveraged. As of June 30, 1996, estimated pro forma for the consummation of the Restructuring Transaction, the Company would have outstanding indebtedness of approximately $71 million. In addition, subject to the restrictions of the Senior Secured Credit Facility and the Senior Subordinated PIK Note Indenture, the Company may incur additional indebtedness from time to time. This leverage may limit the Company's ability to respond to changing business and economic conditions. Required payments of principal and interest are expected to be financed from operating cash flow, collections of contracts receivables and proceeds from the disposition of non-core assets. The Company's ability to generate such cash is subject to many factors, including the factors discussed above, and there can be no assurance that sufficient cash will be available to service the Company's indebtedness. See "Historical and Pro Forma Capitalization," "Selected and Pro Forma Financial Data" and "Exhibit
A - Business Plan" herein and "Management Discussion and Analysis of Financial Condition and Results of Operations" on the Annual Report and Quarterly Report Incorporated herein by reference.

MEMBER RIGHTS

     The Company believes that the success of the Business Plan will necessarily be tied to continued operation of a downsized campground system. Some states, including California, Oregon and Washington, where 29 of the Company's campgrounds are located, have nondisturbance statutes that limit the ability of an owner to sell or close, or a lienholder to foreclose a lien on, a campground. In certain states, these statutes permit sale, closure or foreclosure if the holders of related memberships receive access to a comparable campground. Moreover, the campground mortgages that could secure the Senior Subordinated PIK Notes will contain similar nondisturbance provisions. As a consequence, although the Company may be able to sell or close some of its campgrounds as it has done in the past, a sale or closure of significant numbers of campgrounds in addition to those contemplated by the Business Plan will likely be limited by state law or the membership contracts themselves, and foreclosure of the campground liens in such significant numbers will also likely be limited. Moreover, the impact of members' rights in a bankruptcy proceeding is uncertain and could adversely affect the implementation of, and the recoveries that may be available to holders of Senior Subordinated PIK Notes from, such a proceeding. See "Current Business Plan - Appraisals/Member Rights," "Description of Senior Subordinated PIK Notes - Events of Defaults and Remedies - Remedies with Respect to Collateral" and "The Secured Notes - Security Interests - Limitations on Foreclosure" herein.

SUBORDINATION; PROVISION OF COLLATERAL

     The payment of principal, premium, if any, and interest on, and any other amounts owing in respect of the Senior Subordinated PIK Notes will be subordinated in right of payment to the Senior Secured Credit Facility. In the event of the bankruptcy, liquidation, dissolution, reorganization or other winding up of the Company, the assets of the Company will be available to pay obligations on the Senior Subordinated PIK Notes only after the Senior Secured Credit Facility has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Senior Subordinated PIK Notes. In addition, under certain circumstances, the Company may not pay principal of, premium, if any, or interest on or any other amounts owing in respect of the Senior Subordinated PIK Notes or purchase, redeem or otherwise retire the Senior Subordinated PIK Notes if a payment or nonpayment default exists with respect to the Senior Secured Credit Facility. See "Description of Senior Subordinated PIK Notes - Ranking" herein.

     The Senior Secured Credit Facility will require that the Senior Subordinated PIK Notes remain unsecured while the Senior Secured Credit Facility remains outstanding. If the Business Plan is not successful, the Senior Secured Credit Facility may remain outstanding for longer than contemplated and the provision of collateral for the Senior Subordinated PIK Notes may be delayed materially and possibly indefinitely. Moreover, the Senior Subordinated PIK
Note Indenture will permit the Company to refinance or replace up to $10 million in principal amount of the Senior Secured Credit Facility with a working capital facility. Any assets required to secure such facility will not be available to secure the Senior Subordinated PIK Notes and will likely be material. See "Description of Senior Subordinated PIK Notes - Security" herein.

CERTAIN FRAUDULENT CONVEYANCE, PREFERENCE AND BANKRUPTCY CONSIDERATIONS

     Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent transfer law, if any subsidiary of the Company that guarantees the Senior Subordinated PIK Notes (a)(i) is insolvent or rendered insolvent by reason of the issuance of its guarantee or the liens securing the guarantee or (ii) is engaged in a business or transaction or is about to engage in a business or transaction for which the assets of such subsidiary constitute an unreasonably small capital or (iii) intends to incur, or believes that it would incur, debts beyond its ability to pay such debts as they mature and (b) such subsidiary receives less than reasonably equivalent value or fair consideration for its guarantee or such lien, the guarantee, and any liens securing such guarantee, could be voided. If any guarantee or lien were avoided, the holders could lose the benefit of the guarantee and any collateral therefor, and the holders could also be required to return to such subsidiary or its estate the amount of any payment or foreclosure proceeds received. In addition, if the guarantee of any subsidiary of the Company were to be set aside, indebtedness permitted to be incurred by such subsidiary pursuant to the Senior Subordinated PIK Note Indenture could become, effectively, senior to the Senior Subordinated

PIK Notes with respect to such subsidiary, with the assets of such subsidiary being available for the payment of the Senior Subordinated PIK Notes only after they are applied to the payment of such indebtedness.

     In the event that a case under the United States Bankruptcy Code is commenced by or against the Company or any of its subsidiaries within 90 days after the Company or such subsidiary makes a payment on or provides collateral to secure the Senior Subordinated PIK Notes or a Person becomes a guarantor, some or all of the payments received, or collateral provided, during such 90-day period may be avoidable as a preference under the Bankruptcy Code. Such 90-day period could be extended to one year in certain cases. Neither the Company nor any of its subsidiaries will provide collateral for the Senior Subordinated PIK Notes until the Senior Secured Credit Facility has been repaid. In addition, the Senior Subordinated PIK Note Indenture will provide that subsidiaries formed or acquired after the issuance of the Senior Subordinated PIK Notes will be required to guarantee the Senior Subordinated PIK Notes and the stock and assets of such guarantors must be pledged as security for such guarantees. Such pledges and guarantees may be avoidable as a preference if a bankruptcy case concerning the Company or such subsidiaries, as applicable, were to be commenced within the applicable statutory period. Any payment made, or collateral received, which is avoided as a preference would be required to be returned to the bankruptcy estate of the Company or such subsidiaries. See "Description of Senior Subordinated PIK Notes - Subsidiary Guarantee" and "- Security" herein.

POSSIBLE MANDATORY REPURCHASE OFFER

     The Company will be required to offer to repurchase the Senior Subordinated PIK Notes and the holders of the Senior Subordinated PIK Notes will have the right to require the Company to repurchase all or any part of such holder's Senior Subordinated PIK Notes upon the occurrence of a Change of Control. The Company's ability to purchase the Senior Subordinated PIK Notes following a Change of Control will be limited by the Company's financial resources and short-term financial obligations at the time of the proposed purchase. See "Description of Senior Subordinated PIK Notes - Change of Control Repurchase Offer" herein.

LIMITATIONS OF SECURITY

     Scope of Collateral. The Senior Subordinated PIK Notes and the Subsidiary Guarantee will initially be unsecured obligations of the Company and its subsidiaries. Upon repayment in full of the Senior Secured Credit Facility, the Senior Subordinated PIK Notes and the Subsidiary Guarantee will be secured by the same assets as secured the Senior Secured Credit Facility, other than cash or cash equivalents and other assets required to secure any refinancing or replacement of up to $10 million principal amount of the Senior Secured Credit Facility for working capital purposes. The Senior Secured Credit Facility will be secured by substantially all of the assets of the Company and the Subsidiaries other than (i) leasehold interests and other leased assets,
(ii) certain vehicles, trailers and other equipment; (iii) equipment subject to financing and any newly acquired or leased assets financed with permitted indebtedness and (iv) any assets subject to agreements, permits, licenses or the like that cannot be subjected to a lien under the collateral documents without the consent of third parties, which consent has not been obtained. Certain of these assets are material to the continued operations of the campgrounds of the Company's subsidiaries. However, pursuant to the covenant described below under "Description of Senior Subordinated PIK Notes - Certain Covenants - Limitation on Liens," neither the Company nor any of its subsidiaries will be permitted to incur liens on such excluded assets except to the limited extent described therein.

     No assurance can be given that the value of the collateral, when provided, will equal or exceed the principal amount of the Senior Subordinated PIK Notes or that any proceeds that may be realized upon any foreclosure of the liens on any such collateral would be sufficient to pay unpaid principal and interest on the Senior Subordinated PIK Notes. See "Description of Senior Subordinated PIK Notes - Security," "- Certain Covenants
- - Limitations on Liens" and "- Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

     Foreclosure Limitations. The ability to foreclose on any collateral securing the Senior Subordinated PIK Notes will be subject to members' rights under state law and certain member contracts, procedural and other restrictions under state real estate and commercial law, Federal and state securities laws and other laws affecting the rights of creditors generally in the jurisdictions applicable to the collateral. See "Description of Senior Subordinated PIK Notes
- - Remedies with Respect to Collateral."

     Bankruptcy Limitations. The ability to take possession and dispose of any collateral directly or indirectly securing the Senior Subordinated PIK Notes upon acceleration is also likely to be significantly impaired or delayed by applicable bankruptcy laws if a bankruptcy case were to be commenced by or against the Company or the subsidiary owning the collateral. Under applicable bankruptcy laws, the Trustee and the holders of Senior Subordinated PIK Notes would be prohibited from taking possession or disposing of the collateral absent bankruptcy court approval. Moreover, the Company or subsidiary would be permitted to retain and use the collateral as long as the Trustee and the holders are being provided "adequate protection" in the form of periodic cash payments or substitute liens or in some other form approved by the court in its discretion. While this requirement is generally intended to protect the value of the security, it cannot be predicted what form of "adequate protection" might be approved by the court in the particular case. The court has broad discretionary powers in all these matters, including the valuation of the collateral. In addition, since the collateral generally does not include cash and cash equivalents derived from operations, the holders of the Senior Subordinated PIK Notes would not have any consent rights with respect to the use of those funds by the Company or subsidiary during the pendency of the proceedings. In view of these considerations, it is not possible to predict for how long payments on the Senior Subordinated PIK Notes would be delayed following the filing of a bankruptcy case, whether or when the Trustee could take possession of or sell the collateral or to what extent the holders of the Senior Subordinated PIK Notes would be compensated for any delay in payment or loss of value of the collateral.

DEBT RESTRICTIONS

     The Senior Secured Credit Facility and Senior Subordinated PIK Indenture and the Company's other debt instruments impose certain financial and operating covenants all of which may restrict the Company's ability to pursue the Business Plan. Changes in economic or business conditions, results of operations or other factors could in the future cause a violation of one or more covenants in the Company's debt instruments.

NO MARKET

     The Senior Subordinated PIK Notes and the Common Stock included in the Exchange Consideration will not be registered under the Securities Act or any state securities laws, although under the Registration Rights Agreement the Company will be required to file a registration statement covering resales by the initial holders. As a consequence, these securities will not be freely transferable initially. Moreover, once such securities are registered for resale, a market for the Senior Subordinated PIK Notes may not develop. The Company does not intend to list the Senior Subordinated PIK Notes on any national securities exchange. To the Company's knowledge, no broker intends to make a market in the Senior Subordinated PIK Notes. The Common Stock has traded in the over-the-counter market since 1992. Trading in the Common Stock is light and an established public trading market may not exist. Moreover, state and local securities laws may prohibit the trading of the Senior Subordinated PIK Notes and the Common Stock in certain jurisdictions. As a consequence, the investment in these securities may be illiquid for an indefinite period. If a market for the Senior Subordinated PIK Notes does develop, the Senior Subordinated PIK Notes could trade at a substantial discount from their face amount and liquidity may be limited. If such a market does not develop, holders may be unable to resell the Senior Subordinated PIK Notes for an extended period of time, if at all. Future trading prices of the Senior Subordinated PIK Notes will depend upon many factors, including, among others, prevailing interest rates, the Company's operating results, the market for similar securities and restrictions imposed by state securities laws.

CONCENTRATION OF COMMON STOCK AND SECURED NOTE OWNERSHIP

     CM Strategic, including its affiliate, Mr. Boas, a director of the Company, beneficially owns an aggregate of 45.5% of the outstanding Common Stock and $22.9 million in principal amount of Secured Notes. After consummation of the Restructuring Transaction assuming satisfaction of the Minimum Exchange Condition, CM Strategic will beneficially own approximately 38.1% of the outstanding Common Stock and will also beneficially own approximately $11.3 million (representing approximately 28%) in principal amount of Senior Subordinated PIK Notes. As a result, CM Strategic and Mr. Boas will be in a position to significantly influence the outcome of substantially all actions requiring stockholder approval, as well as certain actions by the holders of the Senior Subordinated PIK Notes. See "Terms of the Restructuring Transaction -- Effect on Stockholders," "Interests of Management and Others," and "Description of Senior Subordinated PIK Notes - Requirements for Certain Actions."

                     BACKGROUND TO EXCHANGE OFFERECT OFFER

THE COMPANY

     The Company owns and operates through its subsidiaries a system of 58 membership-based campgrounds located in 19 states and British Columbia, Canada, serving 131,000 members as of March 31, 1996. Through its subsidiaries, the Company also manages timeshare facilities and owns certain real estate at eight full service resorts and provides a reciprocal use program for members of approximately 330 recreational facilities. Unless the context otherwise requires, the term the Company includes the Company's subsidiaries.

     The Company's operations in the campground and resort business commenced on June 30, 1991, when the Company acquired 100% of the capital stock of National American Corporation (collectively with its subsidiaries, "NACO") and 69% of the capital stock of Thousand Trails, Inc. (collectively with its subsidiaries, "Trails"). On June 3, 1992, the Company increased its ownership in Trails to 80% through a tender offer. On March 29, 1994, the Company acquired the remaining 20% of the capital stock of Trails in a merger. Prior to acquiring NACO and Trails, the Company purchased contracts receivable generated principally by them from the sale of campground memberships and resort interests on an installment basis. Apart from its debt and equity interests in its subsidiaries, the Company's principal assets consist of these receivables and the cash generated by the receivables and its subsidiaries' operations.

HISTORY OF FINANCIAL TROUBLES/1991 BANKRUPTCY

     In January 1987, in connection with the formation of the Company and its initial purchase of contracts receivable, the Company publicly issued $149.5 million aggregate principal amount of unsecured senior notes (the "Senior Notes"). From June 1988, the Company, then an indirect wholly-owned subsidiary of Southmark Corp. ("Southmark"), purchased $91.7 million principal amount of publicly traded debt securities of Southmark and $2.5 million principal amount of publicly traded debt securities of a Southmark affiliate (collectively, the "Southmark Debt Securities") for an aggregate purchase price of $52.2 million. Southmark's subsequent financial difficulties and Chapter 11 reorganization caused the Company to realize a loss of $50.1 million on the Southmark Debt Securities. As a result, the Company was faced with a deteriorating financial condition, which led, in part, to the Company's
Chapter 11 filing on May 9, 1991. As part of its plan of reorganization, the Company sought to combine its operations with NACO and Trails and acquired control of NACO and Trails during the course of the reorganization proceedings.

     Under its plan of reorganization, effective December 31, 1991, the Company issued $140.9 million in principal amount of Secured Notes and substantially all of the Common Stock to the holders of the Senior Notes and certain other indebtedness. In addition, the Company made certain payments and issued certain securities to the financial advisor of the holders of the Senior Notes and to the former parent of NACO and Trails. The Company either paid all other remaining claims in cash or such claims remained unchanged upon emergence from Chapter 11. Subsequently, on June 12, 1992, the Company issued the Additional Series Notes with an aggregate principal amount of $10.7 million, plus warrants to acquire shares of Common Stock, in exchange for outstanding 14 5/8% subordinated debt of Trails having an aggregate principal amount of $8.8 million that was then in default.

PRIOR TRANSACTIONS

     After the issuance of the Initial Series Notes in its reorganization and the Additional Series Notes thereafter, the Company was highly leveraged, with outstanding debt of $165 million principal amount as of June 30, 1992, of which $152 million principal amount constituted Secured Notes. Because the results under the business plan upon which the Company was reorganized did not meet expectations, the Company was required to amend the financial covenants to avoid a default under the Secured Note Indenture, revise its business plan and seek to deleverage. The Company has acquired or redeemed an aggregate $50.6 million principal amount of Secured Notes from time to time and retired $11.0 million principal amount of secured purchase money indebtedness through repayments or the sale or abandonment of unprofitable operations secured thereby.

     On November 6, 1992, the Company repurchased $1.5 million of Secured Notes from a single unrelated seller at a cost of $1.1 million, including accrued interest. On November 20, 1992, the Company repurchased an additional $13.1 million in principal amount of Secured Notes in an auction held by the Resolution Trust Corporation at a cost of $9.0 million, including accrued interest. On March 28, 1994, the Company entered into amendments to the Secured
Note Indenture which modified or eliminated certain financial ratio covenants and modified certain other covenants in the Secured Note Indenture. Additionally, pursuant to the Secured Note Indenture amendments, on June 6, 1994, the Company repurchased $10.0 million principal amount of Secured Notes at a cost of $8.5 million, including accrued interest, in a Dutch auction available to all holders of Secured Notes. On June 23, 1995, the Company entered into an amendment to the Secured Note Indenture that eliminated required compliance with the financial covenants of the Indenture through the June 30, 1996 measurement date. On July 15, 1995, the Company redeemed $18.6 million of Secured Notes at par as mandated by the Secured Note Indenture. On January 31, 1996, the Company repurchased $7.4 million in principal amount of Secured Notes from unrelated sellers for $5.3 million, including accrued interest.

     The Company has not purchased or sold any Secured Notes during the 40 business days preceding the date hereof. The Company does not know whether any affiliated person, or any associate or subsidiary thereof, including any director or executive officer of any such subsidiary, purchased or sold any Secured Notes during such period. However, members of the Steering Committee and certain other Secured Noteholders have agreed to restrict their trading of the Company's securities. See "Background to Exchange Offer - Events Leading to Restructuring."

STABILIZED OPERATIONS BUT NEGATIVE CASH FLOW

     Since reorganizing under Chapter 11 on December 31, 1991, the Company has decreased its annualized operating expenses by $44.1 million (39%), and implemented a program under which certain campground members voluntarily increased their annual dues by an aggregate of $2.1 million. These results are reflective of trends which have become evident since 1991. The campground membership sales that resulted in the Company's substantial contracts receivable portfolio could only be effected at substantial losses due to the sales and marketing costs involved as well as decreasing demand for the membership products the Company then offered. As a consequence, in the spring of 1992, the Company discontinued substantially all of its sales and marketing activities and concentrated on increasing continuing revenues and decreasing continuing expenses. The Company has closed eleven campgrounds and changed other campgrounds to seasonal operations, reduced staff, consolidated its administrative functions, deferred maintenance and reduced service levels. The Company has also disposed of certain campgrounds and other non-core assets. However, during this period the Company's membership base declined from 167,000 as of December 31, 1991 to 131,000 as of March 31, 1996. The membership base is expected to decline at the rate of approximately 8% per annum during the balance of fiscal 1996. The Company attributes this continuing decline to its aging membership base, approximately 50% of whom are senior citizens, and the low level of membership sales during the period.

     During fiscal 1996, the Company stabilized its operations, and it presently expects to achieve a positive contribution from operations for the full fiscal year of approximately $4.9 million, increased from its previous expectation of $4.0 to 4.5 million due to higher than expected campground dues and lower campground operating expenses, partially offset by lower ancillary revenues.
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Quarterly Report incorporated herein by reference. However, despite these improvements, the Company is still experiencing net losses, excluding nonrecurring and extraordinary items, and overall negative cash flow. Through fiscal 1996, the Company has funded this cash flow deficiency with its cash reserves, asset sales and the collections from the contracts receivable portfolio, which the Company is no longer replenishing materially.

CURRENT BUSINESS STRATEGY

     The Company's current strategy is to continue to improve its ongoing operations, stabilize its campground membership base through increased sales and marketing efforts, and determine the appropriate level at which ongoing operations can be continued. The Company has conducted an extensive marketing study, has redesigned its membership and other products and developed a sales and marketing operation, appointing a Vice President of Sales and Marketing in 1995. Consistent with this strategy, the Company intends to downsize its business by implementing additional cost reduction measures as its membership base continues to decline. These cost reduction measures will likely include the closure and disposition of additional campgrounds, additional reductions in service levels at certain campgrounds, and decreased general and administrative expenses. The disposition of campgrounds not included in a downsized business will require addressing the rights of members associated with such campgrounds. The impact of these rights is uncertain and could adversely affect the availability or timing of disposition opportunities or the ability of the Company to realize recoveries from asset dispositions. See "Risk Factors - Business Plan Uncertainty" and "Member Rights" herein. These cost reduction measures, and the possibility of campground dispositions, may adversely affect the collectibility of membership dues and contracts receivable and accelerate the rate at which the Company is losing members.

REQUIRED RECAPITALIZATION OR REORGANIZATION

     The Company continues to be highly leveraged. At March 31, 1996, the Company had outstanding debt of $103.4 million (excluding trade payables and the discount on the Secured Notes) and an equity deficit of $23.7 million. Since the Company emerged from Chapter 11 proceedings, its earnings have been insufficient to cover its fixed charges. Based upon the Business Plan, the Company believes that its future cash flow will be insufficient to enable it to repay the balance of its outstanding Secured Notes at maturity on July 15, 1998 or to make the mandatory redemption of Secured Notes on July 15, 1997. In addition, the resources available to the Company may be insufficient both to meet its continuing operating needs and make the mandatory sinking fund and interest payments due on July 15, 1996. Moreover, the Company presently expects that it will default under the financial covenants in the Secured Note Indenture at the September 30, 1996 measurement date, unless waivers are obtained.

EVENTS LEADING TO RESTRUCTURING

     During the spring of 1995, the Board of Directors began to consider recapitalization or reorganization alternatives for the Company. The Board of Directors determined that the Company could maximize value for its securityholders by improving its operations, replenishing its campground membership base through increased sales and marketing efforts and downsizing its business to a level at which ongoing operations could be continued. The Board of Directors also determined that the Company should aggressively collect its contracts receivable portfolio and sell or otherwise dispose of assets that are not essential to its ongoing operations. As any downsizing would likely include the closure and disposition of certain campgrounds, the Board of Directors directed the Company's outside legal counsel to review the rights of members at the campgrounds, and the Board obtained appraisals of the Company's campgrounds and undeveloped real estate. See "Current Business Plan - Appraisals/Member Rights" herein.

     On May 11, 1995, the Board of Directors appointed William J. Shaw as Chief Executive Officer and President of the Company. Mr. Shaw was provided an employment contract that contains financial incentives for increasing the overall enterprise value of the Company, whether through a recapitalization, reorganization or otherwise. See "Interests of Management and Others." At the same time, the Board of Directors appointed a special committee of independent directors (the "Special Committee") to act in connection with a recapitalization or reorganization of the Company. The Special Committee was formed, in part, because Andrew M. Boas is a member of the Board of Directors and his affiliate, CM Strategic, is the beneficial owner of approximately 45.5% of the Common Stock and $22.9 million principal amount of Secured Notes, representing approximately 21.6% of the outstanding Secured Notes.

     Between May 1995 and March 1996, the Company continued to concentrate its efforts on reducing its operating expenses and refining its sales and marketing plans. This reflected a judgment that stabilized operations are central to the realization of value from continuing operations as well as the realization of additional value through the collection of the Company's contracts receivable portfolio and the potential recoveries available from asset sales through downsizing the business.

     Effective as of March 19, 1996, with the consent of certain Secured Noteholders representing approximately 64.5% in aggregate principal amount of the Secured Notes, the Company retained CIBC Wood Gundy as financial advisor to advise the Company and these Secured Noteholders on recapitalization and reorganization alternatives for the Company.

     On April 3, 1996, representatives of the Company and CIBC Wood Gundy met with certain Secured Noteholders, representing in excess of 50% in principal amount of Secured Notes, and the Trustee for the Secured Notes. At the meeting, management presented an overview of the Company's business objectives and strategy and recent financial performance.

Certain Secured Noteholders then excused themselves from the meeting and management presented certain projected operating results of the Company to the Steering Committee. The projected results presented are reflected in the Business Plan. The members of the Steering Committee are SC Fundamental, Inc. (together with its affiliates, "SC Fundamental") (representing 20.6% outstanding principal amount), National Bank of Canada (representing 7.5% outstanding principal amount) and IAT Reinsurance Syndicate, Ltd. (representing 3.4% outstanding principal amount).

     On May 1, 1996, at a meeting of the Board of Directors, CIBC Wood Gundy made a presentation regarding the Company's recapitalization and reorganization alternatives. In its presentation, CIBC Wood Gundy reviewed the factors affecting the Company's current business strategy, including its assumptions regarding the Company's core business, contracts receivable and assets sales, and the factors affecting the value of the Company, including the recent stabilization of the core business and the nature of growth opportunities.

     At the meeting, CIBC Wood Gundy recommended a preliminary restructuring plan involving the delivery of cash, subordinated debt and common and/or preferred equity to the Secured Noteholders to retire all of the Secured Notes outside of a Chapter 11 proceeding. The CIBC Wood Gundy recommendation took into account the possibility that the Company's stabilized operations in fiscal 1996 and the Business Plan could permit the Company to raise commercial debt to refinance the Secured Notes in part as well as a working capital facility, the cash potentially available for payment to Secured Noteholders, the advantages of preserving the Company's net operating loss carryforwards and the limitations on making capital stock available to Secured Noteholders so as to avoid jeopardizing such tax loss carryforwards. The Business Plan, which provides the primary assumptions upon which CIBC Wood Gundy's recommendations were based, contemplates operating a downsized campground system, with cash flow enhanced by contracts receivable collections and asset sales as the Company seeks to stabilize its membership base through its new sales and marketing efforts. In the view of management, the success of the Business Plan requires continuation of the positive operating results first achieved in fiscal 1996, significant increases in membership sales beyond current levels, the successful disposition of the campgrounds and other properties not included in the ongoing operations, reduced leverage and elimination of uncertainties regarding the Company's financial stability. Although realization of the Business Plan involves significant uncertainties, the Board of Directors believes that it represents the best approach to realize value for the securityholders of the Company.

     The preliminary restructuring plan was also consistent with the judgment of management that the sale or liquidation of the Company would likely result in lesser recoveries for the Company's securityholders. Central to this judgment was the impact of the rights of members at the campgrounds. The Company believes that value over the period addressed by the Business Plan will necessarily be tied to continued operation of a downsized campground system. Some states, including California, Oregon and Washington, where 29 of the Company's campgrounds are located, have nondisturbance statutes that limit the ability of an owner to sell or close, or a lienholder to foreclose a lien on, a campground. In certain states, these statutes permit sale, closure or foreclosure if the holders of related memberships receive access to a comparable campground. Moreover, all of the campground mortgages that secure the Secured Notes contain similar nondisturbance provisions. As a consequence, although the Company may be able to sell or close some of its campgrounds as it has done in the past, a sale or closure of significant numbers of campgrounds will likely be limited by state law or the membership contracts themselves, and foreclosure of the campground liens in significant numbers will also likely be limited. Moreover, the impact of addressing member rights in a proceeding under the United States Bankruptcy Code is uncertain and could adversely affect the implementation of, and the recoveries that may be available to Secured Noteholders from, such a proceeding.

     Throughout the first half of May 1996, CIBC Wood Gundy held discussions with the members of the Steering Committee to determine the outlines of an acceptable restructuring plan. In mid-May CIBC Wood Gundy determined that the Steering Committee members and CM Strategic were receptive to exchanging their Secured Notes for some combination of cash (including accrued interest), newly issued senior subordinated notes and Common Stock. However, because consummation of such a restructuring prior to the July 15, 1996 mandatory sinking fund payment precluded registration of securities under applicable federal and state securities laws, the package of cash and securities could be offered only to those Secured Noteholders the Company had reason to believe were "accredited investors" as defined in Regulation D ("Accredited Investors") under the Securities Act of 1933, as amended (the "Securities Act"), and could be approached without a general solicitation. The Company determined to offer all other Secured Noteholders only cash.

     On May 24, 1996, the Special Committee met with management to discuss CIBC Wood Gundy's recommendations and discussions with the Steering Committee and CM Strategic. At such meeting, the Special Committee considered alternatives that did not involve issuing additional equity or obtaining additional funding, as well as the possibility of effecting the plan through a Chapter 11 proceeding or of attempting to pay the July 15, 1996 sinking fund payment on the Secured Notes and pursuing a recapitalization or reorganization at a later date. The Special Committee approved pursuing the preliminary restructuring plan. It also authorized retaining RPR to advise the Special Committee in connection with the contemplated transaction. RPR was retained after the meeting. RPR had previously served as an advisor to directors of Trails in the transactions under which the Company purchased the minority stockholder interests in Trails.

     By May 28, 1996, CIBC Wood Gundy had identified and begun contacting potential Exchanging Noteholders who were not affiliated with the Company or members of the Steering Committee. All such Secured Noteholders, or their representatives, were contacted prior to June 3, 1996. Some, however, were unwilling to receive the terms of the Exchange Offer until such time as it had been publicly announced.

     On May 31, 1996, the Special Committee met to consider the potential terms of an exchange with certain Secured Noteholders as part of the Restructuring Transaction. At such meeting, the Special Committee received an oral report of RPR concerning the fairness from a financial point of view of the transaction then under discussion to the holders of Common Stock and the estimated range of potential values of the exchange consideration then under discussion. Immediately after the meeting, the Board of Directors met to review the status of discussions concerning the Restructuring Transaction. At the Board meeting, CIBC Wood Gundy reviewed the comments it had received from members of the Steering Committee as well as other potential Exchanging Noteholders and its recommendation as to the amount and terms of the Exchange Consideration, including its recommendation that the Company consider providing debt or equity to the Exchanging Noteholders in addition to that previously contemplated. Subsequently, the Company and CIBC Wood Gundy met with representatives of the Steering Committee and CM Strategic to discuss additional consideration.

     On June 3, 1996, the Special Committee met to consider the Restructuring Transaction. At the beginning of the meeting, the Special Committee discussed with Mr. Boas, among other things, the position of CM Strategic with respect to the proposed transaction and the Company's alternatives. After Mr. Boas departed, the Special Committee received management's recommendation as to the terms of the contemplated restructuring, all of which are reflected in the Restructuring Transaction. The Special Committee preliminarily determined to offer potential Exchanging Noteholders $400 in cash, $369 in principal amount of senior subordinated pay-in-kind notes, $61.50 in principal amount of junior subordinated pay-in-kind notes and 23 shares of Common Stock per $1,000 in principal amount of Secured Notes and to offer Tendering Noteholders $740 per $1,000 principal amount of Secured Notes. The Special Committee then received an oral opinion from RPR that (i) the Restructuring Transaction as proposed was fair from a financial point of view to the holders of Common Stock and (ii) that the purchase price to be received in the Tender Offer by Tendering Noteholders was reasonably equivalent to the Exchange Consideration. In rendering its opinion, RPR, among other things: (i) reviewed the Offer to Purchase; (ii) reviewed certain publicly available information relating to the Company; (iii) discussed the Company's historical and current operations, financial condition and future prospects and reviewed the Business Plan; (iv) reviewed historical market prices for the Common Stock and the Secured Notes;
(v) reviewed certain financial and market data for the Company and compared such information with similar information for certain publicly traded companies that RPR deemed comparable to the Company; (vi) performed certain discounted cash flow analyses of the Company's contracts receivable portfolio, non-core assets to be sold and net operating loss carryforwards as presented in the Business Plan; (vii) reviewed certain financial and market data for publicly traded high-yield debt instruments that RPR deemed comparable to the debt included in the Restructuring Transaction; and (viii) performed such other analyses and investigations and considered such other factors as RPR deemed appropriate. The Special Committee then unanimously approved recommending the proposed Restructuring Transaction to the Board of Directors.

     On June 3, 1996, the Board of Directors met to consider the proposed Restructuring Transaction. The Board reviewed the transaction and the state of negotiations with the potential Exchanging Noteholders. The Special Committee provided its recommendation of the proposed Restructuring Transaction to the Board of Directors. The Board then unanimously approved the proposed Restructuring Transaction with Mr. Boas abstaining due to the ownership of Secured Notes by his affiliate, CM Strategic. The principal factors identified by the Board of Directors in its approval of the proposed Restructuring Transaction were the following: (i) that a Chapter 11 proceeding entails significant risk of deterioration in the business, especially the increased sales and marketing efforts, and collection of dues and contracts receivable, that are central to the Business Plan; (ii) that a depletion of significant amounts of working capital to make the July 15, 1996 sinking fund payment on the Secured Notes involves significant risks to the Company's liquidity and does not address the Company's long-term need for a new capital structure consistent with the Business Plan; (iii) that the cash available to the Company for distribution to Secured Noteholders is limited; (iv) that the Company must significantly reduce its leverage; (v) that the Company's tax loss carryforwards are significant and should not be jeopardized; and (vi) that the uncertainties inherent in the Business Plan may affect the Secured Notes as well as the securities portion of the Exchange Consideration.

     On June 5, 1996 (the "Commencement Date"), the Company commenced the Tender Offer and publicly announced the terms of the proposed Exchange Offer. As of the Commencement Date, the Company had initially contacted all Secured Noteholders that may be involved in the Exchange Offer, but had not received a commitment from any Secured Noteholder. However, the Company's two largest Secured Noteholders advised the Company that they supported the Restructuring Transaction and intended to exchange their Secured Notes in the Exchange Offer. Subsequent to the Commencement Date, the Company and CIBC Wood Gundy continued to meet with representatives of the Steering Committee, CM Strategic and other potential Exchanging Noteholders to discuss the Exchange Consideration.

     On June 18, 1996, the Special Committee met to consider the terms of the Restructuring Transaction and the continuing discussions with the Steering Committee and other potential Exchanging Noteholders. At the meeting, CIBC Wood Gundy indicated that, based on its discussions with potential Exchanging Noteholders, the Restructuring Transaction would be perceived more favorably by the Secured Noteholders if the principal amount of the Senior Subordinated PIK Notes and the number of shares of Common Stock to be received by Exchanging Noteholders were increased, the junior subordinated pay-in-kind notes eliminated from the Exchange Consideration and the Purchase Price increased. The Special Committee then discussed with Mr. Boas, among other things, the position of CM Strategic with respect to modified terms of the Restructuring Transaction. After Mr. Boas and representatives of CIBC Wood Gundy departed, the Special Committee discussed CIBC Wood Gundy's presentation with management and RPR and received management's recommendations as to modified terms of the Restructuring Transaction. The Special Committee preliminarily determined to modify the Exchange Consideration to increase the aggregate amount of Senior Subordinated PIK Notes and the number of shares of Common Stock to be issued in the Exchange Offer, assuming satisfaction of the Minimum Exchange Condition, to $40 million in aggregate principal amount and 3,658,500 shares, respectively, and to exclude the junior subordinated pay-in-kind notes from the Exchange Consideration, and to increase the Purchase Price to $780 per $1,000 in aggregate principal amount of Secured Notes. The Special Committee then received an oral opinion from RPR that (i) the Restructuring Transaction, as proposed to be modified, was fair from a financial point of view to the holders of Common Stock and (ii) that the proposed increased Purchase Price was reasonably equivalent to the proposed modified Exchange Consideration. In rendering its opinion, RPR, among other things, reviewed the proposed modified terms of the Restructuring Transaction and reconsidered and updated the factors it had considered in rendering its previous opinion. The Special Committee then unanimously approved recommending the modified Restructuring Transaction to the Board of Directors.

     On June 18, 1996, the Board of Directors met to consider the proposed modified Restructuring Transaction. The Board reviewed the transaction, the status of the Tender Offer and the state of discussions with the Steering Committee, CM Strategic and other potential Exchanging Noteholders. The Special Committee provided its recommendation of the modified Restructuring Transaction to the Board of Directors. The Board then unanimously approved the modified Restructuring Transaction, with Mr. Boas abstaining due to the ownership of Secured Notes by his affiliate, CM Strategic. The Board reaffirmed the principal factors it identified in its approval of the Restructuring Transaction at its June 3, 1996 meeting. The Board also considered the impact of the modified Restructuring Transaction on the Business Plan, including the additional leverage and cash requirements, but concluded that the modified consideration provided the greatest opportunity for a successful restructuring without further negotiation. One June 21, 1996, the Company publicly announced the modified terms of the Restructuring Transaction.

     As of June 20, 1996, $25,000 in principal amount of Secured Notes had been tendered in the Tender Offer. On June 21, 1996 the Company announced the increased Tender Offer Purchase Price and modified terms of the Exchange Offer.

     The Steering Committee has endorsed the modified terms of the Restructuring Transaction. To date, Secured Noteholders, including CM Strategic, SC Fundamental, IAT Reinsurance Syndicate, Ltd., Post Advisory Group, and Third Avenue Fund and other affiliates and associates of Martin J. Whitman, which hold $64.8 million in principal amount of Secured Notes (representing 64% of the Secured Notes outstanding), have advised the Company that they intend to exchange their Secured Notes in the modified Exchange Offer.

                             CURRENT BUSINESS PLAN

BUSINESS PLAN SUMMARY

     The following summary is derived from the Business Plan after giving effect to the Restructuring Transaction (assuming satisfaction of the Minimum Tender Condition and the Minimum Exchange Condition) and the Senior Secured Credit Facility. The Business Plan should be read in its entirety in conjunction with the financial statements of the Company set forth in its Annual Report on Form 10-K for the year ended June 30, 1995 (the "Annual Report") and Quarterly Report on Form 10-Q for the Nine Months ended March 31, 1996 (the "Quarterly Report") delivered with this Memorandum, as the Business Plan forms the primary assumptions upon which the Board of Directors and its advisors have formulated the Restructuring Transaction.

                             BUSINESS PLAN SUMMARY
                            (DOLLARS IN THOUSANDS)

                                                                        YEAR ENDING JUNE 30,
                                     -------------------------------------------------------------------------------------------
                                           1996            1997           1998           1999           2000            2001
                                     ---------------    ------------   ------------   ------------   ------------   ------------
Revenues                                  $73,933         $72,965        $77,693       $82,689         $88,475         $92,850
Expenses (excluding G&A)                   56,853          55,170         58,814        63,230          67,044          70,104
General & Administrative Expenses          12,212          11,365         11,148        10,966          10,903          11,180
                                          -------         -------        -------       -------         -------         -------
EBIT (1)                                    4,868           6,430          7,731         8,493          10,528          11,566

Plus: Depreciation and Amortization         2,702           2,634          2,658         2,789           2,807           2,901
                                          -------         -------        -------       -------         -------          -------
EDITDA (2)                                  7,570           9,064         10,389        11,282          13,335          14,467

Plus: Collections on Contracts             15,600           9,383          5,964         4,085           2,842           2,286
 Receivable (3)
Plus: Proceeds from Asset Sales, Net        7,000           7,420          4,964         3,238           2,241               0
Less: Capital Expenditures                 (2,115)         (2,300)        (2,300)       (2,800)         (2,800)         (2,800)
Less: Decrease (Increase) in Working
 Capital and Other                         (6,035)         (3,052)        (2,440)       (2,101)         (1,539)         (1,202)
                                          -------         -------        -------       -------         --------        --------
Cash Flow Available for Debt Service (4)  $22,020         $20,515        $16,577       $13,704          $14,079        $12,751
                                          =======         =======        =======       =======         ========        ========
_______________

(1) Represents earnings before interest income, interest expense and taxes. Excludes non-recurring income, gains on asset sales and extraordinary items.

(2) Represents earnings before interest income, interest expense, taxes, depreciation and amortization, excluding the same items as note (1) above.

(3) Includes principal and interest payments on contracts receivable.

(4) Equal to EDITDA plus collections of principal and interest on contracts receivable and net proceeds from asset sales, less capital expenditures and increases in working capital.

    The Company's projected results under the Business Plan are not historical, except in the case of the first three quarters included in fiscal 1996, and involve significant risks and uncertainties. The Company's future results of operations and financial condition may differ materially due to several factors, including but not limited to the Company's continued ability to control costs, its ability to implement its sales and marketing plan, the actual rate of decline in the campground membership base, the actual use of the campgrounds by members and guests, the actual timing and completion of planned asset sales, the actual collection experience of the Company's contracts receivable, future interest rates and the other factors affecting the Business Plan as set forth or incorporated by reference in this Memorandum and the Annual Report and Quarterly Report delivered with this Memorandum. Accordingly, such projections are not necessarily indicative of the future performance of the Company and should not be regarded as representations that such results will be achieved.

APPRAISALS/MEMBER RIGHTS

     During 1995, the Company obtained appraisals (the "Appraisals") of its campgrounds and undeveloped real estate. The Appraisal results are summarized in Exhibit B hereto. With respect to the Company's campgrounds, the Appraisals assumed that the campgrounds could be sold individually without the encumbrance of members' rights. However, because of the material impact of members' rights, the Company believes that the Appraisals substantially overstated the value that could be obtained from the campgrounds in the near term, except in the case of the limited sales of campgrounds contemplated by the Business Plan. The Company believes that it is reasonably able to sell, without any material adverse effect from members' rights, (i) the five campgrounds currently held for disposition under the Business Plan, which have an appraised value of approximately $2.3 million, and (ii) other unspecified campgrounds that are included for disposition in the Business Plan, which have an appraised value of $8.9 million, although there can be no assurance that these appraised values will be realized. The Company believes, however, that the balance of the Appraisals, which totaled approximately $118.7 million, substantially overstated the value that could be obtained from the remaining campgrounds because the Appraisals did not reflect the continued use of the campgrounds as part of a membership camping system or the material impact of the encumbrance of members' rights. The book value of these campgrounds was $39.0 million as of March 31, 1996.

     The Company believes that value over the period addressed by the Business Plan will necessarily be tied to continued operation of a downsized campground system. Some states, including California, Oregon and Washington, where 29 of the Company's campgrounds are located, have nondisturbance statutes that limit the ability of an owner to sell or close, or a lienholder to foreclose a lien on, a campground. In certain states, these statutes permit sale, closure or foreclosure if the holders of related memberships receive access to a comparable campground. Moreover, all of the campground mortgages that secure the Secured Notes contain similar nondisturbance provisions. As a consequence, although the Company may be able to sell or close some of its campgrounds as it has done in the past, a sale or closure of significant numbers of campgrounds in addition to those contemplated by the Business Plan will likely be limited by state law or the membership contracts themselves, and foreclosures of the campground liens in such significant numbers will also likely be limited. Moreover, the impact of members' rights in a Chapter 11 proceeding is uncertain and could adversely affect the implementation of, and the recoveries that may be available to Secured Noteholders from, such a proceeding.

                    TERMS OF THE RESTRUCTURING TRANSACTION

GENERAL

     The purpose of the Restructuring Transaction is to retire the Secured Notes and to create a capital structure for the Company consistent with the Business Plan. Under the terms of the Restructuring Transaction, the Company is seeking to exchange with the Exchanging Noteholders, each of whom will represent to the Company that it is an Accredited Investor, their Secured Notes for the Exchange Consideration. The Company is offering to purchase the remaining Secured Notes as provided in the Offer to Purchase. Simultaneously with the consummation of the Exchange Offer and the Tender Offer, it is the Company's intention to call for redemption or otherwise defease all untendered and unexchanged Secured Notes. Upon consummation of the Restructuring Transaction, all of the Secured Notes will be retired. The exchanges, purchases and redemption or defeasance of the Secured Notes are conditioned on one another and are intended to be effected simultaneously, and no exchange, purchase, or redemption or defeasance of the Secured Notes will be effected unless all exchanges and purchases and the redemption or defeasance is effected.

     To finance certain of its cash requirements in connection with the Restructuring Transaction, including the payment of related expenses, the Company is seeking a $40 million Senior Secured Credit Facility. This facility will be senior to the Senior Subordinated PIK Notes, will be secured by substantially all of the assets of the Company, subject to certain limitations, and may preclude cash payments on the Senior Subordinated PIK Notes. The Company does not currently have a commitment from any lender with respect to the Senior Secured Credit Facility. See "Senior Secured Credit Facility" below.

EXCHANGE OFFER

     Assuming that $81.3 million in principal amount of Secured Notes are exchanged in the Exchange Offer, Exchanging Noteholders will receive in the aggregate $32.5 million in cash (including $3.3 million representing 51/2% prepaid interest for the initial 18 months the Senior Subordinated PIK Notes are outstanding), $40 million in principal amount of newly issued Senior Subordinated Pay-In-Kind Notes due 2003 (the "Senior Subordinated PIK Notes"), and 3,658,500 shares of the Company's common stock, $.01 par value per share (the "Common Stock"), representing approximately 50% of the outstanding Common Stock (after giving effect to the Restructuring Transaction). The aggregate Exchange Consideration will be exchanged in a ratio of $400 in cash (including $40.59 representing prepaid interest on the Senior Subordinated PIK Notes), $492 in principal amount of Senior Subordinated PIK Notes and 45 shares of the Company's Common Stock for each $1,000 in principal amount of Secured Notes. Accrued interest of $60 per $1,000 of principal amount of Secured Notes through July 15, 1996 will be paid in cash. Interest on the Secured Notes through July 15, 1996 will be paid to holders of record of the Secured Notes as of July 1, 1996. If any Secured Note is transferred after July 1, 1996, no interest will be paid to the transferee. As a condition to the Exchange Offer, each Exchanging Noteholder will be required to agree not to tender the Secured Notes held by it pursuant to the Tender Offer but only to exchange the Secured Notes held by it pursuant to the Exchange Offer. Pursuant to a Registration Rights Agreement, the Company will be required to file a registration statement under the Securities Act with respect to the Senior Subordinated PIK Notes and the Common Stock. The registration statement would permit public trading of the Senior Subordinated PIK Notes and the Common Stock, subject to any limitations imposed by applicable state securities laws.

TENDER OFFER

     Assuming that $13 million in principal amount of Secured Notes are exchanged in the Tender Offer, tendering Secured Noteholders will receive in the aggregate approximately $10.1 million in cash. Accrued interest through July 15, 1996 will be paid in cash to holders of record of the Secured Notes as of July 1, 1996. If any Secured Note is transferred after July 1, 1996, no interest will be paid to the transferee. The aggregate Purchase Price for tendered Secured Notes represents $780 for each $1,000 in principal amount.

REDEMPTION

     Simultaneously with the successful consummation of the Exchange Offer and the Tender Offer, all unexchanged and untendered Secured Notes will be redeemed effective on the July 15, 1996 mandatory redemption date, at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest. Assuming that only the Minimum Exchange Condition and the Minimum Tender Condition are satisfied, approximately $7.2 million in principal amount of Secured Notes would be redeemed. Interest through July 15, 1996 will be paid to holders of record of the Secured Notes as of July 1, 1996. If any Secured Note is transferred after July 1, 1996, no interest will be paid to the transferee. Exchanging Noteholders and Secured Noteholders whose Secured Notes are tendered and accepted in the Tender Offer will not participate in such redemption.

EFFECT ON STOCKHOLDERS

     The Restructuring Transaction does not contemplate any action on the part of the stockholders of the Company. However, upon consummation of the Restructuring Transaction and issuance of the Common Stock contemplated by the Exchange Offer, the Common Stock currently outstanding will be significantly diluted. After giving effect to the Restructuring Transaction, assuming satisfaction of the Minimum Exchange Condition, holders of Common Stock who are not also Exchanging Noteholders receiving Common Stock would be reduced from approximately 40.0% of the outstanding Common Stock to 20.1% of the outstanding Common Stock. Exchanging Noteholders would receive shares representing approximately 50% of the outstanding Common Stock. The beneficial ownership of CM Strategic, the Company's largest stockholder, will be reduced from approximately 45.5% to 38.1% of the outstanding Common Stock. See "Interests of Management and Others." RPR has determined that the Restructuring Transaction is fair from a financial point of view to the common stockholders of the Company. See "Background to Exchange Offer - Events Leading to Restructuring" herein.

SENIOR SECURED CREDIT FACILITY

     The maximum amount required by the Company to consummate the Exchange Offer, to purchase the Secured Notes pursuant to the Tender Offer and to redeem the untendered and unexchanged Secured Notes, and for related fees and expenses, is approximately $58.4 million. The Company estimates that it will have available approximately $28.4 million from its working capital to be used in connection with the Restructuring Transaction. The Company has circulated a confidential memorandum seeking the Senior Secured Credit Facility financing required to consummate the Restructuring Transaction on substantially the terms and conditions set forth below.

     If such financing can be obtained on the terms contemplated by the confidential memorandum, such financing will consist of a $40 million senior secured credit facility (the "Senior Secured Credit Facility"), a portion of which will be available for working capital purposes. The Senior Secured Credit Facility will mature three years from the date of consummation of the Restructuring Transaction, subject to earlier scheduled payments and required prepayments. As collateral for the Senior Secured Credit Facility, the lenders, subject to certain limitations, will receive a security interest in substantially all of the Company's assets, including, but not limited to, the campgrounds (subject to non-disturbance provisions protecting the rights of members), contracts receivable, non-core assets and inventory. The Senior Secured Credit Facility will rank senior to substantially all other debt of the Company and its subsidiaries. All of the Company's obligations under the Senior Secured Credit Facility will be unconditionally guaranteed by each of the Company's subsidiaries other than an immaterial utility subsidiary.

     The Company will be required to use the collections of its outstanding contracts receivable and the proceeds of the sale of non-core assets to prepay amounts outstanding under the Senior Secured Credit Facility. After scheduled principal installments and required prepayments, any outstanding amounts on the Senior Secured Credit Facility remaining unpaid will be due in full at maturity. The Senior Secured Credit Facility will be prepayable at any time, with a prepayment fee in certain circumstances.

     The Senior Secured Credit Facility will include customary covenants, including, but not limited to, financial tests, limitations on indebtedness and liens, limitations on capital expenditures, limitations on restricted payments, change of control restrictions, limitations on acquisitions and limitations on mergers, consolidations and asset sales. The Senior Secured Credit Facility may require that interest payments on the Senior Subordinated PIK Notes be made in kind while the Senior Secured Credit Facility is outstanding.

     Failure to maintain any of the covenants under the Senior Secured Credit Facility will be an event of default under the Senior Secured Credit Facility. If for any reason the Company is unable to comply with the other terms of the Senior Secured Credit Facility, such noncompliance could also result in an event of default. Such events of default could result in the acceleration of the indebtedness under the Senior Secured Credit Facility and foreclosure of the collateral therefor and the prohibition of payments on the Senior Subordinated PIK Notes under the subordination provisions of the Senior Subordinated PIK Note Indenture.

                       INTERESTS OF MANAGEMENT AND OTHERS

     Certain holders of Secured Notes who participated in the formulation of the Restructuring Transaction are also holders of significant amounts of Common Stock. CM Strategic, including its affiliate, Mr. Boas, who is a director of the Company, beneficially owns an aggregate of 45.5% of the outstanding Common Stock. CM Strategic also beneficially owns $22.9 million in principal amount of Secured Notes, representing approximately 21.6% of the outstanding aggregate principal amount of Secured Notes. CM Strategic has advised the Company of its intention to exchange its Secured Notes in the Exchange Offer and not to participate in the Tender Offer. In addition, SC Fundamental, which is a member of the Steering Committee, beneficially owns an aggregate of 17.5% of the outstanding Common Stock and $20.9 million principal amount of the Secured Notes, representing approximately 20.6% of the outstanding aggregate principal amount of Secured Notes. SC Fundamental has also advised the Company of its intention to exchange its Secured Notes in the Exchange Offer and not to participate in the Tender Offer. In order to participate in the Exchange Offer and receive the Exchange Consideration in compliance with certain provisions of the NGCL, SC Fundamental will be required to reduce its ownership of Common Stock to less than 10% of the outstanding Common Stock. SC Fundamental is expected to attempt to do so. If SC Fundamental is unable to do so, the Minimum Exchange Condition may not be satisfied. CM Strategic has expressed interest in acquiring Common Stock which SC Fundamental may dispose of.

     Mr. Shaw has an employment agreement with the Company that entitles him to receive a one-time bonus equal to 4% to 6% of the amount by which the aggregate market value of the Company's outstanding securities exceeds $75 million at the time he elects to receive the bonus. Mr. Shaw's right to receive such bonus is currently 75% vested, and the Company has accrued $800,000 therefor. The Restructuring Transaction will have an adverse effect on Mr. Shaw's bonus and, as a result, the Board of Directors and Mr. Shaw are presently negotiating an amendment to Mr. Shaw's employment agreement that will ensure that he receives the material benefit of his original agreement.

     There are currently outstanding options to purchase 305,000 shares of Common Stock granted under the Company's 1991 Employee Stock Incentive Plan, 1993 Stock Option and Restricted Stock Purchase Plan and 1993 Director Stock Option Plan at exercise prices ranging from $.59 to $2.75 per share, representing approximately 7.6% of the outstanding Common Stock (after giving effect to the exercise thereof). The Company granted 95,000 of these options on May 1, 1996 at an exercise price of $.59 per share, representing the fair market value of the Common Stock on such date, contingent upon the termination of an equal number of existing options held by the employees involved that were granted in 1992 with an exercise price of $2.50 per share. After giving effect to the Restructuring Transaction, the options outstanding under these plans will represent approximately 4.1% of such outstanding Common Stock. Management has requested that options to purchase additional shares of Common Stock be made available to key employees of the Company, including management, after the Restructuring Transaction. The Board of Directors has yet to act upon management's request.

                    HISTORICAL AND PRO FORMA CAPITALIZATION

     The following table sets forth the historical capitalization of the Company at March 31, 1996 and the pro forma capitalization of the Company immediately following implementation of the Restructuring Transaction assuming it occurred on July 1, 1994, the first day of the most recent full fiscal year, and assuming satisfaction of the Minimum Tender Condition and Minimum Exchange Condition. This table should be read in conjunction with the pro forma financial data set forth in "Selected and Pro Forma Financial Data" of this Memorandum. For a summary of the capitalization of the Company after giving effect to the Restructuring Transaction, see "Introduction - Summary Capitalization" of this Memorandum.

                                                                              MARCH 31, 1996
                                                              -----------------------------------------------
                                                                   HISTORICAL                  PRO FORMA
                                                                   ----------                  ---------
                                                                       (UNAUDITED, IN THOUSANDS)
Secured Notes (due July 15, 1998; $18,599,000 currently
 redeemable on each of July 15, 1996 and 1997), gross              $101,454
Secured Notes, discount (1)                                          (8,163)
Secured Notes, net                                                   -------
                                                                     93,291
Senior Secured Credit Facility
Real estate mortgages (due through June 2009)                         1,923                    $ 1,923
Senior Subordinated PIK Notes, at face                                                          48,030
Subordinated debt, FAS 15 (2)                                                                    1,341
                                                                     ------                     ------
Total Borrowings                                                     95,214                     51,294
                                                                     ------                     ------
Preferred stock, $.01 par value, 1,500,000 shares authorized, none issued and outstanding
Common Stock, $.01 par value, 15,000,000 shares
 authorized, 3,702,726 shares issued and outstanding.
 7,361,226 pro forma as adjusted (3)                                     37                         56
Additional paid-in capital                                           17,549                     19,381
Accumulated deficit                                                 (41,138)                   (28,640)
                                                                    --------                   --------
Total Stockholders' Deficit                                         (23,798)                    (9,203)
                                                                    --------                   --------
Total Capitalization                                                $71,539                    $42,091
                                                                    --------                    -------

- ---------
(1) In accordance with generally accepted accounting principles, the Company recorded a discount to the principal amount of the Secured Notes when it issued them because the market yield on the Secured Notes significantly exceeded their stated interest rate. Each month the Company expenses a portion of this discount as interest expense.

(2) In accordance with generally accepted accounting principles, the Company will not record a gain on the Restructuring Transaction. Rather, the amount which would have otherwise been recorded as a gain will be recorded as a subordinated obligation which will be amortized over the estimated payout period of the obligation to reduce future interest expense on the Senior Subordinated PIK Notes issued in the Restructuring Transaction.

(3) Does not include warrants to purchase 484,835 and 10,087 shares of Common Stock at $4.24 and $1.62 per share, respectively, and options to purchase
    305,000 shares of Common Stock under the Company's stock option plans at various prices.

                     SELECTED AND PRO FORMA FINANCIAL DATA

     The pro forma financial data contained in this Memorandum gives effect to the modified Restructuring Transaction as if it had occurred as of the beginning of the periods presented. The pro forma balance sheet information contained in this Memorandum gives effect to the modified Restructuring Transaction as if it occurred on July 1, 1994, the first day of the most recent full fiscal year.

     The consummation of the Tender Offer and the consummation of the Exchange Offer are conditioned upon each other. However, it is impossible to predict the exact aggregate principal amount of Secured Notes that may be tendered and accepted for payment in the Tender Offer or exchanged in the Exchange Offer. Therefore, the Company cannot predict whether the consummation of the Restructuring Transaction will conform to the assumptions used in the preparation of the pro forma financial data. In analyzing the pro forma financial data and other information contained in this Memorandum, Secured Noteholders should consider that the Restructuring Transaction as actually consummated could differ from the assumptions relating thereto. Notwithstanding the foregoing, the Company believes that the assumptions made with respect to such events provide a reasonable basis on which to present the pro forma financial data.

     THE PRO FORMA FINANCIAL DATA PRESENTED HEREIN DO NOT PURPORT TO REPRESENT WHAT THE COMPANY'S RESULTS OF OPERATIONS OR FINANCIAL POSITION WOULD HAVE BEEN HAD SUCH TRANSACTIONS IN FACT OCCURRED AT THE BEGINNING OF THE PERIODS OR TO PROJECT THE COMPANYOS RESULTS OF OPERATIONS IN ANY FUTURE PERIOD. THE PRO FORMA FINANCIAL DATA SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY, INCLUDING THE NOTES THERETO, INCORPORATED BY REFERENCE IN THIS MEMORANDUM.

                            SELECTED FINANCIAL DATA
 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND SELECTED OPERATING DATA)

                                              NINE MONTHS ENDED                              YEARS ENDED
                                                 MARCH 31,                                     JUNE 30,
                                     -----------------------------------       -----------------------------------------------
                                         1996         1996                        1995          1995
                                     PRO FORMA(1)    ACTUAL        1995        PRO FORMA(1)    ACTUAL       1994         1993
                                     ------------    ------        ----        ------------    ------       ----         ----
STATEMENT OF OPERATIONAL DATA:
Total revenue                         $ 69,977     $ 69,977      $ 69,633       $ 91,546     $ 91,546    $100,922      $ 98,189
Membership dues                         29,956       29,956        31,073         41,175       41,175      43,200        39,555
Other campground/resort revenues        16,641       16,641        17,112         23,500       23,506      23,524        28,056
Membership and real estate sales         2,798        2,798         3,159          4,228        4,228       3,975         4,427
Interest income                          3,981        5,146         7,536          8,147        9,935      12,202        16,345
Interest expense                         5,763       13,399        15,686          8,122       20,950      21,446        22,249
Income (loss) from operations
  before taxes, minority interest,
  and extraordinary item                11,321        4,771        (5,515)          (873)     (11,669)     (5,967)       (9,781)
Extraordinary gain on debt discharge                  1,390                                                   671         2,507
Net income (loss)                       10,703        6,150        (5,730)        (1,355)     (11,920)     (6,046)       (7,582)
Dividends paid (4)
Earnings (loss) per share data:
  Earnings (loss) before
    extraordinary item                    1.45         1.29         (1.55)         (0.18)       (3.22)      (1.81)        (2.73)
  Extraordinary item                                   0.37                                                  0.16          0.68
  Net income (loss)                       1.45         1.66         (1.55)         (0.18)       (3.22)      (1.63)        (2.05)

BALANCE SHEET DATA
  (AT END OF PERIOD):
Cash and cash equivalents (6)            5,125       36,255        47,924          5,125       60,696      50,059        44,359
Receivables, net                        15,541       15,541        22,295         18,698       18,608      32,585        57,731
Campground properties                   46,524       46,524        50,863         51,327       51,327      49,330        47,939
Resort properties                        2,977        2,977         6,116          5,736        5,736       5,612        11,252
Total assets                            78,310      110,331       137,548         89,180      135,886     148,164       170,067
Senior and Senior Equivalent
  Notes, net
Secured Notes, net                                   93,291       114,282                     115,490     110,854       115,389
Senior Secured Credit Facility                                                    19,334
Senior Subordinated  PIK Notes (7)      49,371                                    46,539
Total long term debt, net               43,460       75,928        96,879         48,462       98,308     115,877       121,889
Stockholders' equity (deficit)          (9,203)     (23,675)      (23,639)       (19,902)     (29,821)     17,912       (11,703)

STATISTICAL DATA (AT END OF PERIOD):
Campgrounds-Number of operating
  campgrounds                               58           58            60             60           60          62            65
Number of members                      131,000      131,000       142,000        136,000      136,000     149,000       157,000
Average annual dues per member        $    324     $    324      $    327       $    329     $    329    $    315      $    290
Average cost per camper night         $  17.95     $  17.95      $  20.29       $  19.69     $  19.69    $  18.36      $  17.29
Resorts-Number of lot owners             1,100        1,100         5,200          5,100        5,100       5,000         5,100
Total timeshare weeks                   32,000       32,000        32,000         32,000       32,000      32,000        32,000
Timeshare weeks available for sale       1,700        1,700         1,700          1,700        1,700       2,100         3,300

                                                                        Predecessor Entity
                                                                     -------------------------
                                                             SIX
                                                            MONTHS     SIX MONTHS        YEAR
                                                            ENDED        ENDED          ENDED
                                                           JUNE 30,     DEC. 31,       JUNE 30,
                                                             1992       1991(2)        1991(3)
                                                             ----       -------        -------
STATEMENT OF OPERATIONAL DATA:
Total revenue                                              $ 54,310    $ 63,670       $ 20,754
Membership dues                                              19,170      20,345
Other campground/resort revenues                             13,224      13,401
Membership and real estate sales                              6,442      15,140
Interest income                                              11,780      12,090         20,165
Interest expense                                             11,947      13,578         15,361
Income (loss) from operations
  before taxes, minority interest,
  and extraordinary item                                    (23,195)      7,151         (8,495)
Extraordinary gain on debt discharge
Net income (loss)                                           (21,737)      6,278         (8,405)
Dividends paid (4)                                                           (5)            (5)
Earnings (loss) per share data:
  Earnings (loss) before
    extraordinary item                                        (5.88)
  Extraordinary item
  Net income (loss)                                           (5.88)

BALANCE SHEET DATA
  (AT END OF PERIOD):
Cash and cash equivalents (6)                                32,989      42,233          3,500
Receivables, net                                             93,442     119,318        137,023
Campground properties                                        49,582      58,552         54,199
Resort properties                                            11,578      12,530         12,632
Total assets                                                196,788     242,587        253,694
Senior and Senior Equivalent
  Notes, net                                                                           150,675
Secured Notes, net                                          123,511     113,095
Senior Secured Credit Facility
Senior Subordinated  PIK Notes (7)
Total long term debt, net                                   130,210     120,150        163,842
Stockholders' equity (deficit)                               (4,151)     17,586         (5,003)

STATISTICAL DATA (AT END OF PERIOD):
Campgrounds-Number of operating
  campgrounds                                                    69          69             69
Number of members                                           165,000     167,000        170,000
Average annual dues per member                             $    246    $    243
Average cost per camper night                              $  16.55
Resorts-Number of lot owners                                  5,000       4,900          4,900
Total timeshare weeks                                        32,000      32,000         32,000
Timeshare weeks available for sale                            4,200       4,400          4,600

(1) The pro forma information presented assumes the Restructuring Transaction occurred on July 1, 1994, the first day of the most recent full fiscal year.

(2) "Fresh Start Reporting" under the provisions of SOP 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," was reflected as of December 31, 1991, in the above balance sheet captions. As a result, the information for the years ended June 30, 1995, 1994 and 1993, and the six months ended June 30, 1992, was prepared as if the Company is a new reporting entity and a black line is shown to separate it from prior period information since it was not prepared on a comparable basis.

(3) The Company acquired NACO and Trails on June 30, 1991. The captions reflecting results of operations, therefore, do not include the operations of NACO and Trails for the year ended June 30, 1991. The assets, liabilities, and stockholders' equity (deficit) captions, however, reflect the consolidation of the Company, NACO and Trails as of June 30, 1991, and thereafter.

(4) The Company is prohibited from paying any cash dividends until the repayment of its secured and subordinated indebtedness.

(5) Income (loss) per share is not meaningful due to reorganization and revaluation entries and the issuance of a material amount of Common Stock in a stock split and bankruptcy reorganization. At June 30, 1995, there were 3,702,726 shares of Common Stock outstanding, compared with 1,000 shares immediately before the consummation of the reorganization on December 31, 1991. Outstanding warrants and stock options are excluded from the net loss per share computation as they would have reduced net loss per share, which is anti-dilutive.

(6) Cash held by the Company and its wholly owned subsidiaries, other than that required for operations, is generally deposited in accounts that are pledged for the benefit of the holders of the Secured Notes.

(7) In accordance with generally accepted accounting principles, the Company will not record a gain on the Restructuring Transaction. Rather, the amount which would have otherwise been recorded as a gain will be recorded as a subordinated obligation which will be amortized over the estimated payout period of the obligation to reduce future interest expense on the Senior Subordinated PIK Notes issued in the Restructuring Transaction.

                   CERTAIN CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other provisions of this Memorandum, the Company will not be required to accept for exchange any Secured Notes, and may withdraw the Exchange Offer, or, at its option, modify or otherwise amend the Exchange Offer, if any of the following conditions have not been satisfied, whether prior to or simultaneously with the completion of the Exchange Offer:

          (a)    satisfaction of the Minimum Exchange Condition;

          (b)    satisfaction of the Minimum Tender Condition;

          (c) no action shall have been taken or threatened by or before any court or governmental regulatory or administrative agency or authority, or any other person or tribunal, or any statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or shall be or deemed applicable to the Exchange Offer, the Tender Offer, the proposed redemption, the exchange of Secured Notes pursuant to the Exchange Offer, the purchase of Secured Notes pursuant to the Tender Offer, the acquisition of any of the Exchange Consideration by any Exchanging Noteholder or the consummation of the Restructuring Transaction (collectively, the "Transactions") which (i) challenges any of the Transactions in any respect or might directly or indirectly prohibit, prevent, restrict or delay consummation of or otherwise adversely affect any of the Transactions in any material manner or (ii) in the sole judgment of the Company could materially adversely affect the business, condition (financial or otherwise), operations or prospects of the Company or materially impair the contemplated benefits of any of the Transactions to the Company;

          (d) there shall not have been threatened, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, regulatory or administrative agency or authority, or any other person or tribunal that (i) challenges or seeks to challenge, restrain or prohibit any of the Transactions, or any other matter directly or indirectly relating to any of the Transactions, or obtain any material damages or otherwise directly or indirectly relating to any of the Transactions or (ii) seeks to make the acceptance for payment of, or payment for, some or all of the Secured Notes pursuant to the Exchange Offer, the Tender Offer or any redemption or defeasance of any Secured Notes illegal or results in a delay in or otherwise restricts the ability of the Company, or renders the Company unable, to accept for payment or pay for some or all of the Secured Notes pursuant to the Exchange Offer, the Tender Offer or any redemption or defeasance of any Secured Notes;

          (e) no event shall have occurred or be likely to occur affecting the business or financial affairs of the Company that, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of any of the Transactions, or that will, or is reasonably likely to, materially impair the contemplated benefits of any of the Transactions to the Company;

          (f) the Trustee shall not have objected in any respect to, or taken any action that could, in the sole judgment of the Company, adversely affect the consummation of any of the Transactions, or have taken any action that challenges the validity or effectiveness of the procedures used by the Company in effecting the exchange of Secured Notes pursuant to the Exchange Offer, making of the Tender Offer or the acceptance of Secured Notes tendered for purchase or the redemption of Secured Notes in connection with the Restructuring Transaction; or

          (g) the Senior Secured Credit Facility shall have been obtained on terms acceptable to the Company in its sole discretion, and the funds required by the Company to purchase Secured Notes tendered pursuant to the Tender Offer and to consummate the Exchange Offer and the proposed redemption of Secured Notes as contemplated by the terms of the Restructuring Transaction, and to pay related fees and expenses, shall be available to the Company.

     If any of the foregoing conditions is not satisfied, the Company may terminate the Exchange Offer and return the Secured Notes to the holders who delivered them; extend the Exchange Offer and retain all delivered Secured Notes until the expiration of the Exchange Offer, subject, however, to the withdrawal rights of Secured Noteholders; or waive the unsatisfied conditions with respect to the Exchange Offer and accept all Secured Notes delivered.

                              THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

     Upon the terms and conditions set forth in this Memorandum and the related Letter of Transmittal, the Company proposes to acquire in exchange for the Exchange Consideration, plus accrued interest through July 15, 1996, all Secured Notes that are validly delivered for exchange and not withdrawn prior to the Tender Offer Expiration Date by the Accredited Investors to whom this Memorandum is delivered by the Company. Interest through July 15, 1996 will be paid to holders of record of the Secured Notes as of July 1, 1996. If any Secured Note is transferred after July 1, 1996, no interest will be paid to the transferee.

     Expiration Date. Only Secured Notes validly delivered for exchange by prospective Exchanging Noteholders on or before the Tender Offer Expiration Date and not withdrawn will be eligible for exchange pursuant to the Exchange Offer. A prospective Exchanging Noteholder desiring to exchange its Secured Notes pursuant to the Exchange Offer may deliver such Secured Notes pursuant to the terms and conditions set forth herein at any time prior to the date the Tender Offer expires, as the same may be extended from time to time (the "Expiration Date").

     Company's Determination Final and Binding. The Company's interpretation of the terms and conditions of the Exchange Offer is final and binding. The Company, in its sole discretion, will determine all questions concerning acceptance, form, time of receipt, validity, withdrawal, and any other matter with respect to the Exchange Offer. Moreover, notwithstanding anything to the contrary herein, on or before the Expiration Date, the Company may abandon the Exchange Offer or amend it in any respect.

     The Company reserves the right to reject any or all deliveries of Secured Notes for exchange that it determines are in inappropriate form or the acceptance or payment for which may be unlawful. The Company also reserves the right to waive any defect or irregularity in any delivery with respect to any particular Secured Notes or any particular prospective Exchanging Noteholder. A delivery or withdrawal of Secured Notes will not be validly made until all defects and irregularities have been cured or expressly waived. Neither the Company nor the Depositary, however, will be obligated to notify a prospective Exchanging Noteholder of any defects or irregularities in its delivery or withdrawal.

     Abandonment or Amendment. If the Company abandons or amends the Exchange Offer, the Company will promptly notify the prospective Exchanging Noteholders of such abandonment or amendment. If the Company extends the Expiration Date, the Company will publicly announce such extension no later than 9:00 a.m., Eastern Time, on the business day immediately after the previously scheduled Expiration Date. The Company will make such public announcement of any extension by making a release to the Dow Jones News Service.

PROCEDURE FOR DELIVERY OF SECURED NOTES

     Letter of Transmittal. To effectuate a valid delivery of Secured Notes for exchange, the Depositary must receive a properly completed Letter of Transmittal with respect thereto at one of the addresses set forth on the back cover hereof, along with the certificates for the delivered Secured Notes and any other required documents. Only a registered holder of Secured Notes on the Secured Note register or a person registered as the holder of Secured Notes on the records of a Clearing Agency that delivers an omnibus endorsement to the Depositary may complete a Letter of Transmittal. The Depositary will request Depository Trust Company and its nominee Cede & Co., Midwest Securities Trust Company and its nominee Kray & Co. and The Philadelphia Depository Trust Company and its nominee Philadep & Co. (collectively, the "Clearing Agencies") to deliver to the Depositary an omnibus endorsement for the benefit of the persons registered on their records as the holders on the Expiration Date of the Secured Notes for which they are the registered holders. If a Clearing Agency delivers such an endorsement, the persons designated thereon may complete, execute and deliver a Letter of Transmittal with respect to the Secured Notes for which such endorsement indicates that they are the holders as if they were the registered holders thereof. On or before the Expiration Date, however, such a Clearing Agency must deliver to the Depositary the Secured Note certificates representing any such Secured Notes. Instead of having Depository Trust Company and its nominee Cede & Co. deliver such Secured Note certificates, however, the persons registered on its records as the holders of Secured Notes may deliver such Secured Notes pursuant to the book-entry transfer procedures set forth below.

     Unless a Secured Noteholder is an Eligible Institution, such Secured Noteholder must have its signature guaranteed by an Eligible Institution that is a member of: (i) the Securities Transfer Agents Medallion Program, (ii) the New York Stock Exchange Medallion Signature Program or (iii) the Stock Exchange Medallion Program (collectively, the "Medallion Programs").

     An "Eligible Institution" is: (i) a firm that is a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or (ii) a commercial bank or trust company that has an office or a correspondent in the United States of America.

     When Secured Note certificates are held by joint tenants, both joint tenants should sign. When signing as administrator, attorney-in-fact, executor, fiduciary, guardian, officer, trustee or other person acting in a representative capacity, the person signing should give such person's full title and deliver evidence to the Depositary of its authority to execute the Letter of Transmittal. If a corporation, an authorized officer should sign in the name of the corporation. If a partnership, a general partner should sign in the name of the partnership.

     The method of delivery of all documents is at the election and risk of the tendering Secured Noteholder. A tender of Secured Notes will not occur until the Depositary actually receives all of the documents required to effectuate the delivery at one of the addresses set forth on the back cover hereof. Accordingly, if a Secured Noteholder mails its documents to the Depositary, the Depositary recommends that it use certified or registered mail and allow sufficient time to insure receipt on or before the Expiration Date.

     Book-Entry Transfer. The Depositary will request Depository Trust Company and its nominee Cede & Co. to establish a book-entry transfer account for the Secured Notes. Any financial institution that participates in the Book-Entry Transfer Facility's system may make book-entry delivery of Secured Notes by causing the Book-Entry Transfer Facility to transfer such Secured Notes into the Depositary's account thereat.

     Book-entry transfer of Secured Notes, however, will not obviate the requirement that the Depositary receive a Letter of Transmittal with respect to such Secured Notes and any other required documents on or before the Expiration Date. Delivery of the Letter of Transmittal and such other documents to the Book-Entry Transfer Facility will not constitute delivery to the Depositary.

    Guaranteed Delivery. If a Secured Noteholder cannot deliver a Letter of Transmittal and its Secured Notes to the Depositary on or before the Expiration Date, such Secured Noteholder may deliver its Secured Notes through an Eligible Institution. To make such a tender, on or before the Expiration Date the Depositary must receive from the Eligible Institution a properly completed Notice of Guaranteed Delivery substantially in the form enclosed herewith. Within three business days after receipt of the Notice of Guaranteed Delivery, the Depositary must receive from the Eligible Institution a properly completed Letter of Transmittal, the Secured Note certificates for the tendered Secured Notes or confirmation of a book-entry transfer of such Secured Notes into the Depositary's account at the Book-Entry Transfer Facility, and any other required documents.

DELIVERY OF EXCHANGE CONSIDERATION

     Upon the terms and subject to the conditions of this Memorandum, the Company will acquire by accepting for exchange and will pay and deliver the Exchange Consideration for all Secured Notes properly delivered pursuant to the Exchange Offer on or prior to the Expiration Date and not withdrawn. In all cases, the Company will deliver the Exchange Consideration for accepted Secured Notes only after the Depositary timely receives the Secured Note certificates for such Secured Notes or confirmation of a book-entry transfer of such Secured Notes into the Depositary's account at the Book-Entry Transfer Facility. For purposes of the Exchange Offer, the Company shall be deemed to have accepted Secured Notes as, if and when the Company gives oral or written notice of such acceptance to the Depositary.

     The Company will pay and deliver the Exchange Consideration for the accepted Secured Notes by transferring the aggregate amount thereof along with interest due to the Depositary. Interest through July 15, 1996 will be paid only to holders of record of a Secured Note on July 1, 1996. If an exchanged Secured Note was transferred to the exchanging Secured Noteholder after July 1, 1996, no interest will be paid to the transferee. Upon the Depositary's receipt thereof, the Company will be deemed to have acquired the accepted Secured Notes and the Exchange Offer will be deemed consummated for all purposes. At that time, such Secured Notes shall be retired and cease to be outstanding. The Depositary will act as the agent for the exchanging Secured Noteholders for the purpose of receiving such payment and transmitting the appropriate portions thereof to them. Under no circumstances will any interest be owed or paid on such amounts because of any delay in making such payments.

     With respect to Secured Notes that the Company does not accept, as soon as possible after determining which Secured Notes the Company has accepted, the Depositary will return the Secured Note certificates for such unaccepted Secured Notes to the registered holder thereof or redeliver such unaccepted Secured Notes by book-entry transfer to the Book-Entry Transfer Facility account from which the Secured Noteholder caused their delivery. If a Secured Note certificate represents both accepted and unaccepted Secured Notes, the Depositary will cause the cancellation of such certificate and the issuance of a new certificate for the unaccepted Secured Notes to the registered holder of the original certificate.

WITHDRAWAL RIGHTS

     A Secured Noteholder's delivery of Secured Notes pursuant to the Exchange Offer will be irrevocable, except that the Secured Noteholder may withdraw such Secured Notes on or before the Expiration Date, unless the Company has accepted them before that date. To withdraw Secured Notes, the Depositary must receive a written notice of withdrawal (a "Notice of Withdrawal") from the Secured Noteholder at one of the Depositary's addresses set forth on the back cover hereof. The Notice of Withdrawal must specify: (i) the name of the person who delivered the Secured Notes to be withdrawn, (ii) the principal amount of Secured Notes to be withdrawn and (iii) the name in which the Secured Note certificates representing such Secured Notes are registered.

     If the Secured Noteholder has delivered or otherwise identified to the Depositary the Secured Note certificates for the Secured Notes to be withdrawn, prior to the physical release of those Secured Note certificates the Secured Noteholder must also furnish to the Depositary the serial numbers for such Secured Note certificates and have the signatures on the Notice of Withdrawal guaranteed by an Eligible Institution that is a member of a Medallion Program, unless the person submitting the Notice of Withdrawal is an Eligible Institution. If a Secured Noteholder has delivered Secured Notes to the Depositary pursuant to the procedure for book-entry transfers, the Notice of Withdrawal must specify the account at the Book-Entry Transfer Facility to be credited with such withdrawn Secured Notes and must otherwise comply with the Book-Entry Transfer Facility's procedures.

CIBC WOOD GUNDY

     CIBC Wood Gundy has provided certain financial advisory services to the Company and certain Secured Noteholders in connection with the Restructuring Transaction. The Company has agreed to pay CIBC Wood Gundy a monthly fee of $85,000 for the period of its engagement, plus a $300,000 fee payable upon the consummation of a restructuring transaction for its advisory services, plus reimbursement for out-of-pocket expenses. In addition, the Company will pay CIBC Wood Gundy a fee of 2.5% of the committed amount if the Senior Secured Credit Facility is funded. The Company has agreed to indemnify CIBC Wood Gundy against certain liabilities in connection with its services as financial adviser, including liabilities under the federal securities laws.

RAUSCHER PIERCE REFSNES, INC.

     For RPR's services in connection with the Restructuring Transaction, the Company has agreed to pay RPR a fee of $100,000, plus reimbursement for out-of pocket expenses. The Company has agreed to indemnify RPR against certain liabilities in connection with its services, including liabilities under the federal securities laws.

DEPOSITARY

     The Depositary for the Exchange Offer is Fleet National Bank. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Exchange Offer should be directed to one of the addresses or telephone numbers set forth on the back cover of this Memorandum. The Depositary is also acting as such for the Tender Offer. The Company will pay the Depositary reasonable and customary compensation for its services in connection with the Exchange Offer and the Tender Offer, plus reimbursement for out-of-pocket expenses. The Company will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

                     DESCRIPTION OF THE COMPANY'S BUSINESS

GENERAL

     The Company owns and operates through its subsidiaries a system of 58 membership-based campgrounds located in 19 states and British Columbia, Canada, serving 131,000 members as of March 31, 1996. Through its subsidiaries, the Company also manages timeshare facilities and owns certain real estate at eight full service resorts and provides a reciprocal use program for members of approximately 330 recreational facilities.

CAMPGROUND OPERATIONS

     The Company owns and operates its network of membership-based campgrounds through NACO and Trails. NACO owns and operates a network of 23 of these campgrounds, and Trails owns and operates a network of 35 of these campgrounds. Members may bring their own recreational vehicles, tents or other sleeping equipment, or rent travel trailers or cabins located at the campgrounds or visit for the day. As of March 31, 1996, NACO had approximately 49,000 campground members and Trails had approximately 82,000 campground members. However, approximately 31% of NACO's campground members and approximately 48% of Trails' campground members possess the right to use the campgrounds in the network of the other company. Campground members are concentrated in several states, including California, Florida, Oregon, Texas and Washington. California has the largest concentration of members.

     Prior to April 1992, the Company sold new campground memberships on an installment basis at sales prices up to approximately $8,000. In April 1992, the Company suspended the sale of new campground memberships because its sales program was operating at a loss and with negative cash flow. In the fall of 1992, the Company began to assist campground members desiring to sell their memberships in the secondary market. During fiscal 1994, as part of its focus on ongoing revenues from campground operations, the Company determined that it should increase its sales and marketing efforts in order to replenish its campground membership base. As a result, in May 1994, the Company instituted a new sales and marketing program under which it began selling new campground memberships on a limited basis. Since that time, the Company has been testing membership products and revising them based on results and its ongoing market research.

     The Company's research indicates that camping is a popular and growing activity in the United States. Camping was the fifth largest participant sport/activity in the United States in 1993, and the number of campers has increased during each of the preceding five years. Moreover, the Company's campgrounds are located in markets containing approximately 25% of all camping households in the United States. While most campers use national or state parks, the Company believes that it has a significant opportunity to compete for campers interested in higher quality facilities and a higher level of service than is typically available at public campgrounds or competing private campgrounds. The Company believes that it can differentiate its campgrounds and services from other campgrounds by emphasizing the quality of its facilities and the benefits and services available at its campgrounds.

     Campground members pay annual dues ranging from $60 to $998. The annual dues collected from campground members constitute general revenue of the Company. Although the Company uses the dues to fund its operating expenses, including corporate expenses and the maintenance and operation of the campgrounds, the membership agreements do not require the Company to use the dues for any specific purpose.

     From January 1, 1993 to March 31, 1995, the Company requested its campground members to participate in a voluntary dues program (the "TTN Alliance Program") under which participating members agreed to increase their dues and campground fees voluntarily. Under this program, participating members either:
(i) increased their annual dues by $100, up to a maximum of $429 per year, and agreed to pay a use fee of $2.00 per night after staying at the campgrounds for 50 nights in any calendar year, or (ii) increased their annual dues to $730 per year without agreeing to pay any use fee. Participating members, however, received certain considerations. A total of 34,200 of the Company's members (25%) chose to participate in the TTN Alliance Program, which has resulted in additional ongoing dues revenue of $2.1 million per year.

     The membership agreements generally permit the Company to increase annually the amount of each member's dues by either (i) the percentage increase in the consumer price index ("CPI") or (ii) the greater of 10% or the percentage increase in the CPI. The Company, however, may not increase the dues on existing contracts of senior citizens and disabled members who notify the Company of their age or disability and request that their dues be frozen. At the present time, approximately 36% of the members have requested that their dues be frozen because of their age or disability. The Company estimates that approximately 50% of the campground members are senior citizens eligible to request that their dues be frozen. The Company is unable to estimate when or if a significant number of these members will request that their dues be frozen in the future.

     NACO members and holders of dual-system memberships, which permit the member to use the campgrounds in both the NACO and Trails systems, may join Resort Parks International ("RPI"). A wholly owned subsidiary of the Company operates the RPI program, which offers a reciprocal program for members of approximately 330 participating recreational facilities. Members of these participating facilities pay a fee to RPI that entitles them to use any of the participating facilities, subject to the limitation that they cannot use an RPI facility located within 125 miles of their home facility. As of March 31, 1996, there were approximately 98,000 RPI members, of which approximately 78,000 were members of campgrounds that are not affiliated with the Company.

CAMPGROUND MANAGEMENT

     During fiscal 1994, a wholly owned subsidiary of the Company ("Wilderness Management") began to manage public campgrounds for the U.S. Forest Service. As of March 31, 1996, Wilderness Management had entered into management contracts covering 35 campgrounds containing a total of 1,436 campsites. Pursuant to these contracts, the Company incurs the expenses of operating the campgrounds and receives the related revenues, net of a fee paid to the Forest Service.

RESORT OPERATIONS

     NACO manages timeshare facilities and owns certain real estate at eight full service resorts located in seven states. NACO currently owns and operates the resort amenities at one of these locations, and has sold the resort amenities at the other locations. NACO's interest in the resorts consists principally of residential lots and timeshare interests in townhouses. As of March 31, 1996, NACO had approximately 29,000 resort members who owned a timeshare interest or lot.

     Timeshare owners pay annual fees to their respective timeshare associations for the cost of operating and maintaining the timeshare facilities. From these fees, the timeshare associations pay management fees to NACO averaging 11% of the annual fees. The Company cannot use these annual fees, other than the management fees, to pay the Company's expenses. Additionally, NACO pays dues to the timeshare associations on unsold timeshare inventory, and receives rental income on the unsold timeshare inventory when the units are rented. In the past, the fees paid to certain timeshare associations were sometimes insufficient to pay the cost of maintaining the facilities. Under these circumstances, NACO performed the maintenance and billed the timeshare associations. As of March 31, 1996, NACO had an aggregate receivable of $3.1 million due from various timeshare associations. The Company believes that collection of certain of these amounts could be difficult due to the limited funds of the timeshare associations. Therefore, the Company has recorded a $2.1 million reserve for amounts considered uncollectible.

          Since June 1992, NACO has been selling its timeshare interests and lots at significantly reduced prices in order to decrease the timeshare inventory on which it pays dues and its inventory of lots.

CONTRACTS RECEIVABLE

     Prior to April 1992, the Company sold substantially all of its campground memberships and resort interests on the installment basis, creating a portfolio of contracts receivable. The Company charges interest on the unpaid balance of the contracts receivable at fixed rates, which vary depending upon the size of the down payment and the length of the contract. The contracts receivable bear interest at rates ranging from 6.0% to 18.9%, with an approximate weighted average stated interest rate of 12.9% as of March 31, 1996. Monthly installment payments range from $90 to $210 over the term of the contracts receivable, which can be up to ten years. The terms of most newer contracts receivable, however, do not exceed five years and contract terms under the Company's current campground membership sales program are limited to one year. At March 31, 1996, approximately 95% of the Company's campground and resort members had paid for their membership or resort interest in full. As of March 31, 1996, the Company possessed contracts receivable from campground and resort members with an aggregate principal balance of $24.3 million, consisting of $6.9 million of contracts receivable associated with the NACO campgrounds, $14.1 million of contracts receivable associated with the Trails campgrounds and $3.3 million of contracts receivable associated with the NACO resorts.

FINANCIAL INFORMATION

     The Company's financial statements for the fiscal year ended June 30, 1995 are contained in the Annual Report incorporated by reference herein and delivered herewith. The Company's interim financial statements for the nine months ended March 31, 1996 are contained in the Quarterly Report incorporated by reference herein and delivered herewith.

     During fiscal 1996, the Company has made operational changes in order to reduce operating costs at its campgrounds and general and administrative expenses. These changes have been achieved through the reduction of excess campground personnel, the seasonal closure of certain facilities with low usage during off-season periods, the permanent closure and abandonment of four campgrounds and the reduction of excess corporate personnel. As a result, total operating costs declined to $25.5 million for the nine months ended March 31, 1996, from $29.6 million for the comparable period in fiscal 1995 (a 14% reduction), while general and administrative expenses fell $1.2 million to $9.3 million (an 11% reduction) for the same periods. For the nine months ended March 31, 1996, the Company had a positive contribution from operations of $4.4 million, compared with a negative contribution of $1.0 million for the same period of fiscal 1995. The Company presently expects to achieve a positive contribution from operations for the full fiscal year of approximately $4.9 million, increased from its previous expectation of $4.0 to 4.5, due to higher than expected campground dues and lower campground operating expenses, partially offset by lower ancillary revenues. See Item 2, "Management's Discussion and Analysis of Financial Conclusion and Results of Operations" in the Quarterly Report incorporated by reference herein.

RECENT OPERATING STRATEGY

     Over the past two years, the Company has modified its membership product to better address the needs of its target market and focused on membership referrals in its sales efforts. The Company's current strategy involves selling multiple and more affordable types of membership products to better suit the desires of various campers. The Company offers membership products with up-front fees ranging from $495 to $2,495 based principally on the number and location of the campgrounds the member wishes to access, with accompanying annual dues ranging from $198 for 15 days of camping per year to $998 for unlimited camping. The Company focuses its new membership sales efforts on guests referred by existing members, whom management believes are more likely to purchase memberships.

     New membership sales have increased substantially. For the nine months ended March 31, 1996, the Company sold 1,834 new memberships at an average sales price of $905 for total revenue of $1.7 million, compared to 439 memberships at an average price of $1,613 for total revenue of $708,000 for the same period in 1995, with accompanying aggregate annual dues of $565,000 in the current period compared to $173,000 in the same period last year. Improved sales, particularly the increase in aggregate annual dues, have enabled the Company to partially offset decreases in revenue resulting from member attrition, but at a level below that necessary to stabilize the membership base. The membership base is declining at a rate of approximately 8% annually. The Company attributes the decline principally to the aging of its members. The Company believes that as new membership sales improve, its net attrition rate will decrease substantially and the membership base will stabilize.

     Over the past two years, the Company's collection of its contracts receivables portfolio has improved as a result of management's implementation of well-defined policies regarding collections procedures and as a result of the portfolio becoming more seasoned. As of March 31, 1996, approximately 95% of the gross contracts receivable balance was current, and less than 2% was more than 90 days past due. The Company estimates that as of June 30, 1996, it will have contracts receivable from campground and resort members with an aggregate principal balance of $21.2 million and a balance of $13.3 million, net of reserves.

     The Company is divesting non-core assets to generate cash and reduce indebtedness. Non-core assets include undeveloped land, lots and buildings in connection with the full service resorts, excess acreage at certain of the Company's campgrounds, and campgrounds that have been removed from the membership system. For fiscal 1996, the Company estimates that it will generate net proceeds of $7.0 million from the sale of non-core assets.

     The Company has approximately $54 million in net operating loss carryforwards incurred during fiscal 1992 through 1995 that are available to shelter future cash flows. The net operating loss carryforwards expire fifteen years after incurred. The Restructuring Plan is intended to avoid a change in control for federal income tax purposes and, therefore, preserve the Company's ability to utilize its net operating loss carryforwards.

     The Company has formulated the Business Plan on the important assumptions, among others, that the progress made in fiscal 1996 will continue and, in the case of its sales and marketing program, increase materially. The Company's calculations under the Business Plan are not historical, except in the case of the first three quarters of fiscal 1996, and involve significant risks and uncertainties. The Company's future results of operations and financial condition may differ materially due to several factors; including but not limited to the Company's continued ability to control costs, its ability to implement its sales and marketing plan, the actual rate of decline in the campground membership base, the actual use of the campgrounds by members and guests, the actual timing of planned asset sales, the actual collection experience of the Company's contracts receivable, future interest rates and the other factors affecting the Business Plan that are set forth or incorporated by reference in this Memorandum and the Annual Report and Quarterly Report incorporated herein by reference. See "Risk Factors - Business Plan Uncertainty" herein.

MANAGEMENT
     The following table sets forth the directors and executive officers of the Company as of the date hereof.


      NAME              AGE           OFFICES AND POSITIONS WITH COMPANY
- -----------------   ------------   -----------------------------------------
William J. Shaw          53                   Director (May 1995)
                                     Chairman of the Board, Chief Executive
                                              Officer and President

Andrew M. Boas           41                   Director (December 1991)

William P. Kovacs        50                   Director (December 1991)

Donald R. Leopold        47                   Director (December 1995)

H. Sean Mathis           49                   Director (December 1991)

Douglas K. Nelson        53                   Director (December 1991)

Harry J. White, Jr.      42            Vice President, Chief Financial Officer,
                                        Chief Accounting Officer and Treasurer

R. Gerald Gelinas        50               Vice President, Sales and Marketing

Walter B. Jaccard        42               Vice President, General Counsel and
                                                      Secretary

                 DESCRIPTION OF SENIOR SUBORDINATED PIK NOTES

     The Senior Subordinated PIK Notes will be issued pursuant to an Indenture (the "Senior Subordinated PIK Note Indenture") among the Company, the Guarantors and Fleet National Bank, as Trustee. The terms of the Senior Subordinated PIK Notes include those stated in the Senior Subordinated PIK Note Indenture and those made a part of the Senior Subordinated PIK Note Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

     The following summary of certain provisions of the Senior Subordinated PIK Notes and the Senior Subordinated PIK Note Indenture does not purport to be complete and is qualified in its entirety by reference to the Senior Subordinated PIK Notes and the Senior Subordinated PIK Note Indenture, drafts of which will be made available upon request.

     Certain defined terms used in the following description have the meanings set forth in this description under "Certain Definitions." References to the Company do not include the Company's Subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

     The Senior Subordinated PIK Notes will be limited to an aggregate principal amount of $40 million, excluding the Secondary Notes (as defined below), and will mature July 15, 2003. Interest on the Senior Subordinated PIK Notes will accrue at the rate of 17 1/2% per annum thereafter. Interest at 5 1/2% per annum for the initial 18 months will be prepaid to the initial holders thereof on the Issue Date. All remaining interest will be payable semi-annually on January 15 and July 15 of each year, commencing January 15, 1997, to holders of record on the immediately preceding January 1 and July 1, in cash or additional Senior Subordinated PIK Notes (the "Secondary Notes"), at the Company's option, through July 15, 2000 and in cash thereafter; however, the Senior Secured Credit Facility may require that interest be paid only in Secondary Notes while the Senior Secured Credit Facility is outstanding. The interest rate will be subject to increase under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement, as described under "Registration Rights Agreement." Interest on the Senior Subordinated PIK Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from July 16, 1996 (or, in the case of Secondary Notes, from the relevant interest payment date). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Senior Subordinated PIK Notes will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check or through certificates mailed to the holders of the Senior Subordinated PIK Notes at their respective addresses set forth in the register of holders of the Senior Subordinated PIK Notes. Unless otherwise designated, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Senior Subordinated PIK Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof, except that Secondary Notes (or Senior Subordinated PIK Notes issued upon transfer thereof) may be issued in denominations of greater or less than $1,000.

SUBSIDIARY GUARANTEE

     The Company's obligations under the Senior Subordinated PIK Notes and the other Note Documents will be unconditionally guaranteed, jointly and severally, pursuant to the Subsidiary Guarantee by all Subsidiaries of the Company existing on the Issue Date (other than an immaterial utility subsidiary), each of which is Wholly Owned, and all future Wholly Owned Subsidiaries of the Company. The Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by each Guarantor without rendering the Subsidiary Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyances or fraudulent transfers or similar laws affecting the rights of creditors generally.

     So long as an Event of Default has not occurred and the Senior Subordinated PIK Notes have not been accelerated, the Senior Subordinated PIK Note Indenture and the Subsidiary Guarantee will provide that Guarantors may be released from their obligations under the Subsidiary Guarantee without obtaining any consent or release from the Trustee when they are disposed of in compliance with the requirements of the Senior Subordinated PIK Note Indenture.

RANKING

     The payment of the principal of, premium (if any) and interest on the Senior Subordinated PIK Notes will be subordinated in right of payment, as set forth in the Senior Subordinated PIK Note Indenture, to the payment when due of the Senior Secured Credit Facility. The payment of the obligations of the Guarantors under the Subsidiary Guarantee is also subordinated in right of payment, as set forth in the Subsidiary Guarantee, to the payment when due of the Senior Secured Credit Facility. After giving effect to the issuance of the Senior Subordinated PIK Notes and the consummation of the Restructuring Transaction, the outstanding principal amount of the Senior Secured Credit Facility is expected to be approximately $30 million.

     Only the Senior Secured Credit Facility will rank senior to the Senior Subordinated PIK Notes or the Subsidiary Guarantee in accordance with the provisions of the Senior Subordinated

PIK Note Indenture and the Subsidiary Guarantee. The Senior Subordinated PIK Notes and the Subsidiary Guarantee will in all respects rank pari passu with all other Indebtedness of the Company and the Subsidiaries, other than Subordinated Indebtedness, and will rank senior to any Subordinated Indebtedness permitted by the Senior Subordinated PIK Note Indenture. However, the Senior Subordinated PIK
Note Indenture will permit a limited amount of Permitted Purchase Money Indebtedness, Capitalized Lease Obligations and certain existing secured Indebtedness, as well as the Working Capital Replacement Facility that may refinance or replace up to $10 million of the Senior Secured Credit Facility for working capital purposes. The Company and each Guarantor will agree in the Senior Subordinated PIK Note Indenture and the Subsidiary Guarantee that it will not incur, directly or indirectly, any Indebtedness which is subordinate or junior in ranking in any respect to the Senior Secured Credit Facility unless such Indebtedness is expressly subordinated in right of payment to the Senior Subordinated PIK Notes.

     The Company may not pay principal of, premium (if any) or interest (other than interest payable in kind) on, the Senior Subordinated PIK Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not otherwise purchase or retire any Senior Subordinated PIK Notes (collectively, "pay the Senior Subordinated PIK Notes"), and no Guarantor may pay any amount on the Subsidiary Guarantee, if (i) any of the Senior Secured Credit Facility is not paid when due or (ii) any other default on the Senior Secured Credit Facility occurs and the maturity of the Senior Secured Credit Facility is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or the Senior Secured Credit Facility has been paid in full in cash. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to the Senior Secured Credit Facility pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, neither the Company nor any Guarantor may pay the Senior Subordinated PIK Notes or pay any amount on the Subsidiary Guarantee, as the case may be, for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the Senior Secured Credit Facility specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company and any such Guarantor from such Representative; (ii) because the default giving rise to such Blockage Notice is no longer continuing or
(iii) because the Senior Secured Credit Facility has been repaid in full in cash). Notwithstanding the provisions described in the immediately preceding sentence, unless the lenders under the Senior Secured Credit Facility or the Representative of such lenders has accelerated the maturity of the Senior Secured Credit Facility, the Company and the Guarantors may resume payments on the Senior Subordinated PIK Notes or on the Subsidiary Guarantee, as the case may be, after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to the Senior Secured Credit Facility during such period. In no event may the total number of days during which any Payment Blockage Period is in effect exceed 179 days in the aggregate during any 360 consecutive day period.

     Upon any payment or distribution of the assets of the Company or any Guarantor, upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or any Guarantor, or any of their respective property, the lenders under the Senior Secured Credit Facility will be entitled to receive payment in full in cash of the Senior Secured Credit Facility before the holders of the Senior Subordinated PIK Notes are entitled to receive any payment and until the Senior Secured Credit Facility is paid in full in cash, any payment or distribution to which holders of Senior Subordinated PIK Notes would be entitled but for the subordination provisions of the Senior Subordinated PIK Note Indenture and the Subsidiary Guarantee will be made to the lenders under the Senior Secured Credit Facility. If a distribution is made to holders of Senior Subordinated PIK Notes that due to the subordination provisions should not have been made to them, such holders will be required to hold it in trust for the lenders under the Senior Secured Credit Facility and pay it over to them as their interests may appear.

     If payment of the Senior Subordinated PIK Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the lenders under the Senior Secured Credit Facility or the Representative of such lenders of the acceleration. The Company may not pay the Senior Subordinated PIK Notes until five Business Days after such lenders or the Representative of the Senior Secured Credit Facility receives notice of such acceleration and, thereafter, may pay the Senior Subordinated PIK Notes only if the subordination provisions of the Senior Subordinated PIK Note Indenture otherwise permit payment at that time.

     By reason of such subordination provisions contained in the Senior Subordinated PIK Note Indenture and the Subsidiary Guarantee, in the event of insolvency, creditors of the Company or the Guarantors who are lenders under the Senior Secured Credit Facility may recover more, ratably, than the holders of Senior Subordinated PIK Notes, and creditors of the Company who are not lenders under the Senior Secured Credit Facility or holders of the Senior Subordinated PIK Notes may recover less, ratably, than lenders under the Senior Secured Credit Facility and may recover more, ratably, than the holders of Senior Subordinated PIK Notes.

SECURITY

     Generally. The Senior Subordinated PIK Notes and the Subsidiary Guarantee will initially be unsecured obligations of the Company and the Guarantors. Upon repayment in full of the Senior Secured Credit Facility, the Senior Subordinated PIK Notes and the Subsidiary Guarantee will be secured by the same assets as secured the Senior Secured Credit Facility, other than cash and other Cash Equivalents and other assets required to secure any Working Capital Replacement Facility. The Senior Secured Credit Facility will be secured by substantially all of the assets of the Company and the Subsidiaries other than (i) certain leasehold interests and other leased assets, (ii) certain vehicles, trailers and other equipment; (iii) equipment subject to financing and any newly acquired or leased assets financed with Permitted Indebtedness and (iv) any agreements, permits, licenses or the like that cannot be subjected to a Lien without the consent of third parties, which consent has not been obtained.

     Subject to the continuing collateral requirements of any Working Capital Replacement Facility, the assets available to secure the Senior Subordinated PIK Notes and the Subsidiary Guaranty after repayment of the Senior Secured Credit Facility, include, as of the date of this Memorandum, the following: (i) the capital stock of the Company's subsidiaries, including NACO and its subsidiaries, RPI, Trails and its subsidiaries, and Wilderness Management,
(ii) 56 campgrounds and common amenities at one resort owned by a Subsidiary, together with related improvements, certain equipment, and certain other tangible personal property located there to the extent existing mortgages do not prohibit such Liens, (iii) the closed campgrounds and other real estate that the Subsidiaries own and are in the process of selling, (iv) the contracts receivable that the Company and the Subsidiaries own and (v) all indebtedness owed to the Company by its Subsidiaries, together with any related Liens.

     Disposition of Collateral. So long as an Event of Default has not occurred and the Senior Subordinated PIK Notes have not been accelerated, the Senior Subordinated PIK Note Indenture and the Subsidiary Guarantee will provide that the Company and the Subsidiaries may dispose of their properties free from the Liens of the Collateral Documents without obtaining any consent or release from the Trustee; provided that the Company complies with the requirements of the Senior Subordinated PIK Note Indenture and any applicable appraisal and other requirements of the Trust Indenture Act.

OPTIONAL REDEMPTION

     The Senior Subordinated PIK Notes will be redeemable at the option of the Company, in whole or in part, at any time upon not less than 30 nor more than 60 days' notice to each holder of Senior Subordinated PIK Notes, at the redemption price of 100% of principal amount, plus accrued interest to the redemption date.

     The Company will not be required to make sinking fund payments with respect to the Senior Subordinated PIK Notes.

CHANGE OF CONTROL REPURCHASE OFFER

     In the event that a Change of Control (as defined below) has occurred, each holder of Senior Subordinated PIK Notes will have the right, at such holder's option, subject to the terms and conditions of the Senior Subordinated PIK Note Indenture, to require the Company to repurchase all or any part of such holder's Senior Subordinated PIK Notes at a cash price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date. Within
30 days following a Change of Control, the Company will be required to
(i) notify the lenders under the Senior Secured Credit Facility or any Working Capital Replacement Facility that a Change of Control has occurred and
(ii) either (1) repay in full the Senior Secured Credit Facility or any Working Capital Replacement Facility or offer to repay in full all such Indebtedness and repay the Indebtedness held by each lender who has accepted such offer or
(2) obtain the requisite consent under the Senior Secured Credit Facility or any Working Capital Replacement Facility to permit the repurchase of the Senior Subordinated PIK Notes. The Company shall first comply with the foregoing before the beginning of a 30-day period within which it shall be required to commence its offer to repurchase the Senior Subordinated PIK Notes as described under "Redemption and Repurchase Offer Procedure" below.

     "Change of Control" means (i) the sale, lease or transfer of all or substantially all of the Company's assets to any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) other than the Existing Affiliates, (ii) the liquidation or dissolution of the Company, (iii) the time that the Company first determines or reasonably should have known that any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than the Existing Affiliates is or becomes the "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such "person" has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock then outstanding of the Company normally entitled to vote in elections of directors or (iv) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

     Except as described above with respect to a Change of Control, the holders of the Senior Subordinated PIK Notes will not be able to require the Company to repurchase or redeem the Senior Subordinated PIK Notes in the event of a takeover, recapitalization or similar restructuring. The Change of Control purchase feature may in certain circumstances make more difficult or discourage a takeover of the Company, and thus the removal of incumbent management. The Company has no knowledge of any specific effort to accumulate the

Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Senior Subordinated PIK Note Indenture, but that could affect the Company's capital structure.

REDEMPTION AND REPURCHASE OFFER PROCEDURE

     Within 30 days after the repurchase provisions described above or under "Certain Covenants - Limitation on Sales of Assets and Subsidiary Stock" have been triggered, the Company will, or will cause the Trustee to, send to each holder of Senior Subordinated PIK Notes whose Senior Subordinated PIK Notes have been selected to be offered to be repurchased, an offer to repurchase such Senior Subordinated PIK Notes or a portion thereof. A holder may exercise its rights with respect to such an offer by delivering to the Paying Agent, at the office of the Paying Agent, a written notice prior to the close of business on the third Business Day prior to the repurchase date set forth in the Company's offer. Any holder may withdraw such notice at any time prior to the close of business on the third Business Day prior to the repurchase date specified in the Company's offer by delivering a written notice of withdrawal to the Paying Agent. The delivery of the Senior Subordinated PIK Notes to be sold by the holder (together with any necessary endorsements) to the Paying Agent at the office of the Paying Agent will be a condition to the receipt by the holder of the purchase price therefor.

     The notice mailed by the Company in respect of the redemptions and repurchase offers described above or below under "Certain Covenants - Limitation on Sales of Assets and Subsidiary Stock" will contain all instructions and materials necessary to enable the holders of Senior Subordinated PIK Notes to tender their Senior Subordinated PIK Notes to the Company, and each such redemption and repurchase offer will be conducted in compliance with applicable tender offer rules, including, if applicable, Section 14(e) of the Exchange Act and Rule 14e-l thereunder.

     In the case of any redemption or repurchase offer where all of the Senior Subordinated PIK Notes are not being redeemed or repurchased at any time, selection of the Senior Subordinated PIK Notes to be redeemed or repurchased will be made by the Trustee from and among the outstanding Senior Subordinated PIK Notes on a pro rata basis, by lot or by any other method determined by the Trustee to be fair and appropriate, subject to compliance with the requirements of any national securities exchange on which the Senior Subordinated PIK Notes may be then listed. On and after any applicable redemption or repurchase date, interest shall cease to accrue on the Senior Subordinated PIK Notes or portions thereof called for redemption or being repurchased.

CERTAIN COVENANTS

     Limitation on Restricted Payments. The Senior Subordinated PIK Note Indenture will provide that the Company will not, and will not cause or permit any of its Subsidiaries to, make, directly or indirectly, any Restricted Payment; provided, however, that the foregoing will not prohibit:

          (a) the redemption, repurchase or other acquisition or retirement of Capital Stock from the substantially concurrent sale of Qualified Capital Stock or Capital Stock that is common stock; or

          (b) the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness with the Net Proceeds received by the Company from the substantially concurrent sale of Qualified Capital Stock or Subordinated Indebtedness of the Company or in exchange for Qualified Capital Stock or Subordinated Indebtedness of the Company, which Subordinated Indebtedness (i)(A) is at least as subordinated in ranking to the Senior Subordinated PIK Notes as, (B) has an Average Life not shorter than, and (C) has no installment (contingent or otherwise) of principal or liquidation amount (including upon the happening of an event or the passage of time) due before any installment of principal of, the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired and (ii) has a principal amount (or, if such Indebtedness is issued at less than its principal amount, has an original issue price, as determined in accordance with GAAP) not to exceed the sum of (A) the lesser of (x) the principal amount of such Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired in exchange therefor and (y) if such Subordinated Indebtedness being acquired was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such transaction, plus (B) the out-of-pocket expenses incurred by the Company in connection with the acquisition or retirement of such Subordinated Indebtedness or the sale of or its exchange for such Qualified Capital Stock or Subordinated Indebtedness, including without limitation any redemption, prepayment or similar premium paid with respect to such acquisition or retirement.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Senior Subordinated PIK Note Indenture will provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, create, assume or suffer to exist any consensual encumbrance or restriction on the ability of any Subsidiary to pay dividends or make other distributions on the Capital Stock of such Subsidiary or pay any obligation to the Company or any of its Subsidiaries or otherwise transfer assets or make or pay loans or advances to the Company or any of its Subsidiaries, except (a) restrictions imposed by the Senior Subordinated PIK Notes, the Senior Subordinated PIK Note Indenture and the Collateral Documents, (b) encumbrances and restrictions imposed by the Senior Secured Credit Facility or any Working Capital Replacement Facility, (c) customary non-assignment provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practices, (d) rights of members and other customers arising in the ordinary cause of business from memberships, rights to use or related or similar interests in campgrounds, resorts or other facilities (whether arising from the holding of such memberships, rights to use or related or similar interests, by applicable law or otherwise), (e) restrictions under any agreement relating to any property, assets or business acquired by the Company or its Subsidiaries, which restrictions existed at the time of acquisition, were not put in place in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired or to any property, assets or business other than the property, assets and business of the Person so acquired, (f) any such contractual encumbrance imposed by or in connection with the incurrence of any Permitted Purchase Money Indebtedness and Capitalized Lease Obligations permitted pursuant to clause (d) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," provided such encumbrance does not have the effect of restricting (otherwise than upon foreclosure) the payment of dividends to the Company or any Guarantor or the payment of Indebtedness owed to the Company or any Guarantor or reducing the amount of any such dividends or payments, (g) any such contractual encumbrance or restriction in existence as of the Issue Date, (h) any restrictions with respect to Capital Stock or assets, respectively, of a Subsidiary imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (i) replacements of restrictions imposed pursuant to clauses (a) through (h) that are no more restrictive than those being replaced.

     Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock. The Senior Subordinated PIK Note Indenture will provide that, except as set forth below, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, issue, assume, Guarantee, incur, or otherwise become directly or indirectly liable with respect to (including as a result of an acquisition, merger or consolidation), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur," or, as appropriate, an

"incurrence of"), any Indebtedness or any Disqualified Capital Stock from and after the Issue Date. The exceptions set forth below are not exclusive of one another.

     (a)  The Company and the Subsidiaries may incur Existing Indebtedness.

     (b) The Company and the Subsidiaries may incur Indebtedness under the Note Documents.

     (c) The Company and the Subsidiaries may incur the Senior Secured Credit Facility and any Working Capital Replacement Facility.

     (d) The Company and its Subsidiaries may incur (i) Permitted Purchase Money Indebtedness and Capitalized Lease Obligations not exceeding $9,000,000 in principal amount (excluding Existing Indebtedness and any Refinancing Indebtedness in respect thereof) at any time outstanding and (ii) unsecured Indebtedness not exceeding $500,000 in principal amount (excluding Existing Indebtedness and any Refinancing Indebtedness in respect thereof) at any time outstanding.

     (e) The Company may incur Subordinated Debt, provided that the Net Cash Proceeds thereof are used for the substantially concurrent redemption, repurchase or other acquisition or retirement of Senior Subordinated PIK Notes or the Senior Secured Credit Facility.

     (f) The Company and the Subsidiaries may incur Refinancing Indebtedness with respect to any Indebtedness permitted by this covenant, other than clause
(c) or (d) above.

     (g) The Company may incur Indebtedness (i) in respect of bankers' acceptances, letters of credit and performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation for the payment of borrowed money of others), all in the ordinary course of business, in amounts and for the purposes customary in the Company's industry, (ii) arising under any appeal or reimbursement obligations with respect to any judgment, which judgment does not constitute a Default or (iii) constituting reimbursement obligations with respect to letters of credit in respect of workers' compensation claims, provided that the aggregate principal amount outstanding of such Indebtedness (including any Existing Indebtedness of like kind and any Refinancing Indebtedness with respect to such Indebtedness) shall at no time exceed $5,000,000.

     (h) The Company may incur Indebtedness to any Wholly Owned Subsidiary of the Company, and any Wholly Owned Subsidiary of the Company may incur Indebtedness to any other Wholly Owned Subsidiary or to the Company; provided that such obligations, in each case, shall either be (i) unsecured and subordinated in all respects to the prior payment in full in cash of the Company's or such Subsidiary's obligations pursuant to the Note Documents (other than with respect to payment of principal or interest if no Default or Event of Default shall have occurred and be continuing at the time of any payment of or with respect thereto) or (ii) a Permitted Intercompany Secured Loan; provided that any such Indebtedness of a Subsidiary that is not a Guarantor shall comply with all requirements for a Permitted Intercompany Secured Loan. Subsidiaries may also incur Indebtedness that is a Permitted Investment of the Company or another Subsidiary.

     (i) The Company and its Subsidiaries may incur Indebtedness representing the balance deferred and unpaid of the purchase price of any property or services used in the ordinary course of their business that would constitute ordinarily a trade payable to trade creditors (other than accounts payable or other obligations to trade creditors arising in the ordinary course of business that have remained unpaid for greater than 90 days, unless such payable or obligation is being contested in good faith and adequate reserves therefor have been established in accordance with GAAP).

     Limitation on Liens. The Senior Subordinated PIK Note Indenture will provide that the Company will not, and will not permit its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien in or on any right, title or interest to any of their properties or assets, except,

          (a)  Permitted Liens,

          (b) Liens that secure the Senior Secured Credit Facility or any Working Capital Replacement Facility,

          (c)  Liens created by the Collateral Documents, and

          (d) Liens that secure Permitted Purchase Money Indebtedness and Capitalized Lease Obligations permitted to be incurred under clause (d) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," which Liens shall not attach to any assets other than the assets financed thereby.

     Limitation on Sales of Assets and Subsidiary Stock. The Senior Subordinated PIK Note Indenture will provide that neither the Company nor any of its Subsidiaries will, in one transaction or a series of related transactions,
(i) convey, sell, lease, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, business or assets or (ii) engage in any sale or other transfer or issuance of any Capital Stock of any Subsidiary of the Company, whether by the Company or a Subsidiary of the Company, or through the issuance, sale or transfer of Capital Stock by a Subsidiary of the Company (an "Asset Sale"), unless (A) within 180 days after the date of such Asset Sale, the Net Cash Proceeds therefrom are (x) applied to the repayment of the Senior Secured Credit Facility or any Working Capital Replacement Facility or
(y)either applied to the repurchase of the Senior Subordinated PIK Notes (which may be made in any manner selected by the Company, including, without limitation, open market purchases, privately negotiated transactions or redemptions), or invested in assets or property directly related to a Related Business of the Company or such Subsidiary (or the Company or such Subsidiary shall have entered into a binding obligation to make such an investment), (B) in the case of any Asset Sale (or series of related Asset Sales) for Net Proceeds in excess of $1,250,000, at least 80% of the value of such consideration for such Asset Sale consists of U.S. Legal Tender or Cash Equivalents, (C) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect to such Asset Sale and (D) the Board of Directors of the Company determines in good faith that the Company or such applicable Subsidiary receives fair market value for such Asset Sale.

     Notwithstanding the provisions of the foregoing paragraph:

          (i) the Company and its Subsidiaries may in the ordinary course of business and consistent with past practices, convey, sell, lease, transfer, assign or otherwise dispose of assets acquired and held for resale in the ordinary course of business;

          (ii) the Company and its Subsidiaries may convey, sell, lease, transfer or otherwise dispose of assets pursuant to and in accordance with the covenant "Limitation on Merger, Sale or Consolidation";

          (iii) the Company and its Subsidiaries may sell damaged, worn out or other obsolete property or abandon property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the Company or such Subsidiary, as applicable; and

          (iv) the Company and its Subsidiaries may convey, sell, lease, transfer, assign, or otherwise dispose of assets at no less than their fair value to the extent that the Net

     Cash Proceeds for any Asset Sale (or series of related Asset Sales) does not exceed $1,000,000.

     Limitation on Transactions with Affiliates.  The Senior Subordinated PIK
Note Indenture will provide that, subject to the last sentence of this paragraph, neither the Company nor any of its Subsidiaries will be permitted after the Issue Date to enter into or extend or renew any transaction or series of related transactions with any Affiliate (an "Affiliate Transaction"), unless
(A) the Affiliate Transaction is on terms at least as favorable to the Company or such Subsidiary, as the case may be, as those that could have been obtained in a comparable transaction with an unaffiliated third party; (B) in the case of an Affiliate Transaction with a value to either party in excess of $1,000,000, a majority of the independent directors of the Company determines that such transaction complies with clause (A); and (C) in the case of any Affiliate Transaction (including any series of related transactions) with an aggregate value (to either party) in excess of $5,000,000, the Company or such Subsidiary must in addition, prior to the consummation thereof, obtain a written favorable opinion as to the fairness of such transaction to the Company from a financial point of view from any national or regional independent investment banking firm. The foregoing shall not apply to (i) transactions between one or more Guarantors or between the Company and one or more Guarantors, (ii) Restricted Payments permitted to be made under the covenant "Limitations on Restricted Payments,"
(iii) customary directors' fees and other compensation, stock option grants and indemnities, (iv) extensions of and payments made with respect to Permitted Intercompany Loans or unsecured subordinated Indebtedness permitted to be incurred under clause (h) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" or (v) employment, consulting and related agreements entered into by the Company or any of the Subsidiaries with their respective officers, employees or directors in the ordinary course of business.

     Maintenance of Insurance. The Senior Subordinated PIK Note Indenture will provide that, from and at all times after the Issue Date, the Company and its Subsidiaries will have in effect customary insurance against such risks, on terms, with deductibles (or self-insurance), and in amounts as are customarily carried by similar businesses.

     Limitation on Merger, Sale or Consolidation.  The Senior Subordinated PIK
Note Indenture will provide that none of the Company or any Subsidiary will consolidate with or merge with or into another Person or, directly or indirectly, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, other than the Company or a Subsidiary, unless (i) either (a) the Company or such Subsidiary, as the case may be, is the continuing entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture or other appropriate document all of the obligations of the Company or such Subsidiary, as the case may be, in connection with the Note Documents to which the Company or the Subsidiary, as the case may be, was a party (including any Liens thereunder); (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect to such transaction; and (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the surviving or transferee entity is at least equal to the Consolidated Net Worth of the Company or such Subsidiary, as the case may be, immediately prior to such transaction (exclusive of amounts paid in respect of dissenters' rights). Notwithstanding the foregoing, the Company and its Subsidiaries may effect Asset Sales that comply with the covenant "Limitation on Sales of Assets and Subsidiary Stock" (or are expressly excluded from compliance with such covenant by the provisions thereof) without complying with the foregoing covenant, provided that no such Asset Sale (or series of related Asset Sales) involves all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole.

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company or such Subsidiary to which the foregoing is applicable, the successor corporation formed by such consolidation or into which the Company or such Subsidiary, as the case may be, is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Subsidiary, as the case may be, under the Note Documents to which the Company or Subsidiary is a party with the same effect as if such successor corporation had been named therein as the Company or such Subsidiary, as the case may be. Any such Person will be required to ensure, by executing and delivering appropriate instruments and opinions of counsel, that the Trustee continues to hold any Lien on any Collateral for the benefit of the holders of the Senior Subordinated PIK Notes to the extent then required by the Note Documents.

     Limitation on Lines of Business. The Senior Subordinated PIK Note Indenture will provide that neither the Company nor any Subsidiary will directly or indirectly engage in any line or lines of business activity other than in a Related Business.

     Financial Reports. Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will be required to deliver to the Trustee within 15 days after it is or would have been required to file such with the SEC, for delivery to each holder of Senior Subordinated PIK Notes, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the SEC if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, together with a management's discussion and analysis of financial condition and results of operations that would be so required.

     In addition, the Company will be required to deliver to the Trustee quarterly an Officers' Certificate regarding the absence of any Default or Event of Default or specifying the nature of any such Default or Event of Default, the period of existence thereof and any steps the Company or the relevant Subsidiary proposes to take with respect thereto.

PAYMENTS FOR CONSENT

     The Senior Subordinated PIK Note Indenture will provide that neither the Company nor any of its Subsidiaries shall directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Senior Subordinated PIK Notes for or as an inducement to any consent, waiver or amendment of any of the provisions of the Senior Subordinated PIK Note Indenture or the other Note Documents unless such consideration is offered to be paid or agreed to be paid to all holders of the Senior Subordinated PIK Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

EVENTS OF DEFAULT AND REMEDIES

     Events of Default. The Senior Subordinated PIK Note Indenture will define an Event of Default to include (i) the failure by the Company to pay any installment of interest on the Senior Subordinated PIK Notes as and when due and payable and the continuance of any such failure for 30 days, (ii) the failure by the Company to pay all or any part of the principal, or premium, if any, on the Senior Subordinated PIK Notes when and as the same become due and payable at maturity, redemption, by acceleration or otherwise, including without limitation failure to make any payment required upon a Change of Control Offer or Asset Sale, as and when due, (iii) the failure by the Company or any Subsidiary to observe or perform any other covenant or agreement contained in the Note Documents and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 30% in aggregate principal amount of the

Senior Subordinated PIK Notes outstanding, (iv) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any Material Subsidiary, (v) a default in the payment of principal, premium, if any, or interest when due that extends beyond any stated period of grace applicable thereto or an acceleration for any other reason of maturity of (a) the Senior Secured Credit Facility or any Working Capital Replacement Facility or (b) any other Indebtedness of the Company or any of its Subsidiaries with an aggregate principal amount in excess of $2,000,000, (vi) final unsatisfied judgments not covered by insurance aggregating at least $2,000,000 at any one time rendered against the Company or any of its Subsidiaries and not stayed, bonded or discharged within 60 days and (vii) the repudiation by any Subsidiary of its obligations under the Subsidiary Guarantee, or any judgment or decree by a court or governmental agency of competent jurisdiction declaring the unenforceability of the payment obligations under the Subsidiary Guarantee or any of the Collateral Documents (subject to a 10-day grace period in the case of any Collateral Document). The Trustee may withhold from the holders of Senior Subordinated PIK Notes notice of any continuing Event of Default (except any Event of Default in payment of principal or interest on the Senior Subordinated PIK Notes) if the Trustee determines that withholding such notice is in the best interest of the holders of the Senior Subordinated PIK Notes.

     Acceleration. If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv) above), then in every such case unless the principal of all of the Senior Subordinated PIK Notes shall have already become due and payable, either the Trustee or the holders of 30% in aggregate principal amount of the Senior Subordinated PIK Notes then outstanding, by notice in writing to the Company, and to the Trustee if given by such holders, may declare all principal and accrued interest thereon to be due and payable immediately. If an Event of Default specified in clause (iv) above relating to the Company or any of its Material Subsidiaries occurs, all principal and accrued interest will be immediately due and payable on all outstanding Senior Subordinated PIK Notes without any declaration or other act on the part of the Trustee or the holders of Senior Subordinated PIK Notes. The holders of no less than a majority in aggregate principal amount of Senior Subordinated PIK Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal on the Senior Subordinated PIK Notes that became due as a result of the acceleration, have been cured or waived.

     Prior to the declaration of acceleration of the maturity of the Senior Subordinated PIK Notes, the holders of a majority in aggregate principal amount of the Senior Subordinated PIK Notes at the time outstanding may waive on behalf of all such holders any Default or Event of Default, except a Default in the payment of principal of or interest on any Senior Subordinated PIK Note not yet cured, or a Default or Event of Default with respect to any covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Senior Subordinated PIK Note affected.

     Remedies with Respect to Collateral

     In General. Specific rights and remedies of the Trustee under the Collateral Documents ultimately will include the right of the Trustee to sell the Collateral and to apply the net proceeds to the Senior Subordinated PIK Notes in accordance with the terms of the Senior Subordinated PIK Note Indenture and the Collateral Documents.

     Limitations on Foreclosure. Some states, including California, Oregon and Washington, have non-disturbance statutes that place limitations on the ability of the owner of a campground to close the campground or a lienholder to foreclose its lien. In certain states, these statutes permit the owner of a campground to close the campground or a lienholder to foreclose its lien if the holders of memberships at the campground receive access to a comparable campground. The Mortgages on the campgrounds included in any Collateral will contain non-disturbance provisions that limit the ability of the Lienholder to foreclose its Lien unless the holders of the related memberships receive access to a comparable campground. The impact of the rights of members under these laws and non-disturbance provisions is uncertain and could adversely effect the implementation of, and the benefits or recoveries that may be available from, foreclosures in respect of such Collateral.

     Other General Restrictions. The Trustee's ability to foreclose upon and sell any campgrounds, stock of Subsidiaries, any loans from the Company to its Subsidiaries ("Affiliate Loans") or other Collateral will be subject to the procedural and other restrictions of the relevant state's real estate law or Uniform Commercial Code. The Collateral includes stock of Subsidiaries that is not publicly traded and may only be sold in compliance with applicable Federal and state securities laws.

     As regards proceeding against any Guarantor and its assets, the Trustee may either foreclose upon any Affiliate Loans outstanding to such Guarantor included in the Collateral or proceed under the Subsidiary Guarantee. If the Trustee chose to foreclose upon Affiliate Loans, the necessity of first foreclosing on the pledge of the Affiliate Loans might result in delay and increase the risk that a petition for relief under bankruptcy or insolvency law could be filed by or against any one or more of the Company and the Guarantors. If, on the other hand, the Trustee chose to proceed by demand and foreclosure under the Subsidiary Guarantee, its ability to realize upon the Collateral could be limited by the invocation of state-law suretyship defenses and laws relating to fraudulent conveyances or fraudulent transfers or similar laws affecting the rights of creditors generally.

  Additional Foreclosure Limitations. The laws of the jurisdictions where the Company's campgrounds are located contain limitations on foreclosure that could delay or prevent realization pursuant to the Collateral Documents or discourage bidders at a foreclosure sale. These limitations may include, among others, (i) the right to reinstate the debt after commencement of foreclosure proceedings by paying any delinquent installments, costs and expenses incurred by the Trustee;
(ii) the right to redeem the property after it has been sold in a foreclosure sale; (iii) "one-action" rules which require a creditor to pursue its remedies against a defaulting debtor in a single action, and which, after a creditor determines to pursue a particular remedy, will deny that creditor any other remedy that it may have; and (iv) anti-deficiency statutes which prohibit a creditor from seeking a deficiency judgment following a non-judicial foreclosure sale.

MODIFICATION OF THE SENIOR SUBORDINATED PIK NOTE INDENTURE AND COLLATERAL DOCUMENTS

     The Senior Subordinated PIK Note Indenture will provide that the Senior Subordinated PIK Note Indenture and the Collateral Documents may be modified by a vote of holders of 66 2/3% in aggregate principal amount of the Senior Subordinated PIK Notes, except in certain circumstances that will require unanimous consent including, without limitation, changes with respect to payment of principal, premium and interest (upon redemption, maturity or otherwise) and the release of Guarantors or Collateral, except as otherwise provided by the Senior Subordinated PIK Note Indenture.

     The Senior Subordinated PIK Note Indenture will also provide that the Company and the Trustee may modify the Senior Subordinated PIK Note Indenture or the Collateral Documents without the consent of the holders of Senior Subordinated PIK Notes to, among other things, (i) add covenants, conditions and restrictions for the protection of the holders of Senior Subordinated PIK Notes or to surrender any right or power of the Company or any Guarantor, (ii) cure any ambiguity or correct any inconsistency that does not adversely affect the legal or other rights of holders of Senior Subordinated PIK Notes or
(iii) modify, eliminate or add to the provisions to the extent necessary to qualify the Senior Subordinated PIK Note Indenture under or otherwise comply with the Trust Indenture Act or other applicable statutes. In addition, Collateral may be released or modified as permitted in the Senior Subordinated PIK Note

Indenture and in the Collateral Documents (including in connection with any Asset Sale) or a Subsidiary ceasing to be a Guarantor as permitted under the Note Documents.

REQUIREMENTS FOR CERTAIN ACTIONS

     The Senior Subordinated PIK Note Indenture will provide that for the purposes of any modification of the Senior Subordinated PIK Note Indenture or the Note Documents, the requisite 66 2/3% in principal amount of outstanding Senior Subordinated PIK Notes will take into account Senior Subordinated PIK Notes held by Affiliates controlling the Company in the absence of a Default or Event of Default. However, the majority in principal amount of outstanding Senior Subordinated PIK Notes required for any waivers or certain other actions after a Default or Event of Default, and the 30% in principal amount required for notices of default or acceleration, will disregard Senior Subordinated PIK Notes held by Affiliates controlling the Company.

FURTHER ASSURANCES

     The Senior Subordinated PIK Note Indenture will provide that the Company will, and will cause each of its Subsidiaries to, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as reasonably may be required from time to time in order (i) to carry out more effectively the purposes of the Collateral Documents, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests required to be encumbered thereby, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Trustee any of the rights granted or now or hereafter intended by the parties thereto to be granted to the Trustee or the Company under the Collateral Documents or under any other instrument executed in connection therewith.

DISCHARGE OF THE SENIOR SUBORDINATED PIK NOTE INDENTURE

     The Senior Subordinated PIK Note Indenture will be discharged upon payment or redemption of all of the Senior Subordinated PIK Notes issued thereunder. In addition, the Senior Subordinated PIK Note Indenture will be discharged (subject, among other things, to the rights of the holders of Senior Subordinated PIK Notes to receive payment in respect of the principal, premium, if any, and interest on the Senior Subordinated PIK Notes) 90 days after
(i) irrevocable deposit by the Company with the Trustee of U.S. Legal Tender and/or U.S. government obligations that will provide money in an amount sufficient to pay the principal of, and premium, if any, and each installment of interest on the outstanding Senior Subordinated PIK Notes and (ii) delivery to the Trustee of a satisfactory opinion of counsel regarding Federal income tax consequences to the holders of the Senior Subordinated PIK Notes.

     The Company alternatively may omit to comply with certain restrictive covenants (but must continue to otherwise comply with the Senior Subordinated PIK Note Indenture) and such omission shall not be deemed an Event of Default under the Senior Subordinated PIK Note Indenture and the Senior Subordinated PIK Notes if, among other things, the Company (i) makes the above-described deposit and (ii) delivers to the Trustee a satisfactory opinion of counsel regarding the absence of adverse Federal income tax consequences to the holders of the Senior Subordinated PIK Notes.

     In order for any discharge to be effective as described above, (i) there can be no Default or Event of Default that has occurred and is then continuing, and (ii) such act cannot result in a default under any agreement to which the Company or any Subsidiary is a party or by which it is bound.

CONCERNING THE TRUSTEE

     The Senior Subordinated PIK Note Indenture will contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company; provided, however, if the Trustee acquires any conflicting interest (as defined in the Senior Subordinated PIK Note Indenture) and a default exists under the Senior Subordinated PIK Note Indenture, the Trustee must eliminate such conflict or resign.

     The holders of 66 2/3% in aggregate principal amount of the Senior Subordinated PIK Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Senior Subordinated PIK Note Indenture will provide that in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent Person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no duty to exercise any of its rights or powers under the Senior Subordinated PIK Note Indenture at the request of any holder of Senior Subordinated PIK Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

CERTAIN DEFINITIONS

     "Affiliate" means (i) any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any of its Subsidiaries, (ii) any spouse, immediate family member, or other relative who has the same principal residence of any Person described in clause (i) above, and (iii) any trust in which any Person described in clause (i) or (ii) above has a beneficial interest. For purposes of this definition, the term "control" means (a) the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, (b) the beneficial ownership of 10% or more of the voting Capital Stock of a Person (on a fully diluted basis) or of warrants or other rights to acquire such voting Capital Stock (whether or not exercisable) in respect of the covenant "Limitation on Transactions with Affiliates" or (c) the beneficial ownership of 25% or more of such voting Capital Stock or warrants or other rights in respect of all other provisions of the Senior Subordinated PIK Note Indenture.

     "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal (or redemption) payment of such security or instrument multiplied by the amount of such principal (or redemption) payment by
(ii) the sum of all such principal (or redemption) payments.

     "Business Day" means any day other than a Saturday, Sunday or a legal holiday in the states of New York, Texas or any other relevant State.

     "Capitalized Lease Obligation" of a Person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty, and any refinancing or replacement of such obligation; and such obligation shall be deemed secured by a Lien on any property or assets to which such lease relates.

     "Capital Stock" means, with respect to any Person, any and all shares of stock, partnership or other interests, participations or other equivalents of or interests in (however designated) such Person, including each class of common stock and preferred stock of such Person, but excluding convertible Indebtedness.

     "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of two years or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof; (ii) demand and time deposits and certificates of deposit or acceptance with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (iii) commercial paper with a maturity of 270 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the Director of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any commercial bank meeting the specifications of clause (ii) above;
(v) overnight bank deposits and bankers acceptances at any commercial bank meeting the qualifications specified in clause (ii) above; (vi) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (ii) above but which is a local depository bank, provided all deposits in the local depository bank do not exceed $100,000 in the aggregate at any one time; (vii) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (ii) above but which is a lender (or bank affiliate thereof) under the Senior Secured Credit Facility or any Working Capital Replacement Facility, provided all such deposits do not exceed $5,000,000 in the aggregate at any one time; (viii) demand and time deposits and certificates of deposit with any commercial bank organized in the United States not meeting the qualifications specified in clause (ii) above, provided that such deposits and certificates support bond, letter of credit and other similar types of obligations incurred in the ordinary course of business; and (ix) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (i) through (v) above.

     "Collateral" means any assets of the Company, the Guarantors or any of their respective Subsidiaries defined as Collateral in any of the Collateral Documents.

     "Collateral Documents" means, collectively, the Company Pledge Agreement, the Company Security Agreement, the Subsidiary Pledge Agreement, the Subsidiary Security Agreement, the Mortgages and any other security document entered into by the Company or any Subsidiary to secure its obligations under the Note Documents, in each case as amended from time to time as permitted by the Senior Subordinated PIK Note Indenture.

     "Company Pledge Agreement" means the Company Pledge Agreement, dated as of the date of the Senior Subordinated PIK Note Indenture, between the Company and the Trustee, securing the Company's obligations under the Note Documents and substantially in the form attached to the Senior Subordinated PIK Note Indenture, as amended from time to time as permitted by the Senior Subordinated PIK Note Indenture.

     "Company Security Agreement" means the Company Security Agreement, dated as of the date of the Senior Subordinated PIK Note Indenture, between the Company and the Trustee, securing the Company's obligations under the Note Documents and substantially in the form attached to the Senior Subordinated PIK Note Indenture, as amended from time to time as permitted by the Senior Subordinated PIK Note Indenture.

     "Consolidated Net Worth" of any Person at any date means the aggregate of capital, surplus and retained earnings of such Person (plus amounts of equity attributable to preferred stock) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such Person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity) (a) the amount of capital, surplus and accrued but unpaid dividends attributable to any Disqualified Capital Stock or treasury stock and (b) all upward revaluations and other write-ups in the book value of any asset of such Person or a Consolidated Subsidiary of such Person, other than subsequent to the Issue Date.

     "Consolidated Subsidiary" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired), the financial statements of which shall be (or should have been) consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

     "Default" means any event that is, or after notice or passage of time would be, an Event of Default.

     "Disqualified Capital Stock" means, with respect to any Person, Capital Stock of such Person that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such Person or any of its Subsidiaries, in whole or in part, on or prior to a date that is 91 days after the Maturity Date.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Affiliate" means any Affiliate of the Company as of June 1, 1996, together with its Affiliates as of such date.

     "Existing Indebtedness" means Indebtedness of the Company or its Subsidiaries in existence on the Issue Date and listed on a schedule to the Senior Subordinated PIK Note Indenture.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Guarantee" means any guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligation. "Guarantee", when used as a verb, has a correlative meaning.

     "Guarantor" means any Person that has executed and delivered the Subsidiary Guarantee. Guarantor shall include each present and future Wholly Owned Subsidiary of the Company, except as otherwise provided in the Senior Subordinated PIK Note Indenture regarding the release of Guarantors under certain circumstances.

     "Indebtedness" means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of or with respect to any Person, (i)in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof),

(ii) evidenced by bonds, notes, debentures or similar instruments,
(iii) representing the balance deferred and unpaid of the purchase price of any property or services, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;
(b) all obligations of such Person under "interest rate swap, "cap" or "collar" obligations, foreign currency hedges and similar agreements; (c) all liabilities of others of the kind described in the preceding clause (a) or (b) that such Person has Guaranteed or that is otherwise its legal liability and all obligations to purchase, redeem or acquire any Capital Stock; and (d) all obligations secured by a Lien (other than a Permitted Lien not described in clause (g) of the definition of "Permitted Lien") not securing any liability or obligation that would itself constitute Indebtedness to which the property or assets (including, without limitation, leasehold interests and any other tangible or intangible property rights) of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability, provided that the amount of such obligations shall be limited to the lesser of the fair market value of the assets or property to which such Lien attaches and the amount of the obligation so secured; and (e) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties.

     "Investment" by any Person in any other Person means (without duplication)
(a) the acquisition by such Person (whether for cash, property, services, securities or otherwise) of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of such other Person or any agreement to make any such acquisition; (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension; (c) the entering into by such Person of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of such other Person; or (d) the making of any capital contribution by such Person to such other Person.

     "Issue Date" means the date of first issuance of the Senior Subordinated PIK Notes under the Senior Subordinated PIK Note Indenture.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge or encumbrance of any kind with respect to such asset (including any agreement to give any Lien). For the purposes of the Senior Subordinated PIK Note Indenture, a Person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreements, Capitalized Lease Obligation or other title retention agreement relating to such asset.

     "Material Subsidiary" means a Consolidated Subsidiary representing at least 5% of the book value of the total assets of the Company and its Consolidated Subsidiaries determined in accordance with GAAP.

     "Maturity Date" means July 15, 2003, the Stated Maturity of the Senior Subordinated PIK Notes.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Mortgage" means a mortgage or deed of trust and related assignment of rents between any Subsidiary that owns or leases any campground or other significant real estate asset and the Trustee, granting a Lien on such campground or other real estate securing such Subsidiary's obligations under the Note Documents (including under the Subsidiary Guarantee (in the case of a Guarantor) and any Permitted Intercompany Loans) and substantially in the form attached to the Senior Subordinated PIK Note Indenture, as amended from time to time as permitted by the Senior Subordinated PIK Note Indenture.

     "Net Cash Proceeds" means the aggregate amount of U.S. Legal Tender and Cash Equivalents received by the Company or any Subsidiary in respect of an Asset Sale or the sale of Capital Stock or Subordinated Debt, less the sum of all reasonable fees, commissions and other out-of-pocket expenses incurred in connection with such Asset Sale or sale, including the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes to be paid by the Company or such Subsidiary in connection with such Asset Sale or sale (as reasonably determined by the Company in good faith based upon then applicable average tax rates and giving effect to all applicable deductions, credits and other allowances and payments under tax sharing agreements), and after giving effect to the repayment of all Indebtedness secured by, and which became due and payable as a result of the sale of the subject assets or such sale of Capital Stock or Subordinated Debt, other than the Senior Secured Credit Facility and the Senior Subordinated PIK Notes, provided that Net Cash Proceeds shall in no event be less than zero.

     "Net Proceeds" means the aggregate Net Cash Proceeds and fair market value of property (valued at the fair market value thereof at the time of receipt in good faith by the Board of Directors of the Company), other than securities of the Company or any of its Subsidiaries, received by the Company after the payment of expenses, taxes, commissions, discounts and the like incurred in connection therewith.

     "Note Documents" means, collectively, the Senior Subordinated PIK Notes, the Senior Subordinated PIK Note Indenture (including the Subsidiary Guarantee) and the Collateral Documents, in each case as amended from time to time as permitted by the Senior Subordinated PIK Note Indenture.

     "Permitted Intercompany Secured Loan" means any loan made by the Company to any Subsidiary that (i) is evidenced by a promissory note, (ii) is secured by a Lien on substantially all assets of such Subsidiary other than assets of the kind not required to be pledged as Collateral pursuant to the Senior Subordinated PIK Note Indenture, which Lien shall be subject only to a prior Lien on the same assets, if any, securing the Subsidiary Guarantee, and
(iii) together with a promissory note and any related Collateral and Liens, is pledged to the Trustee for the benefit of the holders of the Senior Subordinated PIK Notes.

     "Permitted Investments" means any (i) Investments in the Company,
(ii) Investments in a Wholly Owned Subsidiary or in a Person engaged in a Related Business which, upon the making of such Investment, will become a Wholly Owned Subsidiary, provided that such Subsidiary is not subject to any encumbrance or restriction (other than under the Senior Secured Credit Facility) that has the effect of restricting the payment by such Subsidiary of dividends to the Company or any Guarantor or the payment by such Subsidiary of Indebtedness owed to the Company or any Guarantor or reducing the amount of any such dividends or payments, (iii) Investments in another Person engaged in a Related Business in connection with a consolidation, merger or disposition of assets permitted by the covenant "Limitation on Merger, Sale or Consolidation,"
(iv) Investments in another Person engaged in a Related Business which is not, or will not (upon the making of such Investment) become a Wholly-Owned Subsidiary, provided that the aggregate amount invested in all such Persons shall not exceed $1,000,000 at any time outstanding, (v) Investments in Cash Equivalents, (vi) any securities received in connection with Asset Sales to the extent permitted by the covenant "Limitation on Sales of Assets and Subsidiary Stock," (vii) Investments paid for with Qualified Capital Stock in a Person engaged in a Related Business, (viii) payments required by the By-Law amendment attached as Exhibit D to this Memorandum, and the transfer

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

restrictions set forth in paragraph 5 of "Notice to Exchanging Noteholders" and
(ix) payments in respect of dissenters' rights to holders of not more than 5% of the Company's Capital Stock.

     "Permitted Liens" means any of the following:

          (a) Liens arising by reason of any judgment, decree or order of any court only to the extent for an amount and for a period not resulting in an Event of Default with respect thereto and so long as such Lien is being contested in good faith and is adequately bonded, and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally adversely terminated or the period within which such proceedings may be initiated shall not have expired;

          (b) Security for the performance of bids, tenders, trade, contracts (other than contracts for the payment of money) or leases, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business or appeal bonds, and public and statutory bonds;

          (c) Liens (other than Liens arising under Employee Retirement Income Security Act of 1974, as amended ("ERISA")) for taxes, assessments or other governmental charges not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

          (d) Liens of carriers, warehousemen, mechanics, landlords, materialmen, repairmen or other like Liens arising by operation of law in the ordinary course of business (other than Liens arising under ERISA) and consistent with industry practices and Liens on deposits made to obtain the release of such Liens if (i) the underlying obligations are not overdue for a period of more than 90 days or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; and banker's liens and rights of set off arising in the ordinary cause of business;

          (e) Easements, rights of way, zoning and similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business and consistent with industry practices that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or a Subsidiary) or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries; provided that any such Liens are not incurred in connection with any borrowing of money or any commitment to loan any money or to extend any credit;

          (f) rights of members and other customers arising in the ordinary cause of business from memberships, rights to use or related or similar interests in campgrounds, resorts, or other facilities (whether arising from the holding of such memberships, rights to use or related or similar interests, by applicable law or otherwise);

          (g) leases, subleases, permits or other rights to use or occupy property owned or hereafter acquired by the Company or any of its Subsidiaries other than Capitalized Lease Obligations;

          (h) Pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation;

          (i) Liens, incurred in connection with the incurrence of Refinancing Indebtedness in compliance with the Senior Subordinated PIK Note Indenture with respect to Indebtedness secured by Liens, provided (i) such Liens do not extend to any additional property or assets and (ii) such Liens are no more adverse to the interests of holders of the Senior Subordinated PIK Notes than the Liens replaced or extended thereby;

          (j) Such Liens and items described in paragraph (e) above in existence and outstanding on the Issue Date as are disclosed in title reports issued in connection with the Senior Secured Credit Facility;

          (k) Liens that secure Indebtedness of any Person existing at the time such Person becomes a Subsidiary of the Company or is merged or consolidated into or with the Company or a Subsidiary of the Company, provided that such Liens do not extend to or cover any other property or assets and were not put in place in anticipation of such acquisition;

          (l) Liens in favor of the Trustee (or, in the case of Liens securing Permitted Intercompany Loans, the Company or any Guarantor) under the Collateral Documents;

          (m) Liens in favor of the Company or any Guarantor, which are assigned to the Trustee as Collateral for the Senior Subordinated PIK Notes or the Subsidiary Guarantee, as applicable; and

          (n) Liens of the Company or its Subsidiaries in existence on the Issue Date, and set forth in a schedule to the Senior Subordinated PIK Note Indenture.

     "Permitted Purchase Money Indebtedness" means Indebtedness that is incurred to finance the acquisition or lease after the Issue Date of newly acquired or leased trailers, vehicles and other movable equipment, fixtures and other equipment used in connection with the operation of any campground, resort or other asset, and any refinancing or replacement of such Indebtedness.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated association, government or any agency or political subdivision thereof or any other entity.

     "Qualified Capital Stock" means any preferred stock of the Company that is not Disqualified Capital Stock.

     "Refinancing Indebtedness" means Indebtedness or Disqualified Capital Stock
(a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or
(b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed the sum of
(i) the reasonable and customary fees and expenses incurred in connection with such Refinancing, including any prepayment premium or penalty, plus (ii) the lesser of (A) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so Refinanced and (B) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided that (1) Refinancing Indebtedness of any Subsidiary of the Company shall only be used to Refinance outstanding Indebtedness or Disqualified Capital Stock of such Subsidiary,
(2) Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such refinancing and (y) in all respects, be no less subordinated, if applicable, to the rights of holders of the Senior Subordinated PIK Notes than was the Indebtedness or Disqualified Capital Stock to be refinanced, (3) such Refinancing Indebtedness shall have no installment of principal (or redemption) scheduled to come due earlier than the scheduled maturity of any installment of principal of the Indebtedness (or Disqualified Capital Stock) to be so refinanced that was scheduled to come due prior to the Maturity Date and (4) such Refinancing Indebtedness shall have no installment of interest payable in cash without the Company's option to pay such interest in kind earlier than the installments of cash interest on the Indebtedness to be refinanced.

     "Registration Rights Agreement" means the Registration Rights Agreement, to be dated as of the date of the Senior Subordinated PIK Note Indenture, between the Company and Fleet National Bank, as Trustee.

     "Related Business" means the ownership, operation or management of campgrounds (whether or not membership based), resorts or other facilities in the vacation or recreation industry, and the provision of reservations or other services related thereto, as well as sales and marketing activities related thereto, conducted or proposed in good faith to be conducted by the Company or any of its Subsidiaries and any and all materially related businesses conducted or proposed in good faith to be conducted by the Company or any of its Subsidiaries in support of and ancillary to the foregoing.

     "Representative" means the trustee, agent or representative (if any) for an issue of Indebtedness.

     "Restricted Investment" means any Investment other than a Permitted Investment.

     "Restricted Payment" means, with respect to any Person, (a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person or any Subsidiary of such Person (other than dividends or distributions payable in Equity Interests (other than Disqualified Capital Stock) of the Company, dividends or distributions payable to the Company or any Subsidiary and pro rata dividends or distributions payable to a minority stockholder of a Subsidiary), (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person or any Subsidiary of such Person other than any such Equity Interests owned by the Company or any Subsidiary (but excluding (i) payments required by the By-Law amendment attached as Exhibit D to this Memorandum, and the transfer restrictions set forth in paragraph 5 of "Notice to Exchanging Noteholders," and (ii) payments in respect of dissenters' rights to holders of not more than 5% of the Company's Capital Stock), (c) any purchase, redemption or other acquisition or retirement for value of, or any payment in respect of any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such Person or a Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and (d) any Restricted Investment by such Person.

     "S&P" means Standard & Poor's Corporation and its successors.

     "SEC" means the Securities and Exchange Commission.

     "Senior Secured Credit Facility" means the senior secured credit facility contemplated by this Memorandum (including, without limitation, all credit, guarantee and collateral documents in respect thereof) for the Company or its Subsidiaries in a principal amount not exceeding $40,000,000 at any time outstanding (as the same may be amended, modified, extended, refinanced or replaced from time to time, provided that the final maturity thereof is not extended more than one year after the initial final maturity thereof). Any Subordinated Indebtedness, the proceeds of which are used to refinance the Senior Secured Credit Facility, shall not be included within this definition.

     "Senior Subordinated PIK Note Indenture" means the Senior Subordinated PIK
Note Indenture among USTrails Inc., as issuer, certain of its Subsidiaries, as Guarantors, and Fleet National Bank, as Trustee.

     "Stated Maturity," means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof).

     "Subordinated Indebtedness" means all Indebtedness of the Company or of its Subsidiaries that (a) is unsecured, (b) is subordinated in right of payment to the prior payment in full in cash of the Senior Subordinated PIK Notes or the Subsidiary Guarantee or Permitted Intercompany Secured Loans owing by such Subsidiary to the same extent as the Senior Subordinated PIK Notes and the Subsidiary Guarantee are subordinated to the Senior Secured Credit Facility,
(c) provides that interest thereon may be paid in cash only after July 15, 2000,
(d) matures after the Maturity Date and (e) has an Average Life not shorter than that applicable to the Senior Subordinated PIK Notes.

     "Subsidiary," with respect to any Person, means (i)a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person or (ii)any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest. Unless otherwise specified, "Subsidiary" means any Subsidiary of the Company.

     "Subsidiary Guarantee" means the unconditional and irrevocable Guarantees by the Guarantors of the obligations of the Company under the Senior Subordinated PIK Notes and the other Note Documents, as contained in the Senior Subordinated PIK Note Indenture, as amended from time to time as permitted by the Senior Subordinated PIK Note Indenture.

     "Subsidiary Pledge Agreement" means the Subsidiary Pledge Agreement, dated as of the date of the Senior Subordinated PIK Note Indenture, among the Subsidiaries (other than Yuba) and the Trustee, securing such Subsidiaries' respective obligations under the Note Documents (including under the Subsidiary Guarantee and Permitted Intercompany Loans) and substantially in the form attached to the Senior Subordinated PIK Note Indenture, as amended from time to time as permitted by the Senior Subordinated PIK Note Indenture.

     "Subsidiary Security Agreement" means the Subsidiary Security Agreement, dated as of the date of the Senior Subordinated PIK Note Indenture, among the Subsidiaries (other than Yuba) and the Trustee, securing the Subsidiaries' respective obligations under the Note Documents (including under the Subsidiary Guarantee and Permitted Intercompany Loans) and substantially in the form attached to the Senior Subordinated PIK Note Indenture, as amended from time to time as permitted by the Senior Subordinated PIK Note Indenture.

     "Trustee" means Fleet National Bank.

     "U.S. Legal Tender" means any lawful money of the United States of America.

     "Wholly Owned" means, with respect to any Subsidiary of the Company, that all the issued and outstanding Capital Stock of such Subsidiary is owned by the Company, directly or through other Wholly Owned Subsidiaries, as the case may be.

     "Working Capital Replacement Facility" means a credit facility for working capital purposes (including, without limitation, all credit, guarantee and collateral documents in respect thereof) not exceeding $10,000,000 in principal amount at any time outstanding that refinances or replaces the Senior Secured Credit Facility (as such credit facility for working capital purposes may be amended, modified, extended, refinanced or replaced from time to time).

     "Yuba" means Yuba Investment Company.


                          DESCRIPTION OF COMMON STOCK

GENERAL

     Holders of Common Stock are entitled to one vote for each share held of record on any matter submitted to a vote at any meeting of the stockholders. Directors are elected by a plurality of the votes cast at the election. Generally, any matter submitted for the approval of the stockholders must receive the affirmative vote of the holders of a majority of all the shares represented at a meeting at which a quorum is present. However, the affirmative vote of holders of shares representing a majority of the votes entitled to be cast are required to approve any amendment to the Company's Restated Articles of Incorporation or to approve any merger, consolidation, or dissolution of the Company, or any sale, lease, or exchange of all or substantially all of the assets of the reorganized Company.

     In addition to the voting requirements specified by applicable law, the Company's Restated Articles of Incorporation require the affirmative vote of 66 2/3% of the outstanding shares of Common Stock prior to the consummation of certain "going private" transactions or other transactions that result in certain changes of control of the Company for consideration less than the fair market value of such shares at the time of issuance, unless such shares are issued or sold (i) in an underwritten public offering pursuant to an effective registration statement filed under the Securities Act, (ii) ratably to the existing holders of the Company's capital stock or (iii) in connection with benefit programs maintained for employees, officers, or directors of the Company, which programs have been approved by the shareholders of the Company.

     The Restated Articles of Incorporation of the Company do not contain a provision permitting cumulative voting for the election of directors. The holders of more than 50% of the Common Stock voting upon the election of directors, therefore, may be able to elect all of the directors to be elected at the meeting. The directors of the Company are elected annually and serve for terms of one year and until their successors are elected and qualified.

     Holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the board of directors from funds legally available for that purpose. Since inception the Company has not paid any dividends. Moreover, upon consummation of the Restructuring Transaction and subject to certain exceptions, the Company will not pay any dividends until the Senior Secured Credit Facility and the Senior Subordinated PIK Notes are repaid.

NEVADA STATUTORY RESTRICTIONS ON BUSINESS COMBINATIONS/CORPORATE CONTROL

     The Nevada Combinations With Interested Stockholders Act (the "Business Combinations Act") and the Nevada Acquisition of Controlling Interest Act (the "Control Shares Act") may have the effect of delaying or making it more difficult to effect a change in control of the Company. The Business Combinations Act prohibits an "interested stockholder" and a Nevada public corporation with 200 or more stockholders (hereinafter, "corporation") form entering into a "combination," unless certain conditions are met. A "combination" means any merger or consolidation of a corporation or any of its subsidiaries with an "interested stockholder," or any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets or issuance of shares of the corporation, in one transaction or a series of transactions, to or with an "interested stockholder" having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of a corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of a corporation or (iii) representing 10% or more of the earning power or net income of a corporation. An "interested stockholder" means (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the corporation, or (b) an affiliate or associate of the corporation, that, at any time within the three years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the corporation. A corporation may not engage in a "combination" with any "interested stockholder" within three years after the interested stockholder first became an interested stockholder unless the combination or purchase of shares first making such person an interested stockholder is approved by the board of directors before the interested stockholder first became an interested stockholder. If this approval is not obtained, then after the expiration of the three-year period, the business combination may only be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or after certain minimum statutory consideration requirements have been met with respect to the acquisition of all the capital stock of the corporation held by the disinterested shareholders immediately before the date the interested stockholder acquired such shares.

     The Control Shares Act prohibits an acquirer, under certain circumstances, from voting shares of a Nevada corporation with 200 or more stockholders, 100 of whom are stockholders of record and Nevada residents (hereinafter, "target corporation") after crossing certain threshold ownership percentages, unless the acquirer obtains the approval of the target corporation's disinterested stockholders. The Control Shares Act specifies three thresholds: (i) one-fifth or more but less than one-third, (ii) one-third but less than a majority, and
(iii) a majority or more, of the outstanding voting power of the corporation. Once an acquirer crosses one of these thresholds, those shares acquired in an offer or acquisition and acquired within 90 days immediately preceding the date when the acquiring person became an acquiring person, become "control shares" and are deprived of the right to vote until disinterested stockholders restore that right. The Control Shares Act also provides that in the event "control shares" are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the "control shares" are entitled to payment for the fair value of their shares.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company. Its telephone number is (212) 936-5100.

ADDITIONAL STOCK TRANSFER RESTRICTIONS

     By-Law Transfer Restrictions. The Board of Directors intends to adopt an amendment to the By-Laws of the Company prior to consummation of the Restructuring Transaction to impose certain restrictions (the "By-Law Transfer Restrictions") on the transferability and ownership of Common Stock issued after the amendment to the by-laws ("Post-Amendment Common Stock") (including the Common Stock issued pursuant to the Exchange Offer) for up to 24 months following consummation of the Exchange Offer. The text of the amendment to the By-Laws is set forth as Exhibit D hereto. Holders are urged to read such exhibit in its entirety. The By-Law Transfer Restrictions are designed to restrict direct and indirect transfers of the Common Stock that could result in the imposition of limitations on the use by the Company, for federal income tax purposes, of the NOLs and other tax attributes that are and will be available to the Company.

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

     The Company estimates that, after consummation of the Exchange Offer, NOLs of approximately $50.4 million will be available to offset taxable income recognized by the Company in periods after June 30, 1996. Section 382 of the Code limits the use of losses and other tax benefits by a company that has undergone an "ownership change," as defined in Section 382. Generally, an ownership change occurs if one or more shareholders, each of whom owns 5% or more in value of a company's capital stock, increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by such shareholders over the preceding three-year period. For this purpose, all holders who each own less than 5% of a company's capital stock are generally treated together as one or more 5 percent shareholders. In addition, certain constructive ownership rules, which generally attribute ownership of stock to the ultimate beneficial owner thereof without regard to ownership by nominees, trusts, corporations, partnerships or other entities, or to related individuals, are applied in determining the level of stock ownership of a particular shareholder. Special rules, described below, can result in the treatment of options (including warrants) as exercised if such treatment would result in an ownership change. All percentage determinations are based on the fair market value of a company's capital stock.

     If an ownership change of the Company were to occur, the amount of taxable income in any year (or portion of a year) subsequent to the ownership change that could be offset by NOLs or other carryovers existing (or "built-in") prior to such ownership change could not exceed the product obtained by multiplying
(i) the aggregate value of the Common Stock immediately prior to the ownership change (with certain adjustments) by (ii) the federal long-term tax exempt rate (5.78% for ownership changes occurring during July 1996). Because the value of the Common Stock, as well as the federal long-term tax-exempt rate, fluctuate, it is impossible to predict with any accuracy the annual limitation upon the amount of taxable income of the Company that could be offset by such NOLs or other items if an ownership change were to occur subsequent to the consummation of the Exchange Offer. The Company would incur a corporate-level tax (current maximum federal rate of 35%) on any taxable income during a given year in excess of the Company's NOL limitation. While the NOLs not used as a result of this limitation remain available to offset taxable income in future years, an ownership change, under certain circumstances, would significantly defer the utilization of the NOLs, accelerate the payment of federal income tax, cause a portion of the NOLs to expire prior to their use, and reduce stockholders' equity.

     Based on the most current facts of which the Company has been made aware, the Company expects that the issuance of Common Stock in the Exchange Offer will result in a change in ownership for purposes of Section 382 of as much as 41.5%, less than the 50% change required to cause an "ownership change." Approval and consummation of the Exchange Offer increases the risk that the Company will undergo an ownership change because of the significant change in ownership attributable to the additional issuance of Common Stock. Therefore, the possibility of triggering an ownership change of the Company through the regular trading of Common Stock is greatly increased during the 36 month period immediately following the Exchange Offer, although after 24 months the likelihood of triggering an ownership change is reduced because the aggregate changes in ownership over a three-year period at that point will be reduced by about 10%. As a result, the Company proposed, and the Board of Directors intends to approve, the By-Law Transfer Restrictions in order to prevent the transfer of Post-Amendment Common Stock for the 24 month period following the Exchange Offer. See "Risk Factors - Business Plan Uncertainty" herein.

     Description of the By-Law Transfer Restrictions. The By-Law Transfer Restrictions, generally will restrict, until 24 months after the consummation of the Exchange Offer (or earlier in certain events), any direct or indirect transfer of Post-Amendment Common Stock that would (i) except as provided below, increase to more than 4.75% the percentage ownership of Common Stock of any person who at any time during the preceding three-year period did not own more than 4.75% of the Company's Common Stock, (ii) except as provided below, increase the

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

percentage of Common Stock owned by any person that during the preceding three-year period owned more than 4.75% of the Company's Common Stock, or by any group of persons treated as a "5% shareholder" (as defined in the Code, but substituting "4.75%" for "5%"), or (iii) cause an ownership change of the Company within the meaning of Section 382. The Company believes that, as of the date hereof, the only shareholders that would be treated as beneficially owning at least 4.75% of the Company's Common Stock after consummation of the Exchange Offer are CM Strategic and SC Fundamental and their respective affiliates. The Company is not aware of any other shareholders that beneficially own at least 4.75% of the Company's Common Stock after the consummation of the Exchange Offer.

     Generally, the By-Law Transfer Restrictions contain several exceptions. For example, the restrictions will not prevent a transfer if, in the determination of the Board of Directors of the Company, the transfer results in a change in ownership over a three-year period for purposes of Section 382 of no more than 48 percent. As an illustration, this exception would permit an Exchanging Noteholder who owns less than 4.75% of the Company's Common Stock to transfer shares of Common Stock to any other Exchanging Noteholders, and to transfer shares of Common Stock to any other shareholder who does not (as a result of the transfer) own 4.75% of the Company's Common Stock. Also, the restrictions will not prevent a transfer if the purported transferee obtains the approval of the Board of Directors of the Company, which approval shall be granted or withheld in the sole and absolute discretion of the Board of Directors, after considering all facts and circumstances including but not limited to future events deemed by the Board of Directors to be reasonably possible. Finally the By-Law Transfer Restrictions will be imposed only with respect to the amount of the Company's Common Stock (or options with respect to the Company's Common Stock) purportedly transferred in excess of the threshold established in the By-Law Transfer Restrictions.

     Transfers included under the By-Law Transfer Restrictions include sales to persons who would exceed the thresholds discussed above, or to persons whose ownership of shares would by attribution cause another person to exceed such thresholds, as well as sales by persons who exceeded such thresholds prior to the By-Law Transfer Restrictions becoming effective. Numerous rules of attribution, aggregation and calculation prescribed under the Code (and related regulations) will be applied in determining whether the 4.75% threshold has been met and whether a group of less than 4.75% shareholders will be treated as a "public group" that is a 5 percent shareholder under Section 382. As a result of these attribution rules, the By-Law Transfer Restrictions could prohibit ownership of the Company's Common Stock as a result of a change in the relationship between two or more persons or entities, or a transfer of an interest other than the Company's Common Stock, such as an interest in an entity that, directly or indirectly, owns the Company's Common Stock. The Transfer Restrictions may also apply to proscribe the creation or transfer of certain "options" (which are broadly defined) in respect of the Company's Common Stock to the extent, generally, that exercise of the option would result in a proscribed level of ownership.

     The By-Laws of the Company provide for all certificates representing the Post-Amendment Common Stock, including Common Stock issued on a transfer thereof, to bear the following legend:

          TRANSFER OF THESE SHARES IS SUBJECT TO RESTRICTIONS DESIGNED TO AVOID AN "OWNERSHIP CHANGE" WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. SUCH RESTRICTIONS ARE SET FORTH IN THE COMPANY'S PRIVATE PLACEMENT MEMORANDUM, DATED JUNE 28, 1996, RELATING TO A RESTRUCTURING TRANSACTION, THE LETTER OF TRANSMITTAL RELATED THERETO AND ARTICLE NINE OF THE BY-LAWS OF THE COMPANY. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO BE BOUND BY SUCH

     RESTRICTIONS. THE COMPANY WILL FURNISH TO THE RECORD HOLDER OF THIS CERTIFICATE, UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS, A COPY OF SUCH RESTRICTIONS.

     The Board of Directors also intends to issue instructions to or make arrangements with the transfer agent of the Company (the "Transfer Agent") to implement the By-Law Transfer Restrictions. The By-Law Transfer Restrictions provide that the Transfer Agent shall not record any transfer of the Company's Common Stock purportedly transferred in excess of the threshold established in the By-Law Transfer Restrictions. The Transfer Agent also has the right, prior to and as a condition to registering any transfers of the Company's Common Stock on the Company's stock transfer records, to request an affidavit from the purported transferee of the Common Stock regarding such purported transferee's actual and constructive ownership of the Company's Common Stock. If, after requesting such an affidavit, the Transfer Agent does not receive an affidavit or the affidavit evidences that the transfer would violate the By-Law Transfer Restrictions, the Transfer Agent is required to notify the Company and not enter the transfer in the Company's stock transfer records. These provisions may result in the delay or refusal of certain requested transfers of the Company's Common Stock.

     Any direct or indirect transfer of Common Stock attempted in violation of the restrictions would be void ab initio as to the purported transferee, and the purported transferee would not be recognized as the owner of the shares owned in violation of the restrictions for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such Common Stock, or in the case of options, receiving Common Stock in respect of their exercise. Common Stock acquired in violation of the By-Law Transfer Restrictions is referred to as "Excess Common Stock."

     Excess Common Stock is automatically transferred to a trustee effective as of the close of business on the business day prior to the date of the violative transfer. As soon as practicable following the receipt of notice from the Company that Excess Common Stock was transferred to the trustee, the trustee is required to sell such Excess Common Stock in an arms-length transaction that would not constitute a violation under the By-Law Transfer Restrictions. The net proceeds of the sale, after deduction, of all costs incurred by the Company, the Transfer Agent, and the trustee, will be distributed first to the violating shareholder in an amount equal to the lesser of such proceeds or the cost incurred by the shareholder to acquire such Excess Common Stock, and the balance of the proceeds, if any, will be distributed to a charitable beneficiary together with any other distributions with respect to such Excess Common Stock received by the trustee. If the Excess Common Stock is sold by the purported transferee, such person will be treated as having sold the Excess Common Stock as an agent for the trustee, and shall be required to remit all proceeds to the trustee (less, in certain cases, an amount equal to the amount such person otherwise would have been entitled to retain had the trustee sold such shares). Pending such sale, any dividends or other distributions paid prior to discovery by the Company that the Excess Common Stock has been transferred to the trustee are treated as held by the purported transferee as agent for the trustee and must be paid to the trustee upon demand, and any dividends or other distributions declared but unpaid after such time shall be paid to the trustee. Votes cast by a purported transferee with respect to Excess Common Stock prior to the discovery by the Company that the Excess Common Stock was transferred to the trustee will be rescinded as void and recast in accordance with the desire of the trustee acting for the benefit of the charitable beneficiary. The trustee shall have all rights of ownership of the Excess Common Stock.

     Special provisions apply where the violative transfer involves a transfer by a 4.75% shareholder, which are designed to continue to treat such 4.75% shareholder as owning the shares transferred. In such case, the Company must attempt to locate the person or public group that purchased the Excess Common Stock, and if such person or public group can be located, the Excess Common Stock will be required to be returned (together with any distributions received thereon) to the transteror, and the tranferor to return the purchase price, together with all other losses, damages, costs and expenses incurred by that purchaser, to the purchaser. If the Company is unable to locate the purchaser within 90 days, the Company is required (to the extent permitted under its loan agreements) to purchase Common Stock in a manner that would reduce the ownership of the person or public group whose ownership increased as a result of the prohibited transfer and to hold such Common Stock on behalf of the 4.75% shareholder that transferred the Excess Common Stock in violation of the By-Law Transfer Restrictions. In such case, the 4.75% shareholder will be treated as the owner of the Excess Common Stock for all purposes, and amounts incurred by the Company to finance the purchase of such Excess Common Stock will be treated as a loan to such shareholder, with interest at the "applicable federal rate" under Section 1274(d) of the Code.

     If the violative transaction results from indirect ownership of Common Stock, the By-Law Transfer Restrictions provide a mechanism that is intended to invalidate the ownership of the Company's Common Stock actually owned by the violating shareholder and any persons within such shareholder's control group. Only if such provisions will not be effective to prevent a violation of the By-Law Transfer Restrictions will ownership of Common Stock by other persons be invalidated under the By-Law Transfer Restrictions.

CONTRACTUAL TRANSFER RESTRICTIONS

     In addition to the By-Law Transfer Restrictions and as a part of the Exchange Offer, the Company will also require each Exchanging Noteholder to sign a covenant imposing certain restrictions (the "Contractual Transfer Restrictions") on the acquisition, disposition and ownership of all Common Stock held by the Exchanging Noteholder for up to 24 months following the consummation of the Exchange Offer. See "Notice to Exchanging Noteholders."

     The Contractual Transfer Restrictions extend the By-Law Transfer Restrictions described above to all Common Stock held by an Exchanging Noteholder prior to the Exchange Offer. Thus, as a result of the Contractual Transfer Restrictions, all of the Common Stock held by an Exchanging Noteholder, including both the Common Stock held by the Exchanging Noteholder prior to the Exchange Offer and the Common Stock issued to the Exchanging Noteholder pursuant to the Exchange Offer will be subject to restrictions identical to the By-Law Transfer Restrictions. Therefore, all Exchanging Noteholders will be restricted from transferring any shares of Common Stock held by the Exchanging Noteholder immediately prior to the consummation of the Exchange Offer in any manner which would violate the Contractual Transfer Restrictions.

RISK OF OWNERSHIP CHANGE

     Notwithstanding the transfer restrictions, there remains a risk that certain transfers of Common Stock not restricted by the By-Law Transfer Restrictions or the Contractual Transfer Restrictions and/or certain changes in relationships among shareholders or other events could cause an ownership change of the Company under Section 382. Together, the By-Law Transfer Restrictions and the Contractual Transfer Restrictions will restrict the transfer of all Post-Amendment Common Stock and all Common Stock currently held by the Exchanging Noteholders. However, the transfer restrictions will place no restrictions on the transfer of Common Stock issued prior to the amendment to the By-Laws currently held by any stockholder other than an Exchanging Noteholder. Transfers of such Common Stock could cause changes in ownership sufficient to trigger an ownership change of the Company, thereby causing the loss of NOLs and other tax attributes. Similarly, changes in the relationships of holders of Common Stock could cause changes in ownership of Common Stock through the application of the attribution rules discussed above, and therefore could also trigger an ownership change of the Company, again causing a loss of NOLs.

     Purchases by other shareholders of the Company's Common Stock and other events that occur prior to the consummation of the Exchange Offer can affect the percentage shift in the Company's ownership as determined for purposes of
Section 382, and any such acquisition could increase the likelihood that the Company will experience an ownership change if such shift, coupled with the consummation of the Exchange Offer, causes the ownership of 5 percent shareholders of the Company to increase. There also can be no assurance, in the event transfers in violation of the By-Law Transfer Restrictions and Contractual Transfer Restrictions are attempted, that the Internal Revenue Service (the "Service") will not assert that such transfers have federal income tax significance notwithstanding the By-Law Transfer Restrictions and Contractual Transfer Restrictions.

     The Board of Directors of the Company has the discretion to approve a transfer of stock that would otherwise violate the By-Law Transfer Restrictions and Contractual Transfer Restrictions. If the Board of Directors decides to permit a transfer that would otherwise violate the By-Law Transfer Restrictions and Contractual Transfer Restrictions, that transfer or later transfers may result in an ownership change that would limit the use of the tax attributes of the Company. The Board of Directors of the Company intends to consider any such attempted transfer individually and determine at the time whether it is in the best interests of the Company, after consideration of any factors that the Board deems relevant (including possible future events), to permit such transfer notwithstanding that an ownership change of the Company may occur.

     AS A RESULT OF THE FOREGOING, THE BY-LAW TRANSFER RESTRICTIONS AND CONTRACTUAL TRANSFER RESTRICTIONS SERVE TO REDUCE, BUT DO NOT ELIMINATE, THE RISK THAT SECTION 382 WILL CAUSE THE LIMITATIONS DESCRIBED ABOVE ON THE USE OF TAX ATTRIBUTES OF THE COMPANY.

ENFORCEMENT OF BY-LAW TRANSFER RESTRICTIONS AND CONTRACTUAL TRANSFER
RESTRICTIONS

     THE COMPANY BELIEVES THAT THE BY-LAW TRANSFER RESTRICTIONS AND CONTRACTUAL TRANSFER RESTRICTIONS ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND ARE REASONABLE, AND THE COMPANY WILL ACT VIGOROUSLY TO ENFORCE THE RESTRICTIONS AGAINST ALL CURRENT AND FUTURE HOLDERS OF THE COMPANY'S SHARES SUBJECT TO THE BY-LAW RESTRICTIONS AND CONTRACTUAL TRANSFER RESTRICTIONS. The Board of Directors intends to instruct Exchanging Noteholders who already own Common Stock to surrender and exchange their certificates for new certificates bearing a legend reflecting the By-Laws Transfer Restrictions and Contractual Transfer Restrictions. Such a legend may result in a decreased valuation of the Common Stock due to the resulting restrictions on transfers to persons directly or indirectly owning or seeking to acquire a significant block of the Common Stock.


                         REGISTRATION RIGHTS AGREEMENT

     The Company and the Trustee will enter into a registration rights agreement (the "Registration Rights Agreement") on or prior to the date of issuance of the Exchange Consideration. The Registration Rights Agreement will require that the Company file with the SEC on or prior to 180 days after the Issue Date a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities by the initial holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its good faith efforts to cause the Shelf Registration Statement to be declared effective by the SEC as promptly as practicable after the date of filing. For purposes of the foregoing, "Transfer Restricted Securities" means the Senior Subordinated PIK Notes and the Common Stock received by the Exchanging Noteholders until the earliest to occur of (i) the period of years set forth in Rule 144(k) under the Securities Act (which is currently three years), (ii) the date on which such Transfer Restricted Securities have been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, or (iii) the date on which such Transfer Restricted Securities have been distributed to the public pursuant to Rule 144 under the Securities Act or is salable pursuant to Rule 144(k) under the Securities Act. The Registration Rights Agreement will provide that the Company shall use its good faith efforts to keep the Shelf Registration Statement effective for a period of years described in the preceding clause (ii), after the Issue Date.

     If (i) the Shelf Registration Statement is not filed with the SEC within certain specified time parameters, (ii) the Shelf Registration Statement is not effective within certain specified time parameters, or (iii) the Shelf Registration Statement is filed and declared effective within certain specified time parameters, but shall thereafter cease to be effective without being succeeded within 30 days by any additional Registration Statement filed and declared effective (each such event referred to in clauses (i) through (iii), a "Registration Default"), the interest rate on the Senior Subordinated PIK Notes will increase by the rate of $0.10 per week per $1,000 principal amount until such Registration Default ceases to exist.

     The Registration Rights Agreement will also provide that the Company
(i) shall make available a prospectus meeting the requirements of the Securities Act for use in connection with any resale of any such Transfer Restricted Securities, and (ii) shall pay all expenses incident to the registration (excluding the expenses of any counsel to the Exchanging Noteholders) and will indemnify certain holders of the Transfer Restricted Securities against certain liabilities, including liabilities under the Securities Act. Holders of the Transfer Restricted Securities will be required to make certain representations to the Company and deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Transfer Restricted Securities included in the Shelf Registration Statement. The Company will provide a draft of the Registration Rights Agreement to prospective Exchanging Noteholders upon request.


                               THE SECURED NOTES

GENERAL

     The Secured Notes were issued pursuant to an Indenture dated as of July 15, 1991, with Fleet National Bank, as Trustee (the "Trustee"). The Indenture has been amended by seven supplemental indentures, dated as of December 31, 1991, June 12, 1992, May 20, 1993, September 13, 1993, March 28, 1994, March 29, 1994
and June 22, 1995. The Indenture as so amended is referred to in this Memorandum as the "Secured Note Indenture." The aggregate outstanding principal amount of the Secured Notes is $101,454,000. Capitalized terms used in this section have the meanings given to such terms in the Secured Noted Indenture, unless the context otherwise requires.

PAYMENT TERMS AND TRADING

     Stated Maturity. The Secured Notes have a stated maturity of July 15, 1998. The Company, however, may from time to time redeem any or all of the Secured Notes at 100% of the principal amount thereof plus accrued interest thereon.

     Interest. The Secured Notes bear interest at 12% per annum, payable semi-annually on January 15 and July 15 of each year. The Company pays the interest to the Secured Noteholders on the close of business on the first day of the month in which the interest payment date occurs.

The interest rate increases to 14% per annum after an Event of Default (as defined in the Secured Note Indenture).

     Trading. An established public trading market for the Initial Series Notes may not exist and an established public trading market for the Additional Series Notes does not exist. The securities laws of many states prohibit or restrict trading in the Secured Notes because of the Company's financial condition. The Company, however, has either registered or obtained exemptions to permit secondary trading in the Secured Notes in the States of Illinois, New York, and Utah. Moreover, many other jurisdictions have statutory exemptions that permit certain institutions to trade the Secured Notes.

REDEMPTION, RETIREMENT, AND PURCHASE

     Redemption. The Company must redeem $18.7 million in principal amount of the Secured Notes on each of July 15, 1996 and 1997, at 100% of the principal amount thereof plus accrued interest thereon. The Company may credit the principal amount of any Secured Notes that it delivers to the Trustee for cancellation against these mandatory redemption requirements. Generally, the Secured Note Indenture credits such cancellations in inverse order of maturity against the stated maturity of the Secured Notes and the mandatory redemptions on July 15, 1996 and 1997. The Secured Note Indenture, however, credits the Secured Notes that the Company acquires pursuant to a mandatory retirement or purchase in connection with certain asset sales, changes of control, and other events in equal principal amounts among any then remaining mandatory redemptions and the stated maturity of the Secured Notes.

     Retirement Obligation Upon Sale of Assets. Subject to certain limitations, the Company must apply 80% of the Net Cash Proceeds (as defined in the Secured
Note Indenture) of certain asset sales to retire outstanding Secured Notes, unless the Company obtains a waiver. Generally, the Company may retire such Secured Notes through open market purchases and privately negotiated transactions occurring not later than 90 days after the closing of such asset sale. In the absence of such purchases, the Company must use 80% of the Net Cash Proceeds to redeem Secured Notes at 100% of the principal amount thereof plus accrued interest thereon. After reaching certain Net Cash Proceeds thresholds, the Secured Note Indenture does not permit the Company to purchase Secured Notes other than pursuant to an offer to all Secured Noteholders.

     Purchase Obligation Upon Change of Control and Other Events. Unless the Company obtains a waiver, the Company must offer to purchase all of the outstanding Secured Notes at 100% of the principal amount thereof plus accrued interest thereon upon: (i) an adoption by the Company of a plan of liquidation or dissolution, (ii) a sale of all or substantially all of the Company's assets,
(iii) a merger or other corporate transaction requiring the approval of the Company's board of directors, other than a Widely Distributed Public Offering (as defined in the Secured Note Indenture), that causes the holders of the Company's Voting Stock (as defined in the Secured Note Indenture) to hold less than 66 2/3% of the voting power thereof, or if the Company is not the surviving entity, of the surviving entity, immediately after consummation of such transaction or (iv) a person or group acquiring or holding more than a 50% interest in the voting power of the Company's Voting Stock.

SUBSIDIARY GUARANTEES

     The Company has granted liens on substantially all of its assets to secure its obligations under the Secured Note Indenture. The Company's subsidiaries, other than an immaterial utility subsidiary (the "Subsidiary Guarantors"), have guaranteed the Company's obligations under the Secured Note Indenture and, subject to certain limitations, have granted liens on substantially all of their assets to secure their guarantees.

     NACO and Trials have also granted liens, subject to certain limitations, on substantially all of their assets to secure the repayment of their respective indebtedness to the Company. These security interests were subordinated to the security interests securing the guarantees of the Secured Notes. The indebtedness that these security interests secure, however, was pledged by the Company under the Secured Note Indenture to secure the Secured Notes, and these security interests were collaterally assigned to the Secured Note Indenture trustee. Such liens, however, are only enforceable to the extent of the underlying indebtedness secured thereby, which at March 31, 1996, totaled $27.4 million for NACO and $1,000 for Trails. Furthermore, the subsidiaries of NACO and Trails each guaranteed their respective parent's indebtedness to the Company and granted security interests in substantially all of their assets to secure such guarantees.

SECURITY INTERESTS

     Generally. The assets subject to the liens of the Secured Note Indenture include: (i) the capital stock of the Company's subsidiaries, including NACO and its subsidiaries, RPI, Trails and its subsidiaries other than an immaterial utility subsidiary, and Wilderness Management, (ii) the campgrounds and common amenities at one resort owned by the Company's subsidiaries, together with related improvements, trailers, equipment, and certain other tangible personal property located thereat to the extent existing mortgages do not prohibit such liens, (iii) the closed campgrounds and other real estate that the Company's subsidiaries own and are in the process of selling, (iv) the contracts receivable that the Company and each of its subsidiaries own, (v) all indebtedness owed to the Company by its subsidiaries, together with all related liens and (vi) substantially all of the cash balances of the Company and each of its subsidiaries. Currently, 56 of the Company's 58 operating campgrounds and the common amenities at one resort are subject to the liens of the Secured Note Indenture. However, certain specified assets are excluded from the liens of the Secured Note Indenture, including two of the Company's operating campgrounds, certain leasehold interests, rights and franchises that would become void if mortgaged or pledged, certain vehicles, trailers, and movable equipment, certain cash in restricted accounts, and the stock and assets of one immaterial utility subsidiary.

     Certain of NACO's and Trails' campgrounds and resorts are also subject to mortgages in favor of the party from whom NACO or Trails purchased the property.

     Cash Collateral. The Company and the Subsidiary Guarantors must deposit substantially all of their cash receipts directly into one or more cash collection accounts (collectively, the "Collection Accounts") or a concentration account (the "Concentration Account"). The Company and the Subsidiary Guarantors have pledged the balances of these accounts for the benefit of the Secured Noteholders. The Company currently has only one Collection Account. The Company currently maintains both the Collection Account and the Concentration Account at The Bank of California, N.A.

     The Company and the Subsidiary Guarantors must irrevocably instruct any bank maintaining a Collection Account to transfer all funds in such account into the Concentration Account each week. Additionally, the Company and the Subsidiary Guarantors must deposit all other proceeds in various small accounts that the Subsidiary Guarantors may maintain (collectively, the "Field Accounts"). A Subsidiary Guarantor must irrevocably instruct any bank maintaining a Field Account for it to transfer all funds in such account in excess of $500 to a Collection Account or the Concentration Account each week. A Field Account that a NACO resort maintains (a "Resort Field Account"), however, may hold $20,000 per account. A Subsidiary Guarantor maintaining a Resort Field Account must irrevocably instruct the bank maintaining such account to transfer all funds therein in excess of $20,000 to a Collection Account or the Concentration Account each month. The Subsidiary Guarantors do not currently have any Field Accounts because the financial institutions near the campgrounds and resorts have declined to accept responsibility for making the required transfers to the Collection Account. To resolve this problem, the Secured Note Indenture has been amended to permit the Company to maintain subaccounts at various financial institutions with respect to each Collection Account.

     The Secured Note Indenture permits the Company to withdraw limited amounts of money from the Concentration Account and deposit such money in an operating account (the "Operating Account") for use in the Company's business, unless a Material Event of Default (as defined in the Secured Note Indenture) exists. While such a default exists, the Secured Note Indenture prohibits the Company from making withdrawals from the Concentration Account, except withdrawals used for the payment of Secured Notes and certain insurance premiums and a one-time withdrawal in an amount equal to the excess of $5 million over the funds in the Operating Account and the Field Accounts.

     Priority. The security interests securing the Secured Notes are or will be subordinate to or pari passu with certain other security interests. The Secured
Note Indenture permits superior security interests securing any Senior Secured Working Capital Facilities ("Senior Secured Working Capital Facilities"), tax liens, mechanics' and materialmens' liens, and certain existing security interests. The Secured Note Indenture also permits the Company and its subsidiaries to grant security interests to secure certain purchase money indebtedness, which security interests will be superior to the security interests securing the Secured Notes, and security interests to secure certain Permitted Pari Passu Debt (as defined in the Secured Note Indenture), which will be equal in priority to the security interests securing the Secured Notes. As of the date hereof, the Company has not established a Senior Secured Working Capital Facility, except for a letter of credit in the amount of $1.5 million to secure a bonus payable to Mr. Shaw under his employment contract, or incurred any Permitted Pari Passu Debt. The Company's subsidiaries, however, had $1.9 million in secured real estate and other indebtedness outstanding as of March 31, 1996, to which the Secured Notes are effectively subordinate.

     Limitations on Foreclosure. Some states, including California, Oregon and Washington, have nondisturbance statutes that place limitations on the ability of the owner of a campground to close the campground or a lienholder to foreclose its lien. In certain states, these statutes permit the owner of a campground to close the campground or a lienholder to foreclose its lien if the holders of memberships at the campground receive access to a comparable campground. The mortgages on the Company's campgrounds that were granted to secure the Company's obligations under the Secured Note Indenture, and the mortgages on the Company's campgrounds that were granted to secure NACO's and Trials' indebtedness to the Company, contain nondisturbance provisions that limit the ability of the lienholder to foreclose its lien unless the holders of the related memberships receive access to a comparable campground. The impact of the rights of members under these laws and non-disturbance provisions is uncertain and could adversely effect the implementation of, and the benefits or recoveries that may be available from, a foreclosure or in a reorganization.

     Disposition of Collateral. So long as an Event of Default (as defined in the Secured Note Indenture) has not occurred and the Secured Notes have not been accelerated, the Secured Note Indenture provides that the Company and the Subsidiary Guarantors may dispose of their properties, other than Material Assets (as defined in the Secured Note Indenture), free from the security interests securing the Secured Notes without obtaining any consent or release from the Trustee. During this period, the Company and the Subsidiary Guarantors may also sell or otherwise dispose of any Material Assets free from the security interests securing the Secured Notes if the Company's Board of Directors passes a resolution stating that such sale or other disposition is in the best interests of the Company and the Company complies with the appraisal and other requirements of the Trust Indenture Act. The Secured Note Indenture generally requires the Company and the Subsidiary Guarantors to deposit any proceeds from such sales in the Concentration Account or a Collection Account.

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

FINANCIAL COVENANTS

     The Secured Note Indenture contains the following financial ratio tests:
(i) ratio of Consolidated Financial Assets to Consolidated Senior Debt, (ii) ratio of Consolidated Tangible Assets to Consolidated Senior Debt and (iii) ratio of Consolidated Tangible Assets to Consolidated Total Debt. The Secured
Note Indenture also contains a covenant that limits the Adjusted Consolidated Net Loss that the Company may incur. On June 23, 1995, the Company entered into an amendment to the Secured Note Indenture which eliminated required compliance with the financial covenants in the Secured Note Indenture through and including June 30, 1996.

CERTAIN COVENANTS

     Limitations on Additional Indebtedness. Subject to certain exceptions, the Secured Note Indenture limits the Company's ability to incur additional indebtedness. These exceptions include: (i) indebtedness of up to $25,000,000 under the Senior Secured Working Capital Facilities, (ii) indebtedness of up to $5,000,000 under a working capital facility for Trails, (iii) indebtedness, pari passu with the Secured Notes, used to redeem Secured Notes, (iv) indebtedness that the Company incurs to pay other indebtedness that is secured by a security interest senior to the security interest granted to the Trustee, (v) indebtedness that is unsecured and subordinate to the Secured Notes, (vi) indebtedness that is purchase money indebtedness, subject to certain limitations, and capitalized lease obligations not exceeding $10,000,000 in deemed principal amount outstanding, and (vii) indebtedness to which a property or a company is subject at the time of its acquisition.

     Limitations on Liens. The Secured Note Indenture provides that the Company may not create or suffer to exist, or permit its wholly-owned subsidiaries to create or suffer to exist, additional liens in their respective assets, subject to certain exceptions including: (i) existing liens securing the Secured Notes and all other obligations under the Secured Note Indenture and liens granted by any subsidiary to the Company or its wholly-owned subsidiaries, (ii) certain scheduled existing liens and liens existing on assets of a person at the time such person becomes a wholly-owned subsidiary of the Company, (iii) liens securing indebtedness permitted under the Secured Note Indenture, (iv) liens securing permitted purchase money indebtedness or other purchase money liens on acquired property, and all permitted extensions or modifications thereof (such liens may be senior in priority to the liens securing the obligations under the Secured Note Indenture provided that such liens only attach to the property so acquired), (v) liens securing indebtedness permitted under the Secured Note Indenture existing on property at the time of the acquisition and (vi) other Permitted Encumbrances (as defined in the Senior Note Indenture). Such permitted liens may be modified, extended, renewed or replaced, provided the principal amount secured thereby is not increased unless otherwise permitted by the Secured Note Indenture.

     Prohibition on Dividends and Other Payments. The Secured Note Indenture provides that the Company will not, and will not permit any of its wholly-owned subsidiaries to, (i) declare or pay any dividend or make any other distributions or payments on the Company's capital stock (other than payment of dividends in kind) or purchase, redeem or otherwise acquire or retire for value any of the Company's capital stock, except that the Company may declare and pay cash dividends on its preferred stock if no Default exists or would exist after giving effect thereto, or (ii) except for interest payments thereon, pay, purchase, redeem or otherwise acquire or retire for value any pari passu debt or other indebtedness expressly subordinate to the Secured Notes.

     Restrictions on Investments. The Secured Note Indenture prohibits, subject to certain exceptions, the Company and its wholly-owned subsidiaries from making any Investments (as defined on the Secured Note Indenture) except to the extent that the cash portion thereof does not exceed (i) 50% of the Company's Consolidated Net Income (as defined in the Secured Note Indenture) earned since January 1, 1994, plus (ii) $25,000,000 with respect to acquisitions in the

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

Company's core business, provided that such investments are not permitted if a Default exists or would exist after giving effect thereto.

     However, without counting the amounts thereof against the foregoing limitations, the Company and its wholly-owned subsidiaries may at any time (i) make acquisitions in the Company's core business provided that the aggregate cash portion of the purchase price of such acquisitions does not exceed $5,000,000 and the aggregate indebtedness incurred or assumed in connection with all such acquisitions does not exceed $10,000,000, (ii) make investments of net cash proceeds in the core business to the extent such net cash proceeds are not required by the terms of the Secured Note Indenture to be used to retire Secured Notes, (iii) make acquisitions of Secured Notes, provided that no Default exists or would exist after giving effect thereto, (iv) make investments to preserve, maintain, operate, improve, or develop properties or facilities within the Company's core business, and (v) make other Permitted Investments (as defined in the Secured Note Indenture).

     Insider and Affiliate Transactions. The Secured Note Indenture provides that the Company will not, and will cause each of its wholly-owned subsidiaries not to, enter into any transaction with an Insider or with an affiliate of an Insider or make any Capital Transfer to or investment in any affiliate of the Company or any other person that owns more than 5% of the voting stock of the Company or any person in which the Company holds more than a 5% voting interest. The exceptions to such prohibition include (i) transactions by the Company or any of its subsidiaries with the Company or other subsidiaries of the Company,
(ii) the performance of the obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar employment or employee arrangement entered into in the ordinary course of business, (iii) payments of compensation to employees, officers, directors, or consultants in the ordinary course of business, (iv) maintenance of benefit programs or arrangements for employees, officers, or directors, including, without limitation, vacation plans, health and life insurance plans, stock plans, and retirement or savings plans and similar plans,
(v) maintenance of indemnification arrangements for directors, officers, employees, or agents, and any insurance, trust or similar arrangements in respect thereof, (vi) transactions in the Secured Notes or capital stock of the Company offered or otherwise made available to all other security holders of the Company on the same terms and conditions, and (vii) transactions with a person in which the Company holds more than 5% of the Company's voting stock which the Board of Directors determines is reasonably required to effect the acquisition of such person by the Company or any of its wholly-owned subsidiaries.

     Transactions with an affiliate of the Company that are permitted by the Secured Note Indenture must be on terms at least as favorable to the Company, or its wholly-owned subsidiaries, as could be obtained in a comparable arm's-length transaction. In addition, loans and advances to the Company's wholly-owned subsidiaries must be secured and bear interest at a rate at least equal to the Company's cost of funds plus 2.5% per annum.

     No Restrictions on Inter-Company Payments. The Secured Note Indenture provides that the Company will not, and will not permit any of its wholly-owned subsidiaries to, create any contractual restriction on the ability of any wholly-owned subsidiary of the Company to (i) pay dividends or make any other distributions on its capital stock owned by, or pay any indebtedness owed to, the Company or any of its wholly-owned subsidiaries, (ii) make Capital Transfers to the Company or its wholly-owned subsidiaries, (iii) transfer any of its property or assets to the Company, (iv) repay Capital Transfers from the Company, or (v) guarantee any indebtedness of the Company, subject to applicable law and any other existing encumbrances or restrictions.

     Limitations on Purchases of Secured Notes. The Secured Note Indenture provides that, except for mandatory retirements and redemptions, the Company may not purchase Secured Notes whenever (i) amounts are outstanding under the Senior Secured Working Capital Facilities or (ii) the amount of available cash held by the Company is, or after giving effect to the repurchase would be, less than $5,000,000. The Secured Note Indenture requires that any acquisition of Secured Notes from the proceeds of subordinated debt or preferred stock of the Company be effected through a pro rata offer to all holders of Secured Notes. The Secured Note Indenture also prohibits the Company from making a tender or exchange offer for the Secured Notes conditioned upon an amendment to the Secured Note Indenture eliminating certain covenants, including those relating to the creation and maintenance of liens, limitations on certain distributions, transactions with insiders or affiliates, and financial covenants.

     Other Covenants. Subject to certain limitations, the Company also covenants not to, and not to permit any of its wholly-owned subsidiaries to,
(i)in the case of wholly-owned subsidiaries, issue capital stock or any convertible securities or other rights to acquire capital stock, other than issuances thereof to wholly-owned subsidiaries of the Company or to the Company,
(ii)issue any series of preferred stock (or any convertible securities or other rights to acquire preferred stock) which has any mandatory redemption (other than redemptions payable through the issuance of additional stock) or is otherwise redeemable at the option of the holder thereof on or prior to July 15, 1998 or one year following the date the Secured Notes cease to be outstanding, or (iii)effect any consolidation or merger with any other corporation or company or transfer the collateral for the Secured Notes substantially as an entity to any person unless immediately before and after giving effect thereto no Default exists and immediately after giving effect thereto the Company is in compliance with the financial covenants on a pro forma basis.

     Subject to certain limitations, the Company also covenants that it will, and will cause each of its wholly-owned subsidiaries to, maintain and insure its properties, keep in full force and effect its corporate existence, and restrict its activities to its current business activities (as such business activities may evolve within the industry), and any related or ancillary lines of business.

EVENTS OF DEFAULT

     Events of Default include: (i) the default in the payment of interest and the continuance of such default for 30 days, (ii) the default in the payment of principal, (iii) the default under any financial covenant, (iv) the default under any other covenant and the continuance of such default for 30 days after notice from the Trustee or from Secured Noteholders with respect to 30% in principal amount of the outstanding Secured Notes, (v) the acceleration or nonpayment at maturity of certain indebtedness and (vi) the occurrence of certain insolvency or bankruptcy events.

     During the continuance of an Event of Default, the Trustee or Secured Noteholders with respect to at least 30% in principal amount of the outstanding Secured Notes may declare the Secured Notes due and payable immediately. The Secured Note Indenture generally provides that after an acceleration, the Trustee may sell the collateral in accordance with the Uniform Commercial Code and other applicable laws. Any time after such a declaration of acceleration, however, but before the sale of any collateral has occurred or any judgment obtained for payment of the Secured Notes, Secured Noteholders owning a majority in principal amount of the outstanding Secured Notes may rescind such declaration and its consequences if: (i) the Company has deposited with the Trustee a sum sufficient to pay any principal due on the Secured Notes, other than by the acceleration thereof, and certain other payments, and (ii)the Company has cured all Events of Default or obtained a waiver with respect thereto.

     Under the Secured Note Indenture, a waiver requires consent with respect to at least 66 2/3% in principal amount of the outstanding Secured Notes. Moreover, under the Trust Secured Note Indenture Act, a waiver of a past default and its consequences will also require consent with respect to not less than a majority in principal amount of the outstanding Secured Notes, excluding any Secured Notes that any affiliate of the Company owns.

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

DIFFERENT CIRCUMSTANCES OF EACH SERIES OF SECURED NOTES

     The Company issued the Secured Notes in two series, the Initial Series Notes when the Company emerged from bankruptcy proceedings on December 31, 1991, and the Additional Series Notes when the Company exchanged Secured Notes for outstanding 14 5/8% subordinated debt of Trails that was then in default on June 12, 1992. The Secured Note Indenture provides that each Secured Note should be treated equally, notwithstanding whether it was part of the initial or additional series. The Company, however, issued each series at a different time, under different circumstances, for different consideration, and with different tax consequences. Accordingly, competing creditors of the Company, including the holders of each series of Secured Notes, could assert that such differences cause the holders of each such series to have the different claims to the assets of the Company and its subsidiaries.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of certain anticipated federal income tax consequences with respect to the exchange pursuant to the Exchange Offer (the "Exchange"), and the ownership and disposition of the Senior Subordinated PIK Notes and the Common Stock. This discussion is general in nature, and does not discuss all aspects of federal income taxation that may be relevant to a particular investor in light of the investor's particular circumstances, or to certain types of investors subject to special treatment under federal income tax laws (such as individual retirement accounts, insurance companies, tax-exempt organizations, financial institutions, brokers, dealers, foreign entities, and taxpayers that are neither citizens nor residents of the United States). In addition, the discussion does not consider the effect of any foreign, state, local, or other tax laws, or any United States tax consequences other than income tax (e.g., estate or gift tax) consequences, that may be applicable to particular investors. The summary is based upon the Code and applicable Treasury Regulations (including proposed regulations), rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time and in some circumstances with retroactive effect.

     The discussion assumes that Exchanging Noteholders hold their Secured Notes as "capital assets" (generally property held for investment) within the meaning of Section 1221 of the Code, and will hold the Common Stock and the Senior Subordinated PIK Notes received in exchange for the Secured Notes as capital assets.

     Further, this discussion assumes that the Senior Subordinated PIK Notes will be treated as debt and not equity for federal income tax purposes. There can however be no assurance that the Service would not successfully assert that the Senior Subordinated PIK Notes were equity of the Company, in which event the Company would not be allowed a deduction for original issue discount ("OID") accrued on the Senior Subordinated PIK Notes. Furthermore, the Internal Revenue Service (the "Service") takes the position that a corporate holder would not be entitled in such an event to a dividends received deduction.

     No rulings from the Service have been or will be requested with respect to any of the tax issues discussed herein. Moreover, as noted in the discussion, certain of the issues material to the income tax consequences of certain transactions are inherently factual in nature, and other issues involve areas of the law that are ambiguous or with respect to which legal authority is lacking and as to which the Company is able to offer only limited guidance. Accordingly, there can be no assurance that the Service will not challenge one or more of the tax consequences of the Exchange described herein.

     THE COMPANY URGES EACH EXCHANGING NOTEHOLDER TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL,

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

FOREIGN, AND OTHER TAX CONSEQUENCES TO IT OF THE EXCHANGE, AND THE OWNERSHIP AND DISPOSITION OF THE SENIOR SUBORDINATED PIK NOTES AND THE COMMON STOCK.

EXCHANGE OF SECURED NOTES

     The consequences to Exchanging Noteholders of Secured Notes depend on whether the Exchange is treated as a "recapitalization" for federal income tax purposes. The Exchange generally will be treated as a recapitalization if the Secured Notes are treated as "securities" for federal income tax purposes.

     Whether a debt instrument constitutes a security for federal income tax purposes depends on the interpretation of numerous judicial decisions. Prominent factors that the courts have relied upon in making this determination include:
(i) the term to maturity of the debt, (ii) the collateral securing the debt,
(iii) the degree of subordination of the debt, (iv) the ratio of debt to equity of the issuer, (v) the riskiness of the business of the issuer, and (vi) the negotiability of the instrument. Generally, notes with initial terms to maturity of less than five years do not constitute securities. Nevertheless, there are authorities in which notes with terms much shorter than five years have been held to be securities, and authorities in which notes with terms of more than five years were held not to be securities. The Service has taken the position that, while the term to maturity is an important factor, the determination of whether a debt instrument is a security should be based upon "an evaluation of the overall nature of the debt," including the degree of participation and continuing interest in the business of the debtor represented by the debt, the extent of the proprietary interest of the holders of the debt compared to the similarity between the note and a cash payment, the purpose of the note (i.e., whether it was issued for long-term financing purposes or is more in the nature of a short-term advance), and other factors.

     While the Secured Notes originally were issued with a term to maturity of seven years, the Secured Notes were amended in 1994 (the "Amendment") and, in connection with the Amendment, a cash payment was made to holders who consented thereto (the "Consent Payment"). Although the Company has taken the position that no actual or deemed exchange occurred as a result of the Amendment and the payment of the Consent Payment, the Amendment and payment of the Consent Payment could be viewed as having resulted in a deemed exchange for federal income tax purposes of the "old" Secured Notes for "new" Secured Notes. If the Amendment and the payment of the Consent Payment resulted in a deemed exchange, the initial term to maturity of the "new" Secured Notes (i.e., the Secured Notes that were deemed to have been exchanged for the "old" Secured Notes as a result of the Amendment) at the time of the Amendment would have been less than five years. Nevertheless, based on the factors discussed above, the Company believes that the Secured Notes (including any Secured Notes considered to have been issued in a deemed exchange in 1994) should be treated as securities for federal income tax purposes. However, due to the inherently factual nature of the determination of whether a debt instrument is a security for tax purposes, the Service or a court could determine that any Secured Notes deemed received in an exchange in 1994 do not constitute securities.

     The Company also intends to take the position that the Senior Subordinated PIK Notes, which have a maturity of seven years, will be treated as securities for federal income tax purposes.

     If the Exchange is treated as a recapitalization (and the Secured Notes and the Senior Subordinated PIK Notes are treated as securities), Exchanging Noteholders would not be permitted to recognize (i.e., take into account for tax purposes) any loss realized on the Exchange, and would recognize gain in an amount equal to the lesser of the amount of cash (including cash received as prepaid interest) received by such Exchanging Noteholders or the gain realized. Gain (or loss) realized would equal the difference between an Exchanging Noteholder's basis in the Secured Note surrendered--including basis attributable to OID accrued through the date of the Exchange--and the sum of the "issue price" (as described below) of the Senior

Subordinated PIK Notes received, the fair market value of the Common Stock received, and the amount of cash received (including cash received as prepaid interest). Except to the extent of any market discount accrued on the Secured Notes, any such gain recognized would be long-term capital gain if the holding period with respect to the Secured Notes exceeds one year, and otherwise would be short-term capital gain. Currently, the maximum tax rate with respect to long-term capital gains realized by an individual is 28%, and the maximum tax rate on ordinary income is 39.6%.

     In general, if the Exchange is treated as a recapitalization, an Exchanging Noteholder's initial tax basis in the Senior Subordinated PIK Notes and the Common Stock received pursuant to the Exchange would equal the Exchanging Noteholder's adjusted tax basis in the Secured Notes surrendered in the Exchange, decreased by the amount of cash received (including cash received as prepaid interest), and increased by the gain, if any, recognized as a result of the Exchange. An Exchanging Noteholder would allocate such aggregate basis among the Senior Subordinated PIK Notes and Common Stock received based on the respective fair market values of the Senior Subordinated PIK Notes and Common Stock on the date the Exchange is consummated. The Exchanging Noteholder's holding period in the Senior Subordinated PIK Notes and the Common Stock would include its holding period for the Secured Notes surrendered in the Exchange.

     If the Exchange does not constitute a recapitalization (i.e., the Secured Notes are not treated as securities), an Exchanging Noteholder would recognize any gain or loss realized, calculated as described above. Except to the extent of any market discount accrued on the Secured Notes, any gain or loss recognized by an Exchanging Noteholder will be long-term capital gain or loss if the holding period with respect to the Secured Notes exceeds one year, and otherwise will be short-term capital gain or loss. The ability of an Exchanging Noteholder to use long-term capital losses to offset income other than capital gains is subject to significant limitations. As stated above, the maximum tax rate with respect to long-term capital gains realized by an individual is 28%, and the maximum tax rate on ordinary income is 39.6%. Assuming that the Secured Notes and Senior Subordinated PIK Notes are not considered to be readily tradable in an established securities market, an Exchanging Noteholder will be required to report any gain using the installment sale provisions of Section 453 of the Code (i.e., as payments are received at the time of the Exchange or on the Senior Subordinated PIK Notes), unless such Exchanging Noteholder elects not to have such provisions apply. If the Exchanging Noteholder makes such an election, the Exchanging Noteholder's initial tax basis in the Senior Subordinated PIK Notes received would equal the "issue price" thereof, and the Exchanging Noteholder's initial tax basis in the Common Stock received would equal the fair market value thereof, and the Exchanging Noteholder's holding period in the Senior Subordinated PIK Notes and Common Stock would begin on the day after the consummation of the Exchange.

OID WITH RESPECT TO THE SENIOR SUBORDINATED PIK NOTES

     In general, subject to a de minimis rule, a debt obligation will be treated as being issued with OID if the "stated redemption price at maturity" of the instrument exceeds such instrument's "issue price."

     The stated redemption price at maturity of a debt obligation is the aggregate of all payments due to the holder under such debt obligation at or prior to its maturity date, other than interest that is actually and unconditionally payable in cash or property (other than debt instruments of the issuer) at a single fixed (or a qualified floating) rate (or a permitted combination of the two) at least annually ("QSIPs"). During the first four years of the Senior Subordinated PIK Notes, interest is payable on a semiannual basis commencing on the January 15 or July 15 next following the date the Exchange Offer is consummated, either in cash or (at least in part) by the issuance of additional Senior Subordinated PIK Notes ("Payment-In-Kind Notes"). Because interest on the Notes may be paid through the issuance of additional Payment-In-Kind

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

Notes, none of the interest payments on the Senior Subordinated PIK Notes will qualify as QSIPs, so the stated redemption price at maturity of the Senior Subordinated PIK Notes will include all payments of principal and interest required under the Senior Subordinated PIK Notes. Furthermore, under the regulations issued pursuant to the OID provisions of the Code (the "OID Regulations"), a Senior Subordinated PIK Note and any Payment-In-Kind Notes issued with respect thereto are treated as part of the same debt instrument. Accordingly, the adjusted issue price of the combined Senior Subordinated PIK Note and Payment-In-Kind Note will not be reduced upon the issuance of the Payment-In-Kind Note, and the stated redemption price at maturity of the combined Senior Subordinated PIK Note and Payment-In-Kind Note will not change upon the issuance of the Payment-In-Kind Note and will include the interest payable under the Payment-In-Kind Note.

     Assuming that neither the Secured Notes or the Senior Subordinated PIK Notes are traded on an established securities market within the meaning of the OID provisions of the Code and the regulations thereunder, the Company believes that the issue price of each Senior Subordinated PIK Note will equal its stated principal amount, which for purposes of the OID Regulations is reduced by the prepaid interest paid with respect to the Senior Subordinated PIK Note. (If any of the Secured Notes or the Senior Subordinated PIK Notes received in exchange therefor are traded on an established securities market within the 30-day period before and after the date of the Exchange, the investment unit consisting of the Senior Subordinated PIK Notes and the Common Stock will have an issue price equal to its fair market value, and the issue price of the Senior Subordinated PIK Notes will be determined by allocating the issue price of the investment unit between the Senior Subordinated PIK Notes and the Common Stock based on their relative fair market values.)

     Since the stated redemption price at maturity will exceed the stated principal amount of the Senior Subordinated PIK Notes, the Senior Subordinated PIK Notes will be issued with OID.

CONSEQUENCES AS A RESULT OF THE SENIOR SUBORDINATED PIK NOTES BEING ISSUED WITH OID

     Because the Senior Subordinated PIK Notes will be issued with OID, an Exchanging Noteholder, subject to the adjustments discussed below, will be required to include in gross income for federal income tax purposes the sum of the daily portions of OID for each day during the taxable year or portion thereof during which the Exchanging Noteholder holds the Senior Subordinated PIK Notes, whether or not the Exchanging Noteholder actually receives a payment relating to OID in such year. The daily portion is determined by allocating to each day of the relevant "accrual period" a pro rata portion of an amount equal to (a) the product of (i) the "adjusted issue price" of the Senior Subordinated PIK Notes at the beginning of each accrual period, multiplied by (ii) the yield to maturity of the Senior Subordinated PIK Notes (determined by semi-annual compounding) less (b) the sum of any QSIPs during the accrual period. The "adjusted issue price" of a Senior Subordinated PIK Note at any given time is its issue price increased by all accrued OID for prior accrual periods (without regard to the acquisition premium rules discussed below) and decreased by the amount of any payment previously made on the Senior Subordinated PIK Notes other than a QSIP. The accrual period for a Senior Subordinated PIK Notes (except for any initial short period) is each six-month period which ends on the day in each calendar year corresponding to the maturity date of the Senior Subordinated PIK Notes or the date six months before such maturity date. As discussed above, none of the payments on the Senior Subordinated PIK Notes will qualify as QSIPs. (See "--OID with Respect to the Senior Subordinated PIK Notes.")

     An Exchanging Noteholder will be required to include OID in income as such OID accrues, regardless of the Exchanging Noteholder method of accounting and regardless of when such Exchanging Noteholder receives cash payments relating to the OID. An Exchanging

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

Noteholder tax basis in Senior Subordinated PIK Notes will be increased by the amount of OID included in the Exchanging Noteholder income and reduced by the amount of all interest payments (other than payments in the form of Payment-In-Kind Notes) received on the Senior Subordinated PIK Notes.

     The computation of OID and adjusted issue price with respect to the combined Senior Subordinated PIK Notes and Payment-In-Kind Notes will take into account accruals and payments with respect to both instruments, with the result that the Exchanging Noteholder generally will be required to include in income as OID the interest that accrues under both the Senior Subordinated PIK Note and any Payment-In-Kind Note issued in respect thereof, regardless of whether any cash payments are received. Since each holder of a Senior Subordinated PIK Note will recognize, as ordinary income, through the accrual of OID, the full amount of interest with respect to the Senior Subordinated PIK Notes (as well as with respect to any Payment-In-Kind Notes issued with respect to such Notes), such holder generally should not recognize additional ordinary income upon receipt of a Payment-In-Kind Note or a cash payment of stated interest.

     Upon a disposition of a Senior Subordinated PIK Note or a Payment-In-Kind
Note issued in respect thereof, the Exchanging Noteholder will be required (unless it disposes of a Senior Subordinated PIK Note together with all Payment-In-Kind Notes issued in respect thereof) to allocate adjusted issue price, stated redemption price at maturity and acquisition premium (discussed below), if any, of the combined Senior Subordinated PIK Note and Payment-In-Kind Note among the instruments retained and the instruments disposed of in order to determine OID with respect to the retained instruments. Although it is not clear, it is likely that the adjusted tax basis and adjusted issue price of a Senior Subordinated PIK Note would be allocated between such Senior Subordinated PIK Note and any Payment-In-Kind Notes issued with respect thereto at the time of such issuance, based on their respective principal amounts. OID on the Payment-In-Kind Notes will accrue in the same manner as described above in respect of the Senior Subordinated PIK Notes.

     A subsequent purchaser of a Senior Subordinated PIK Note who purchases the note at a cost less than the remaining stated redemption price at maturity but greater than its adjusted issue price (a purchase at an "acquisition premium") also will be required to include in gross income the sum of the daily portions of OID on that Senior Subordinated PIK Note. (For purposes of these rules, a "purchase" is any acquisition of a debt instrument.) In computing the daily portions of OID for such a purchaser, however, the daily portion is reduced by the amount that would be the daily portion for such day (computed in accordance with the rules set forth above) multiplied by a fraction, the numerator of which is the amount, if any, by which the purchaser's basis in the Senior Subordinated PIK Note on the date of purchase exceeds the adjusted issue price of the Senior Subordinated PIK Note at that time, and the denominator of which is the sum of the daily portions for that Senior Subordinated PIK Notes for all days beginning on the date after the purchase date and ending on the maturity date.

     Since the Senior Subordinated PIK Notes will be subject to the AHYDO rules discussed below, a portion of the OID on the Senior Subordinated PIK Notes will be taxed as a stock distribution. See "--Application of High Yield Debt Obligation Rules."

     The Company will furnish annually to the Service, and to each U.S. holder of Senior Subordinated PIK Notes to whom it is required to report, information relating to the OID accruing during the calendar year. Holders will be required to determine for themselves whether, by reason of the rules described above, they are eligible to report a reduced amount of OID for federal income tax purposes.

MARKET DISCOUNT

     A holder of a Senior Subordinated PIK Note generally will be required to treat any gain recognized on the sale, exchange, redemption or other disposition of the Senior Subordinated PIK Note as ordinary income to the extent of any accrued market discount. The market discount rules also provide that a holder who acquires a Senior Subordinated PIK Note at a market discount may be required to defer the deduction of a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such Senior Subordinated PIK Note until the holder disposes of the Senior Subordinated PIK Note in a taxable transaction. Accrued market discount on an Secured Note that is not recognized on the Exchange will carry over and be treated as accrued market discount on the Senior Subordinated PIK Note received.

     "Market discount" generally is the excess of the stated redemption price at maturity of a Senior Subordinated PIK Note (adjusted to exclude any unaccrued
OID) over the holder's tax basis in the Senior Subordinated PIK Note immediately after its acquisition. In addition, under a de minimis exception, the amount of market discount is considered to be zero if it is less than the product of .25% of the stated redemption price of the Senior Subordinated PIK Note at maturity multiplied by the number of complete years from acquisition to maturity. Market discount generally will accrue ratably during the period from the date of acquisition to the maturity date of the Senior Subordinated PIK Note, unless the holder elects to accrue such discount on the basis of the constant yield method.

     A holder of a Senior Subordinated PIK Note acquired at a market discount may elect to include the market discount in income as interest as it accrues, in which case the foregoing rules would not apply. This election would apply to all debt instruments with market discount acquired by the electing holder on or after the first day of the first taxable year to which the election applies. The election may be revoked only with the consent of the Service.

     Pursuant to the OID Regulations, holders of debt instruments are permitted to elect to include all interest, discount (including de minimis market discount) and premium on a debt instrument in income currently on a yield to maturity basis. Such election would constitute an election to include market discount currently in income on all market discount bonds held by such holders. Exchanging Noteholders are urged to consult their own tax advisors regarding the availability and advisability of making such an election.

CONSEQUENCES OF HOLDING THE COMMON STOCK

     Distributions, if any, made on the Common Stock will, to the extent of the current or accumulated earnings and profits of the Company, be treated as a dividend for federal income tax purposes and be taxable as ordinary income. Corporate holders receiving such distributions may, however, be eligible for a dividends received deduction. A distribution not treated as a dividend first will reduce a holder's tax basis in the stock with respect to which the distribution is received and the remainder, if any, will be treated as proceeds received on the sale of such stock.

SALE, EXCHANGE OR REDEMPTION

     Upon the sale, exchange or redemption of a Senior Subordinated PIK Note or Common Stock, a holder generally will recognize gain or loss in an amount equal to the difference between the amount of cash and the fair market value of the property received and the holder's adjusted tax basis in the Senior Subordinated PIK Notes or Common Stock (except to the extent that, in the case of a redemption of Common Stock, the holder disposes of less than all of such holder's stock, in which case the redemption proceeds may be treated as a dividend, which, if so treated, will be taxed as ordinary income). Such gain or loss will be capital gain or loss, except (in the case of a

Senior Subordinated PIK Note) to the extent of any accrued market discount (see "Market Discount" above), and will be long-term capital gain or loss if the holder's holding period for the Senior Subordinated PIK Note or Common Stock exceeds one year at the time of the sale or exchange, or redemption.

     As noted above, the OID Regulations treat a Senior Subordinated PIK Note and any Payment-In-Kind Notes issued with respect thereto as a part of the same debt instrument. If however a Holder disposes of a Senior Subordinated PIK Note or a Payment-In-Kind Note separately, in order to determine the amount of its gain or loss recognized the holder will be required to allocate adjusted issue price and acquisition premium of the combined Senior Subordinated PIK Note and the Payment-In-Kind Notes issued with respect thereto among the debt instruments retained and disposed of, using the methods described above. See "Consequences as a Result of a Senior Subordinated PIK Notes Being Issued With OID" above.

     Under the OID Regulations, an unscheduled payment made on a debt instrument such as a Senior Subordinated PIK Note prior to maturity that results in a substantially pro rata reduction of each payment of principal and interest remaining on the instrument is treated as a payment in retirement of a portion of the instrument, which may result in gain or loss to the holder. The gain or loss is calculated by treating the debt obligation as consisting of two instruments, one that is retired and one that remains outstanding, and by allocating the adjusted issue price and the Holder's adjusted basis between the two instruments based upon the relative principal amount of the portion of the obligation that is treated as retired by the pro rata prepayment. The stated redemption price at maturity of the OID on the remaining instrument will be determined according to the same principles discussed earlier. See "-- OID With Respect to the Senior Subordinated PIK Notes;" " -- Consequences as a Result of the Senior Subordinated PIK Notes Being Issued with OID."

TAX CONSEQUENCES TO THE COMPANY

     Cancellation of Indebtedness. If a taxpayer satisfies its outstanding debt obligations for less than their principal amount (or, if the debt obligations were issued with OID, their adjusted issue price), such taxpayer generally realizes cancellation of debt ("COD") income for federal income tax purposes.

     To the extent that the sum of (a) the fair market value of the Common Stock, (b) the issue price of the Senior Subordinated PIK Notes (see "E-- Original Issue Discount With Respect to Senior Subordinated PIK Notes"), and (c) the cash paid (including cash paid as prepaid interest) is less than the adjusted issue price of the Secured Notes surrendered in the Exchange, the Company will realize and recognize COD income equal to such difference, except to the extent of the Company's insolvency immediately prior to the Exchange. Furthermore, the Company will realize and recognize COD income with respect to the Tender Offer to the extent it purchases Secured Notes for less than their adjusted issue price. If and to the extent the Company were insolvent, such income would be excluded from its gross income under Section 108(a) of the Code, but the Company would be required to reduce its favorable tax attributes pursuant to Section 108(b) of the Code.

     Section 108(b) of the Code provides that certain tax losses and credits of a taxpayer, including any net operating loss ("NOL") carryovers, must be reduced by the amount of the taxpayer's COD income that is excluded under Section 108(a) of the Code. To the extent that the amount excluded exceeds these tax attributes, the taxpayer's tax basis in its property will be reduced, except that such reduction is limited to the excess of the aggregate tax bases of the property held by the taxpayer over the aggregate liabilities of the taxpayer immediately after the transaction.

     The Company is required to pay the higher of the regular income tax and the alternative minimum tax. If the Company were not entitled to exclude any COD income recognized in the Exchange, the Company nevertheless expects for regular income tax purposes to have sufficient NOLs to offset any COD income recognized in the Exchange. The COD income recognized in the Exchange would increase the Company's alternative minimum taxable income, and NOLs (as computed for alternative minimum tax purposes) may only be used to offset 90% of alternative minimum taxable income. The Company expects, however, that any alternative minimum tax liability resulting from the COD income recognized in the Exchange will not be material.

     Net Operating Loss Carryovers and Limitations. After reducing the NOL carryforwards by the amount of COD income arising from the Exchange and the Tender Offer, the Company and its subsidiaries expect to have substantial consolidated NOL carryforwards, totaling approximately $50.4 million, from their taxable year ended June 30, 1996 and prior taxable years beginning after June 30, 1992. The Company's use of such NOL carryforwards would be substantially restricted if the Company undergoes a "ownership change" as defined in Section 382 of the Code.

     Section 382 provides that, following an "ownership change" with respect to a "loss corporation" such as the Company, the amount of post-ownership change annual taxable income of the loss corporation that can be offset by the loss corporation's pre-ownership change NOL carryovers generally cannot exceed an amount equal to the value of the equity of the loss corporation immediately before the ownership change (subject to various adjustments) multiplied by a prescribed long-term tax exempt rate announced monthly by the Service (5.78% for ownership changes occurring during July 1996) (the "Annual Limitation"). If it were to apply, the Annual Limitation could reduce significantly the value of the Company's NOL carryforwards.

     Based on its analysis of the transactions that will occur prior to and as a result of the Exchange, and on information available to the Company with respect to the identity of the Exchanging Noteholder, the Company intends to take the position that no ownership change of the Company will occur as a result of the Exchange. Furthermore, in order to reduce the risk of a subsequent ownership change, the Company intends to amend its by-laws and to seek consents from its shareholders which, together, will attempt to prohibit certain transfers of Common Stock that would trigger an ownership change for these purposes. See "Description of Common Stock -- Additional Stock Transfer Restrictions."

APPLICATION OF HIGH YIELD DEBT OBLIGATION RULES

     As noted above, the Senior Subordinated PIK Notes will be issued with original issue discount for Federal income tax purposes. Under the "AHYDO" rules contained in Sections 163(e) and (i) of the Code, if a debt obligation with a term of more than five years has "significant" OID, and has a yield to maturity of five percentage points or more in excess of the "applicable federal rate" (which is announced monthly by the Service and is generally based on the U. S. Treasury note rate for instruments of similar maturities), interest deductions with respect to OID accruing on such instrument may be deferred until such OID is paid in cash, or, if the yield to maturity exceeds six percentage points above the specified rate, the deduction for such excess will be denied completely and the OID with respect to such excess will be treated as dividend income, rather than interest income, to the holder (provided the issuer has adequate earnings and profits to support such a dividend).

     The Senior Subordinated PIK Notes will be issued with significant OID. Furthermore, assuming that neither the Secured Notes or the Senior Subordinated PIK Notes are traded on an established securities market, the resulting yield to maturity of the Senior Subordinated PIK Notes of approximately 13.39% exceeds the July 1996 applicable federal rate of 6.63% by more than six percentage points (the yield in excess of 12.63% is referred to as the "disqualified yield"). As a result, the Senior Subordinated PIK Notes are subject to the AHYDO rules, and the Company's deduction of OID on the Senior Subordinated PIK Notes is deferred until the OID is paid in cash. Furthermore, a portion of the OID (the "disqualified portion") equal to the portion of the total return on the Senior Subordinated PIK Note that bears the same ratio to the total return as the disqualified yield bears to the yield to maturity on the Senior Subordinated PIK Note will not be allowed to the Company as a deduction. A holder of a Senior Subordinated PIK Note will treat the disqualified portion as a dividend to the extent that it would have been treated as a dividend if distributed by the Company with respect to stock in the Company, and for corporate holders any amount so treated as a dividend is eligible for the dividends received deduction permitted under the Code.

THE REGISTRATION RIGHTS AGREEMENT

     The Registration Rights Agreement entered into between the Company and the Trustee should not, absent a Registration Default, have a material effect on the terms of the Senior Subordinated PIK Notes. However, if the Company causes a Registration Default with respect to the Senior Subordinated PIK Notes, the interest rate on the Senior Subordinated PIK Notes will increase, thereby creating additional OID on the Senior Subordinated PIK Notes. Furthermore, any such increase could increase the yield to maturity of the Senior Subordinated PIK Notes for the time period during which the increased interest rate applied to the Senior Subordinated PIK Notes such that an additional portion of the OID on the Senior Subordinated PIK Notes would be treated as dividend income. See "--Application of High Yield Debt Obligation Rules." The Company urges each holder to consult its tax advisor to determine the federal income tax consequences to it with respect to the possible increased interest rate caused by a Registration Default.

BACKUP WITHHOLDING

     Under the Code, a holder of a Senior Subordinated PIK Note may be subject, under certain circumstances, to "backup withholding" at a rate of 31% with respect to payments in respect of interest and OID thereon or the gross proceeds from the disposition thereof. This withholding generally applies only if the holder (i) fails to furnish his or her social security or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the Service that he or she has failed to report properly payments of interest and dividends and the Service has notified the Company that he or she is subject to backup withholding, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules does not constitute additional tax, and is allowable as a credit against such holder's federal income tax liability, provided that the required information is furnished to the Service. Holders of Senior Subordinated PIK Notes should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                       NOTICE TO EXCHANGING NOTEHOLDERS

     Each Exchanging Noteholder, by its execution of the Letter of Transmittal, will acknowledge, represent to and agree with the Company as follows:

     (1) It understands and acknowledges that the Transfer Restricted Securities have not been registered under the Securities Act or any other applicable securities law and may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities law, pursuant to an exemption therefrom and in each case in compliance with the conditions for transfer set forth in paragraph (4) below.

     (2) It is an "accredited investor" within the meaning of Regulation D under the Securities Act and is aware that any sale of Transfer Restricted Securities to it will be made in reliance on Regulation D.

     (3) It acknowledges that neither the Company nor any person representing the Company has made any representation to it with respect to the Company or the offering or sale of any Transfer Restricted Securities, other than in this Memorandum which has been delivered to it and upon which it is relying in making its investment decision with respect to the Transfer Restricted Securities. It has had access to such financial and other information concerning the Company and the Transfer Restricted Securities as it has deemed necessary in connection with its decision to acquire any of the Transfer Restricted Securities, including an opportunity to ask questions of and request information from the Company.

     (4) It is acquiring the Transfer Restricted Securities for its own account, or for one or more investor accounts for which it is acting as a fiduciary or agent, in each case for investment, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, subject to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control and subject to its or their ability to resell such Transfer Restricted Securities pursuant to any exemption from registration available under the Securities Act. It agrees on its own behalf and on behalf of any investor account for which it is acquiring the Transfer Restricted Securities, and each subsequent holder of the Transfer Restricted Securities by its acceptance thereof will agree, to offer, sell or otherwise transfer such Transfer Restricted Securities only (a)to the Company, (b)pursuant to a registration statement which has been declared effective under the Securities Act, or (c)pursuant to any other available exemption from the registration requirements of the Securities Act. Each Exchanging Noteholder acknowledges that the Company will reserve the right prior to any offer, sale or other transfer of the Transfer Restricted Securities pursuant to clause (c) above to require the delivery of an opinion of counsel, certifications and/or information satisfactory to the Company. Each Exchanging Noteholder acknowledges that each certificate for Transfer Restricted Securities will contain a legend substantially to the following effect:

          THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

          THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY ONLY (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR (C) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY'S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO IT.

     (5) It agrees on its own behalf and on behalf of any investor account for which it is acquiring any Transfer Restricted Securities (a "Holder") that all Common Stock currently held by such Holder ("Holder Stock") or shall be subject to the restrictions set forth in Article Nine of the By-Laws of the Company to the same extent as if such Holder Stock constituted "Post-Amendment Common Stock" (as such terms are defined in Article Nine of the

By-Laws). Each Exchanging Noteholder acknowledges that each certificate representing Holder Stock and Common Stock acquired pursuant to the Exchange Offer (the "Transfer Restricted Common Stock") will contain a legend substantially to the following effect:

          TRANSFER OF THESE SHARES IS SUBJECT TO RESTRICTIONS DESIGNED TO AVOID AN "OWNERSHIP CHANGE" WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. SUCH RESTRICTIONS ARE SET FORTH IN THE COMPANY'S PRIVATE PLACEMENT MEMORANDUM, DATED JUNE 28, 1996, RELATING TO A RESTRUCTURING TRANSACTION, THE LETTER OF TRANSMITTAL RELATED THERETO AND ARTICLE NINE OF THE BY-LAWS OF THE COMPANY. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO BE BOUND BY SUCH RESTRICTIONS. THE COMPANY WILL FURNISH TO THE RECORD HOLDER OF THIS CERTIFICATE, UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS, A COPY OF SUCH RESTRICTIONS.

     Upon the request of the Company, each Holder will deliver certificates representing the Transfer Restricted Common Stock currently held by such Holder to the Company or its agents so that the foregoing legend may be affixed thereto.

     (6) It acknowledges that the Company and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agrees that, if any of the acknowledgments, representations and agreements deemed to have been made by purchase of the Transfer Restricted Securities are no longer accurate, it shall promptly notify the Company. If it is acquiring any Transfer Restricted Securities as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgments, representations and agreements on behalf of each such account.

                                 LEGAL MATTERS

     The validity of Senior Subordinated PIK Notes offered hereby for the Company will be passed upon by Gibson, Dunn & Crutcher LLP, Dallas, Texas. The validity of the Common Stock offered hereby will be passed upon for the Company by Lionel Sawyer & Collins, Las Vegas, Nevada.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements, and other information with the Commission. The public may inspect and copy at prescribed rates such reports, proxy statements and other information that the Company has filed with the Commission at the public reference facilities that the Commission maintains at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Room 3190, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. In addition, the public may obtain such reports, proxy statements, and other information concerning the Company from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Neither the Exchange Act nor the regulations thereunder required the Company to file, and the Company has not filed, this Memorandum with the Commission.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents which have been filed with the Commission pursuant to the Exchange Act are being delivered to the potential Exchanging Noteholders with this Memorandum and are incorporated herein by reference: the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995 and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996. Exhibits to such documents are not included unless such exhibits are specifically incorporated by reference in such documents.

     Any statements contained in a document all or a portion of which is incorporated by reference in this Memorandum will be deemed to be modified or superseded for the purposes of this Memorandum to the extent that a statement contained in this Memorandum modifies or supersedes such statement. Any statement so modified will not be deemed a part of this Memorandum, except as so modified, and any statement so superseded will not be deemed part of this Memorandum.

================================================================================




                                US TRAILS INC.



                               PRIVATE PLACEMENT
                                  MEMORANDUM





                                  DEPOSITARY:


                             FLEET NATIONAL BANK,
                                 AS DEPOSITARY
                          CORPORATE TRUST OPERATIONS
                          777 MAIN STREET, CTMO 0224
                              HARTFORD, CT 06115
                         TELEPHONE NO. (860) 986-1271
                         FACSIMILE NO. (860) 986-7908

                         BY HAND DELIVERY IN NEW YORK:

                             SHAWMUT TRUST COMPANY
                            C/O FIRST CHICAGO TRUST
                              COMPANY OF NEW YORK
                      14 WALL STREET, 8TH FLOOR, WINDOW 2
                              NEW YORK, NY 10015







                                 June 28, 1996

================================================================================

                                  APPENDIX I
                                 DEFINED TERMS

          This appendix lists all of the defined terms in the Memorandum and indicates the page on which the Memorandum defines them.

Accredited Investors....................................... 19
Additional Series Notes............................ cover page
Affiliate Loans............................................ 52
Affiliate Transaction...................................... 49
Amendment.................................................. 78
Annual Limitation.......................................... 84
Annual Report.............................................. 21
Appraisals................................................. 22
Asset Sale................................................. 48
Blockage Notice............................................ 42
Business Combinations Act.................................. 63
Business Plan............................................... 1
By-Law Transfer Restrictions................................64
CIBC Wood Gundy............................................. 2
Clearing Agencies...........................................33
CM Strategic................................................ 2
COD........................................................ 83
Code........................................................ 9
Collection Accounts........................................ 72
Commencement Date.......................................... 20
Common Stock....................................cover page, 24
Company.............................................cover page
Concentration Account...................................... 72
Consent Payment............................................ 78
Contractual Transfer Restrictions.......................... 68
Control Shares Act......................................... 63
CPI........................................................ 36
Eligible Institution....................................... 33
Event of Default  *.....................................71, 73
Exchange................................................... 77
Exchange Act............................................... 87
Exchange Consideration............................. cover page
Exchange Offer..................................... cover page
Exchanging Noteholders............................. cover page
Expiration Date............................................ 32
Field Accounts............................................. 72
Holder..................................................... 86
Holder Stock............................................... 86
Initial Series Notes............................... cover page
Letter of Transmittal.............................. cover page

Material Assets  *......................................... 73
Material Event of Default  *............................... 73
Medallion Programs......................................... 33
Memorandum......................................... cover page
Minimum Exchange Condition......................... cover page
Minimum Tender Condition........................... cover page
NACO....................................................... 14
Net Cash Proceeds  *....................................... 71
NOL........................................................ 83
NOLs........................................................ 9
Notice of Withdrawal....................................... 34
Offer to Purchase.................................. cover page
OID Regulations............................................ 80
Operating Account.......................................... 73
pay the Senior Subordinated PIK Notes...................... 42
Payment Blockage Period.................................... 42
Payment-In-Kind Notes...................................... 79
Permitted Pari Passu Debt  *............................... 73
Post-Amendment Common Stock................................ 64
Purchase Price..................................... cover page
QSIPs...................................................... 79
Quarterly Report........................................... 21
Refinancing................................................ 60
Registration Default....................................... 70
Registration Rights Agreement.............................. 69
Resort Field Account....................................... 72
Restructuring Transaction.......................... cover page
RPI........................................................ 37
RPR......................................................... 8
SC Fundamental............................................. 18
Secondary Notes............................................ 41
Secured Note Indenture..................................... 70
Secured Notes...................................... cover page
Securities Act......................................... 19, 86
Senior Notes............................................... 14
Senior Secured Credit Facility............................. 25
Senior Secured Working Capital Facilities.................. 73
Senior Subordinated PIK Note Indenture..................... 40
Senior Subordinated PIK Notes.................. cover page, 24
Service................................................ 69, 77
Shelf Registration Statement............................... 69
Southmark.................................................. 14
Southmark Debt Securities.................................. 14
Special Committee.......................................... 17
Steering Committee.......................................... 2

Subsidiary Guarantee........................................ 4
Subsidiary Guarantors  *................................... 71
Tender Offer....................................... cover page
Tendering Noteholders....................................... 1
TIN........................................................ 85
Trails..................................................... 14
Transactions............................................... 31
Transfer Restricted Common Stock........................... 87
Trust Indenture Act........................................ 40
Trustee.................................................... 70
TTN Alliance Program....................................... 36
Voting Stock  *............................................ 71
Widely Distributed Public Offering  *...................... 71
Wilderness Management...................................... 37

*  As defined in the Secured Note Indenture.